As filed with the Securities and Exchange Commission on September 30, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIANZ AKTIENGESELLSCHAFT

(Exact Name of Registrant as Specified in Its Charter)

Federal Republic of Germany (State or other jurisdiction of incorporation or organization)	6411 (Primary Standard Industrial Classification Code Number)	Not applicable (IRS Employer Identification Number)

Königinstrasse 28,

80802 Munich,

Germany

(011) 49 89 3800 0

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter Huehne

Chief Financial Officer

Allianz of America Corporation

777 San Marin Drive,

Novato, California 94998

(415) 899-2646

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies of Communications to:

Dr. Peter Hemeling General Counsel Allianz AG Königinstrasse 28, 80802 Munich, Germany (011) 49 89 3800 0	William D. Torchiana Sullivan & Cromwell LLP 24, rue Jean Goujon 75008 Paris France (011) 331 7304 5890

Approximate date of commencement of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary shares, without par value	•	Not applicable	$14,193,750	$1,670.60

(1)	Allianz AG is registering a total of • ordinary shares, without par value (“Allianz shares”), in connection with the proposed merger of Riunione Adriatica di Sicurtà S.p.A. (“RAS”) with and into Allianz AG (the “merger”) described herein. This number is based on the (a) • ordinary shares of RAS (“RAS ordinary shares”) and • savings shares of RAS (“RAS savings shares” and, together with RAS ordinary shares, “RAS shares”) expected to be outstanding and held by U.S. residents (within the meaning of Rule 12g3-2(a) under the Securities Exchange Act of 1934) as of •, 2006, the expected record date for determination of the RAS shareholders entitled to vote on the merger and (b) an exchange ratio of • Allianz shares for each • RAS ordinary shares and of • Allianz shares for each • RAS savings shares pursuant to the merger.
(2)	The proposed maximum aggregate offering price of all of the Allianz shares registered in connection with the merger is $14,193,750. Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the approximate number of RAS ordinary shares and RAS savings shares to be cancelled in the merger (calculated as set forth in note (1) above) based upon a market value of $22.71 per RAS ordinary share and $58.95 per RAS savings share, the average of the high and low sale prices per RAS ordinary share and per RAS savings share, respectively, on the Milan Stock Exchange on September 26, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 30, 2005

Allianz AG

up to • million Ordinary Shares

This Prospectus relates to the delivery of ordinary shares (“Allianz shares”) of Allianz AG (“Allianz”), following its conversion into a European Company (Societas Europaea, or “SE”), to the holders of ordinary shares and savings shares of Riunione Adriatica di Sicurtà S.p.A. (“RAS”) in connection with the proposed merger of RAS with and into Allianz (the “merger”). As used in this Prospectus, unless the context otherwise requires, the term “Allianz” refers to Allianz AG and the terms “we,” “us,” “our,” “Allianz Group” and “Group” refer to Allianz and its direct and indirect subsidiaries as a consolidated group, and the term “RAS” refers to Riunione Adriatica di Sicurtà S.p.A. and the term “RAS Group” refers to RAS and, as applicable, RAS and its direct and indirect subsidiaries as a consolidated group.

Upon effectiveness of the merger, Allianz will by operation of law change its legal form to become a European Company, as provided for under European Union (“EU”) law and regulations. As used in this Prospectus, “Allianz shares” refer to the ordinary shares of Allianz following its conversion into an SE, and “Allianz SE” refers to Allianz following its conversion into an SE.

Subject to requisite shareholder approvals, we and RAS have agreed that RAS shareholders will receive in connection with the merger:

•	• of Allianz shares for each • RAS ordinary shares that they hold; and

•	• of Allianz shares for each • RAS savings shares that they hold.

Holders of the RAS ordinary shares are to vote on the merger plan at an extraordinary meeting of shareholders scheduled for February 3, 2006, on first call, and February 4, 2006, on second call. Separately, holders of the RAS savings shares are to vote on the merger at a special meeting of savings shareholders scheduled for February 3, 4 and 6, 2006, on first call, second call and third call, respectively. The merger plan will not become effective unless (a) a resolution approving the merger plan is passed at the extraordinary meeting of holders of RAS ordinary shares with the affirmative vote of holders of at least two-thirds of the RAS ordinary share capital participating in the vote on the resolution and (b) a resolution approving the resolution described in (a) above is passed at the special meeting of holders of RAS savings shares with the affirmative vote of holders of the majority of the RAS savings shares participating in the vote on the resolution, representing at least 20% of the total amount of the RAS savings share capital. At September 28, 2005, we owned approximately 55.5% of the outstanding RAS ordinary shares and 35.8% of the outstanding RAS savings shares. In addition, we have secured in over-the-counter derivative transactions a further 4.5% of the outstanding RAS savings shares.

Allianz shareholders will vote on the merger plan at an extraordinary meeting of shareholders, which is expected to be scheduled for February 8, 2006. The merger plan will not become effective unless a resolution approving it is passed with the affirmative vote of at least 75% of the Allianz share capital participating in the vote on the resolution.

The merger will become effective upon the registration of the merger in the commercial register for Allianz in Germany.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND A PROXY. If you are a shareholder listed in RAS’s share register, RAS will send you separate information regarding the relevant shareholders’ meeting(s) in accordance with Italian law. If you hold RAS shares through an intermediary such as a broker/dealer or clearing agency, you should consult with that intermediary about how to obtain information on the relevant shareholders’ meeting(s) of RAS.

The principal market on which Allianz shares trade is the Frankfurt Stock Exchange, where they trade under the symbol “ALV” (International Securities Identification Number DE 000840 4005). American Depositary Shares, or ADSs, each representing one-tenth of one Allianz share, are listed on the New York Stock Exchange under the symbol “AZ.” On September 26, 2005, the closing price of the shares on the XETRA trading system of the Frankfurt Stock Exchange was €107.74, and the closing price of the ADSs on the New York Stock Exchange was $12.95.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a crime.

We encourage you to read this Prospectus carefully, and in its entirety, including the list of risk factors relating to the merger that begins on page 8.

Prospectus dated •, 2005

ADDITIONAL INFORMATION

This document incorporates important business and financial information about us from documents filed with the Securities and Exchange Commission that are not included in or delivered with this document. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this Prospectus. Shareholders may obtain documents incorporated by reference into this Prospectus by requesting them in writing or by telephone from us at the following address:

Allianz AG

Investor Relations

Königinstrasse 28

80802 Munich

Germany

Telephone: +49 1802 2554269

Fax: +49 89 3800 3899

E-Mail: investor.relations@allianz.com

In order to receive timely delivery of the documents in advance of the RAS meetings of shareholders, you should make your request no later than •, 2006.

Allianz files annual and special reports and other information with the Securities and Exchange Commission, which in this document we refer to as the “SEC.” You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. The Allianz filings, and the registration statement filed by Allianz of which this Prospectus forms a part, are available at the Internet Web site maintained by the SEC at http://www.sec.gov.

Allianz has filed a registration statement on Form F-4 to register with the SEC the Allianz shares that RAS shareholders would receive in connection with the merger.

The SEC permits Allianz to “incorporate by reference” information into this Prospectus. This means that Allianz can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this Prospectus or by information contained in documents filed with or furnished to the SEC after the date of this Prospectus that is incorporated by reference into this Prospectus.

This Prospectus incorporates by reference Allianz’s Annual Report on Form 20-F for the year ended December 31, 2004, which was filed with the SEC on April 19, 2005. This document contains important information about us and our financial condition. Allianz also incorporates by reference into this Prospectus additional documents that it may file with or submit to the SEC under Sections 13(a), 13(c), 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended, from and including the date of this Prospectus to the dates of the respective RAS shareholders’ meetings held in connection with the merger. These include reports such as Annual Reports on Form 20-F and any other Reports on Form 6-K designated by Allianz as being incorporated by reference into this Prospectus.

The Allianz shares are listed and traded on all German stock exchanges, i.e., the Frankfurt Stock Exchange, the Baden-Württemberg Stock Exchange in Stuttgart, the Berlin-Bremen Stock Exchange, the Düsseldorf Stock Exchange, the Hanseatic Stock Exchange in Hamburg, the Hanover Stock Exchange and the Munich Stock Exchange. Furthermore, the Allianz shares are listed on the London Stock Exchange, SWX Swiss Exchange and Euronext Paris. Allianz ADSs are listed on the New York Stock Exchange, which in this document we refer to as the “NYSE.”

You can obtain any of the documents incorporated by reference through us or through the SEC’s Internet Web site, in each case as described above. In addition, if you have questions about the merger, you may contact:

Allianz AG

Investor Relations

Königinstrasse 28

80802 Munich

Germany

Telephone: +49 1802 2554269

Fax: +49 89 3800 3899

E-Mail: investor.relations@allianz.com

iii

References in this Prospectus to “$”, “U.S.$” and “U.S. dollars” are to United States dollars and references to “€” and “Euro” are to the Euro, the single currency established for participants in the third stage of the European Economic and Monetary Union (or EMU), commencing January 1, 1999.

This Prospectus is dated •, 2005. You should not assume that the information contained in, or incorporated by reference into, this Prospectus is accurate as of any date other than that date. Neither the mailing of this Prospectus to RAS shareholders nor the issuance by Allianz of ordinary shares in connection with the merger will create any implication to the contrary.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

iv

v

SUMMARY

This summary highlights selected information from this Prospectus. It does not contain all of the information that may be important to you. You should read carefully the entire Prospectus and the additional documents referred to in this Prospectus to fully understand the merger.

The Companies (see page 12)

Allianz AG

Königinstrasse 28

80802 Munich

Germany

Telephone: (011-49) 89-3800-0

We are among the world’s largest financial services providers, offering insurance, banking and asset management products and services through property-casualty, life/health, banking and asset management business segments. We are the largest German property-casualty and life/health insurance company and one of the largest insurance groups in the world, based on gross premiums written and statutory premiums, respectively, in 2004. We are also among the largest insurance companies in other countries, including France, Italy (which includes our interest in RAS), the United Kingdom, Switzerland and Spain, based on gross premiums written in 2004. We are the second-largest German financial institution, based on market capitalization at December 31, 2004.

RAS S.p.A.

Corso Italia 23

20122 Milan

Italy

Telephone: (011-39) 02-7216-1

The RAS Group is one of the leading financial services providers in Italy, offering insurance, banking and asset management products and services. RAS is the fourth-largest property-casualty insurer and second-largest life/health insurer in Italy, based on gross premiums written and statutory premiums, respectively, in 2004. RAS also has insurance operations in Austria, Switzerland and Portugal. With RAS’s acquisition of Banca Bnl Investmenti in 2004 and subsequent merger of these operations into RAS’s subsidiary, RasBank, RAS has an increasing presence in Italy’s financial services sector. Allianz is RAS’s largest shareholder, holding 55.5% of RAS’s total share capital as of September 28, 2005.

The Merger (see page 36)

If the merger plan is approved by the RAS shareholders and by our shareholders, RAS will be merged with and into Allianz having effect upon the registration of the merger in the commercial register for Allianz in Germany. Upon effectiveness of the merger, Allianz, as the absorbing entity, will by operation of law change its legal form from a German stock corporation (Aktiengesellschaft) to a European Company (Societas Europaea, or SE), as provided for under EU law and regulations. Subject to requisite shareholder approvals, we and RAS have agreed that RAS shareholders will receive in connection with the merger:

•	• of Allianz shares for each • RAS ordinary shares that they hold; and

•	• of Allianz shares for each • RAS savings shares that they hold.

The terms and conditions of the merger are contained in the merger plan entered into by Allianz and RAS on December •, 2005, which is included as an exhibit in the registration statement of which this Prospectus forms a part and is incorporated by reference into this Prospectus. We encourage you to read the merger plan carefully as it is the legal document that governs the merger.

If you are a RAS shareholder, you will receive Allianz shares, which are traded principally on the Frankfurt Stock Exchange under the symbol “ALV”. Allianz ADSs are listed on the NYSE under the symbol “AZ”.

Appraisal Rights and Cash Exit Rights (see page 58)

Italian law does not entitle the holders of RAS ordinary shares and RAS savings shares to formal appraisal rights in connection with the merger. RAS shareholders are, however, entitled to cash exit rights as provided for under Italian law. Those RAS shareholders that have exercised their cash exit rights will be entitled to receive a cash payment for their

RAS ordinary shares and RAS savings shares, as applicable, in lieu of receiving any Allianz shares. For further information in this regard, see “The RAS Shareholders’ Meetings—Appraisal Rights and Cash Exit Rights.”

Certain Tax Consequences (see page 66)

For a discussion of U.S. federal, Italian and German tax consequences of the merger to RAS shareholders, see “U.S. Federal, Italian and German Tax Consequences.”

Selected Financial Data of the Allianz Group

We present below our selected financial data as of and for each of the years in the five-year period ended December 31, 2004. We derived the selected financial data for each of the years in the five-year period ended December 31, 2004 from our audited annual consolidated financial statements, including the notes to those financial statements. All the data should be read in conjunction with our consolidated financial statements and the notes thereto. Certain of our financial statements are incorporated by reference into this Prospectus. See “Additional Information.”

We prepare our consolidated financial statements in accordance with International Financial Reporting Standards, which in this Prospectus we refer to as “IFRS.” IFRS differ in certain significant respects from U.S. generally accepted accounting principles, which in this Prospectus we refer to as “U.S. GAAP.” For a description of the significant differences between IFRS and U.S. GAAP as they relate to us and a reconciliation of our net income and shareholders’ equity under IFRS to U.S. GAAP, see Note 48 to our audited annual consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference into this Prospectus.

	At or For the Year Ended December 31,
	2004(1)	2004	2003	2002	2001	2000
	$	€	€	€	€	€
	(In millions, except per share data)
IFRS consolidated income statement data
Gross premiums written(2)
Property-Casualty	52,694	43,780	43,420	43,293	42,137	38,382
Life/Health	24,934	20,716	20,689	20,664	20,145	20,239
Consolidation adjustments(3)	(969)	(805)	(722)	(804)	(694)	(736)

Total	76,659	63,691	63,387	63,153	61,588	57,885
Premiums earned (net)	68,351	56,789	55,978	55,133	52,745	49,907
Total income
Property-Casualty	58,561	48,655	50,772	55,556	48,770	45,197
Life/Health	42,604	35,397	36,692	36,536	34,092	37,251
Banking Operations	14,529	12,071	13,830	21,275	12,755	1,722
Asset Management Operations	3,936	3,270	3,059	3,185	2,738	1,722
Consolidation adjustments(3)	(4,533)	(3,766)	(2,698)	(8,876)	(2,705)	(2,103)

Total	115,097	95,627	101,655	107,676	95,650	83,789
Net income (loss)	2,647	2,199	1,890	(1,496)	1,585	3,448
Basic earnings per share	7.23	6.01	5.59	(5.40)	6.51	14.05
Diluted earnings per share	7.20	5.98	5.57	(5.40)	6.51	14.05
U.S. GAAP consolidated income statement data
Net income (loss)	3,468	2,881	2,245	(1,260)	4,246	6,519
Basic earnings per share	9.47	7.87	6.71	(4.79)	16.30	28.85
Diluted earnings per share	9.42	7.83	6.70	(4.79)	16.30	28.85
IFRS consolidated balance sheet data
Group’s own investments(4)	569,657	473,294	394,821	395,321	462,219	337,793
Total assets	1,197,219	994,698	935,912	852,133	942,986	440,008
Total insurance reserves	427,513	355,195	311,471	305,763	299,512	284,824
Total liabilities	1,148,642	954,339	898,953	822,145	911,373	404,416
Issued capital and capital reserves	23,390	19,433	19,347	14,785	14,769	7,994
Shareholders’ equity(4)	37,105	30,828	28,592	21,674	31,613	35,592
Shareholders’ equity per share	101	84	85	78	114	127
Weighted average number of shares outstanding
Basic	440.4	365.9	338.2	276.9	277.8	279.8
Diluted	443.0	368.1	339.8	276.9	277.8	279.8
Dividends per share	2.11	1.75	1.50	1.50	1.50	1.50

	At or For the Year Ended December 31,
	2004(1)	2004	2003	2002	2001	2000
	$	€	€	€	€	€
	(In millions, except per share data)
U.S. GAAP consolidated balance sheet data
Shareholders’ equity	40,176	33,380	30,825	22,836	31,655	35,102
Shareholders’ equity per share	110	91	91	83	114	125
Other financial and operating data
Combined ratio	92.9%	92.9%	97.0%	105.7%	108.8%	104.9%
Third-party assets	703,653	584,624	564,714	560,588	620,458	336,424
Market capitalization	43,253	35,936	36,637	22,111	64,156	97,813

(1)	Amounts given in Euros have been translated for convenience only into U.S. dollars at the rate of $1.2036 = €1.00, the noon buying rate in New York for cable transfers in Euros certified by the Federal Reserve Bank of New York for customs purposes on September 26, 2005.
(2)	In some countries, health insurance operations are reflected in either or both of the property-casualty and life/health segments in accordance with local practice and regulatory considerations.
(3)	Represents the elimination of intercompany transactions between Allianz Group companies in different segments.
(4)	For additional information on Group’s own investments, see “Information on the Company—Asset Management Operations—Group’s Own Investments” in our Annual Report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference into this Prospectus.

Selected Financial Data of the RAS Group

The following table sets forth selected financial data of the RAS Group as of and for each of the years in the three-year period ended December 31, 2004. This selected financial data reflects financial data of the RAS Group as this data is consolidated in the audited annual consolidated statements of Allianz. This information is presented in accordance with IFRS. IFRS differ in certain significant respects from U.S. GAAP. For a description of the significant differences between IFRS and U.S. GAAP as they relate to the RAS Group and a reconciliation of its net income and shareholders’ equity under IFRS to U.S. GAAP, see Note 38 to the Consolidated Financial Statements of RAS included in this Prospectus. All the data should be read in conjunction with RAS’s consolidated financial statements and the notes thereto. Selected financial data at and for the years ended December 31, 2000 and 2001 is not included below due to the unreasonable effort or expense of preparing such information.

	At or For the Year Ended December 31,
	2004(1)	2004	2003	2002
	$	€	€	€
	(In millions, except per share data)
IFRS consolidated income statement data
Gross premiums written
Property-Casualty	7,717	6,412	6,242	5,970
Life/Health	2,250	1,869	1,975	2,068
Consolidation Adjustments(2)	(2)	(2)	(1)	(1)

Total	9,965	8,279	8,216	8,037
Premiums earned (net)	9,007	7,483	7,406	7,308
Total income
Property-Casualty	8,086	6,718	6,572	7,093
Life/Health	5,165	4,291	3,578	3,807
Personal Finance Services
Banking Operations	462	384	293	304
Asset Management Operations	236	196	190	239
Consolidation Adjustments(2)	(367)	(305)	(230)	(262)

Total	13,582	11,284	10,403	11,181
Net income	812	675	424	906
Basic earnings per ordinary share	1.22	1.01	0.63	1.25
Diluted earnings per ordinary share	1.22	1.01	0.63	1.25
Basic earnings per savings share	1.24	1.03	0.65	1.29
Diluted earnings per savings share	1.24	1.03	0.65	1.29
U.S. GAAP consolidated income statement data
Net income	869	722	566	951
Basic earnings per ordinary share	1.30	1.08	0.84	1.31
Diluted earnings per ordinary share	1.30	1.08	0.84	1.31
Basic earnings per savings share	1.32	1.10	0.86	1.35
Diluted earnings per savings share	1.32	1.10	0.86	1.35
IFRS consolidated balance sheet data
RAS Group’s own investments	70,273	58,386	38,669	37,836
Total assets	85,524	71,057	63,011	58,115
Total insurance reserves	65,490	54,412	35,581	35,485
Total liabilities	76,393	63,470	55,997	50,902
Issued capital and capital reserves	2,707	2,249	2,249	3,049
Shareholders’ equity	7,857	6,528	6,107	6,324
Shareholders’ equity per share	12	10	9	9
Weighted average number of ordinary shares outstanding
Basic	806.7	670.2	673.4	715.5
Diluted	806.7	670.2	673.4	715.5
Weighted average number of savings shares outstanding
Basic	1.7	1.4	2.0	9.4
Diluted	1.7	1.4	2.0	9.4
Dividends per share
Ordinary	.72	.60	.44	.37
Savings	.75	.62	.46	.41
U.S. GAAP consolidated balance sheet data
Shareholders’ equity	8,030	6,672	6,202	6,373
Shareholders’ equity per share	11.95	9.93	9.24	8.83
Other financial and operating data
Combined ratio	95.9%	95.9%	97.9%	101.3%
Third-party assets	20,617	17,129	13,924	12,446
Market capitalization	13,454	11,178	9,004	8,401

(1)	Amounts given in Euros have been translated for convenience only into U.S. dollars at the rate of $1.2036 = €1.00, the noon buying rate in New York for cable transfers in Euros certified by the Federal Reserve Bank of New York for customs purposes on September 26, 2005.
(2)	Represents the elimination of intercompany transactions between RAS Group companies in different segments.

Currencies and Exchange Rates

The table below sets forth, for the periods and dates indicated, information concerning the noon buying rate for the Euro, expressed in U.S. dollars per one Euro. The “noon buying rate” is the rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

	High	Low	Period average(1)	Period end
	($ per €1.00)
2000	1.0335	0.8270	0.9207	0.9388
2001	0.9535	0.8370	0.8952	0.8901
2002	1.0485	0.8594	0.9454	1.0485
2003	1.2597	1.0361	1.1321	1.2597
2004	1.3625	1.1801	1.2478	1.3538
2005
March	1.3465	1.2877	1.3079	1.2969
April	1.2972	1.2838	1.2934	1.2972
May	1.2936	1.2349	1.2603	1.2349
June	1.2320	1.2035	1.2165	1.2098
July	1.2200	1.1917	1.2043	1.2129
August	1.2434	1.2147	1.2362	1.2330
September (through September 26, 2005)	1.2538	1.2077	1.2252	1.2036

(1)	Computed using the average of the noon buying rates for Euros on the last business day of each month during the relevant annual period or on the first and last business days of each month during the relevant monthly period.

Comparative Per Share Data

The following tables present audited historical and unaudited pro forma per share data that reflect the completion of the merger based upon the historical financial statements of Allianz and RAS as of and for the year ended December 31, 2004. The pro forma data are not indicative of the results of future operations or the actual results that would have occurred had the merger been consummated at the beginning of the periods presented. You should read the data presented below together with the audited historical consolidated financial statements, including applicable notes, of Allianz incorporated by reference into this Prospectus and of RAS included in this Prospectus.

The first, second and third columns on the left in the tables below present audited historical per share amounts for Allianz shares, RAS ordinary shares and RAS savings shares, respectively. The fourth column presents unaudited pro forma data of the combined company per Allianz share. The fifth column sets forth unaudited pro forma equivalent data based on the number of Allianz shares to be issued in the merger. Solely for your convenience, the unaudited pro forma and pro forma equivalent amounts in the fourth and fifth columns have been converted into U.S. dollars at the noon buying rate on •, 2005.

For further information regarding the RAS ordinary shares and RAS savings shares, see Note 33 to the Consolidated Financial Statements of RAS included in this Prospectus.

	At and For the Year Ended December 31, 2004
	Allianz Historical per Allianz Share	RAS Historical per RAS Ordinary Share	RAS Historical per RAS Savings Share	Allianz/RAS Pro Forma per Allianz Share		Pro Forma Equivalent Per RAS Ordinary Share (Allianz Share multiplied by •)
	(€)	(€)	(€)	(€)	($)	(€)	($)
Amounts under IFRS:				(Unaudited)
Net income
Basic	6.01	1.01	1.03
Diluted	5.98	1.01	1.03
Dividends	1.75	0.60	0.62
Book value per share	84	9.72	9.72
Amounts under U.S. GAAP:
Net income
Basic	7.87	1.08	1.10
Diluted	7.83	1.08	1.10
Dividends	1.75	0.60	0.62
Book value per share	91	9.93	9.93

Comparative Market Price Data

The following table presents the per share closing prices for Allianz shares quoted on the XETRA trading system of the Frankfurt Stock Exchange and for RAS ordinary shares and RAS savings shares quoted on the Milan Stock Exchange. These prices are presented on the following dates:

September 9, 2005, the last trading day before the public announcement of the proposed merger; and

September 26, 2005, the latest practicable date before the printing of this Prospectus.

The table also presents implied equivalent per share values for RAS ordinary shares and RAS savings shares by multiplying the price per Allianz share, converted into U.S. dollars, on each of the two dates by the merger exchange ratio of • Allianz shares for each • RAS ordinary shares and • Allianz shares for each • RAS savings shares, respectively.

	Allianz share price		RAS ordinary share price		RAS savings share price		Implied value per RAS ordinary share	Implied value per RAS savings share
	(€)	($)	(€)	($)	(€)	($)	($)	(€)
September 9, 2005	109.07	131.28	17.61	21.20	23.33	28.08
September 26, 2005	107.74	129.68	18.84	22.68	47.20	56.81

You are urged to obtain current market quotations for Allianz shares, RAS ordinary shares and RAS savings shares before making a decision with respect to the merger.

Holdings of RAS Shares and Required RAS Shareholders’ Votes

As of June 30, 2005, directors and executive officers of RAS and their affiliates held 26,539 (or less than 0.004%) of the then outstanding RAS ordinary shares and none of the then outstanding RAS savings shares. The merger plan will not become effective unless (a) a resolution approving the merger plan is passed at the extraordinary meeting of holders of RAS ordinary shares with the affirmative vote of holders of at least two-thirds of the RAS ordinary share capital participating in the vote on the resolution and (b) a resolution approving the resolution described in (a) above is passed at the special meeting of holders of RAS savings shares with the affirmative vote of holders of the majority of the RAS savings shares participating in the vote on the resolution, representing at least 20% of the total amount of the RAS savings share capital.

Regulatory Requirements in Connection with the Merger

Prior to and related to the merger, RAS will transfer, or will cause to transfer, substantially all of the RAS Group’s assets into a newly-established Italian subsidiary of RAS, as described in “The Merger—Reorganization of RAS.” This transfer will require the approvals in Italy from the Istituto per la Vigilanza sulle Assicurazioni Private e di Interesse Collettivo (the “ISVAP”), the supervisory body responsible for regulating insurance and reinsurance businesses in Italy, and from the Commissione di Vigilanza sui Fondi Pensione (“COVIP”), the supervisory body responsible for regulating pension funds in Italy. With respect to the merger itself, Allianz is required to make notice filings in Italy, Germany and possibly in other jurisdictions in connection with the merger. In particular, in Italy, Allianz has to notify the Bank of Italy as a result of its anticipated increased shareholding in RasBank and RAS Asset Management SGR S.p.A., both subsidiaries of RAS. In Germany, Allianz is required to notify the German Federal Financial Supervisory Authority (the Bundesanstalt für Finanzdienstleistungsaufsicht, or BaFin) in connection with the merger. In addition, Allianz may have to make notice filings relating to the merger in certain other jurisdictions where Allianz and RAS have subsidiaries. At present, prior approval of the merger is not believed to be required in any of these jurisdictions.

Enforceability of Civil Liability and Service of Process

Allianz is incorporated under the laws of the Federal Republic of Germany, and all of the members of our management board and certain of the experts named or referred to herein are non-residents of the United States. A substantial majority of our assets and the assets of such non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce in U.S. courts judgments against such persons or judgments of such courts predicated upon the civil liability provisions of the U.S. federal securities laws. We have been advised by German legal counsel that there is doubt as to the enforceability in Germany, in original actions or actions for enforcement of judgments of U.S. courts, of claims based solely upon U.S. federal securities laws.

RISK FACTORS RELATING SPECIFICALLY TO THE MERGER

Our Annual Report on Form 20-F that is incorporated by reference into this Prospectus describes a variety of risks relevant to Allianz’s business and financial condition, which you are urged to read. The following discussion concerns risk factors relating specifically to the proposed merger.

Investors who wish to own RAS ordinary shares and RAS savings shares but who do not wish to hold Allianz shares may sell the Allianz shares they receive in the merger. This may put downward pressure on the market price of the Allianz shares that you will receive in the merger. Arbitrageurs may also adversely influence share prices.

For a number of reasons, some shareholders of RAS may wish to sell their RAS ordinary shares and RAS savings shares prior to completion of the merger, or the Allianz shares that they will receive in the merger. These sales or the prospect of such future sales, as well as arbitrage activities prior to the completion of the merger, could adversely affect the market price for RAS ordinary shares, RAS savings shares and Allianz shares and ADSs.

The merger ratio is fixed, based on intrinsic values of Allianz and RAS in accordance with German and Italian judicial and market practices and is not subject to any fluctuations in market price of Allianz shares. In addition, the market price of Allianz shares may decrease between the time you vote on the merger plan and the time the merger becomes effective. As a result, at the time you vote on the merger plan you will not know the market value you will receive for your RAS shares.

The merger exchange ratio is fixed, based on intrinsic values of Allianz and RAS in accordance with German and Italian judicial and market practices. The merger plan also does not contain a mechanism to adjust the merger exchange ratio in the event that the market price of Allianz shares declines. As a result, if the market price of Allianz shares at the effectiveness of the merger is lower than their market prices on the relevant date of the respective meetings of RAS shareholders, the market value of Allianz shares that you receive in the merger will be less than the market value on the date of the relevant shareholders’ meeting and may in any case be less than you paid for your RAS ordinary shares or RAS savings shares, as the case may be. We expect that the merger will become effective in summer 2006, but it may occur at some other time, depending in large part on whether there is shareholder litigation in Germany or Italy that impedes the effectiveness of the merger.

The trading market for RAS ordinary shares and RAS savings shares after the merger plan has been approved by the requisite shareholders’ meetings may be severely impaired or disrupted. As a result, until the merger becomes effective and you receive Allianz shares, the liquidity of the RAS ordinary shares and RAS savings shares may decline and their volatility may increase.

Following approval of the merger plan by the requisite shareholders’ meetings and prior to entry of the merger into the German commercial register for Allianz, the trading volume of RAS ordinary shares and RAS savings shares and the liquidity of the shares could decrease. This could result in substantial fluctuations in the trading price for RAS ordinary shares and RAS savings shares.

RAS ordinary shares and RAS savings shares are currently traded on the Milan Stock Exchange. If, after approval of the merger plan by the requisite shareholders’ meetings, the ordinary trading of RAS ordinary shares and RAS savings shares no longer appears to be ensured, the quotation of RAS ordinary shares and RAS savings shares could be discontinued or the admission of RAS ordinary shares and RAS savings shares to the Milan Stock Exchange could be revoked.

Benefits that we realize from the merger could be materially different from our current expectations.

The merger is aimed at implementing a business plan to create strategic synergies and efficiencies, as well as improving the competitive position of the Allianz Group and each of its companies in an increasingly global market of multinational players in the insurance industry. The full acquisition of RAS will enable Allianz to reorganize its Italian business in the future and to directly reallocate the holding of operations to Allianz. However, our estimates of the benefits that we may realize as a result of the merger involve subjective judgments that are subject to uncertainties. A variety of factors that are partially or entirely beyond our control could cause actual results to be materially different from what we currently expect, and any synergies that we realize from the merger therefore could as a result be materially different from our current expectations.

Allianz may, or RAS may be required to, make potentially significant cash payments to RAS shareholders who exercise cash exit rights in connection with the merger.

Under Italian law, RAS shareholders that properly exercise their cash exit rights will be entitled to receive a cash payment for their RAS ordinary shares and RAS savings shares, which is determined by averaging the closing prices for a RAS ordinary share and RAS savings share, respectively, on the Milan Stock Exchange over the six months prior to the publication of the notice convening the respective special meeting of RAS shareholders held to vote on the merger. In the event of the exercise of cash exit rights, Allianz, as a shareholder of RAS, is entitled to acquire RAS shares pro rata to its current ownership of such shares, for which cash exit rights have been exercised and to further request to acquire the shares remaining unpurchased after the offer. Allianz intends to make use of this right to purchase RAS shares to the extent possible. Alternatively, under Italian law, RAS would be required to purchase any RAS shares, for which cash exit rights have been exercised and which have not been acquired by Allianz or any other person, by using available legal reserves or through a voluntary decrease of its nominal share capital. The amount of these cash payments could be significant depending on if and to what extent RAS shareholders exercise their cash exit rights. The payment of any amount to RAS shareholders who exercise cash exit rights would reduce the available cash reserves of the combined company to the extent we, or RAS is required to, purchase RAS shares pursuant to the exercise of these cash exit rights. For further information on cash exit rights under Italian law, see “The RAS Shareholders’ Meetings—Appraisal Rights and Cash Exit Rights.”

The merger exchange ratio was determined using valuation methodologies routinely used in German and Italian mergers and in accordance with German and Italian judicial and market practices. You should not assume that the methodology employed produces values that everyone would agree are intrinsically correct or representative of fair value. You should also not assume that the merger valuations are indicative of future market prices or valuations.

The merger exchange ratio will be determined employing valuation methodologies employed in German and Italian merger transactions in accordance with German and Italian judicial and market practices. A German and an Italian court-appointed merger valuation auditor will review the ratio and pronounce as to whether it is “appropriate” (angemessen or congruo). Other valuation methodologies might, however, produce different results, particularly if underlying assumptions are modified.

You should make your own assessment concerning the RAS shares and the merger exchange ratio, calling on your advisors as you deem appropriate. You should not assume that everyone would agree that the relative valuations applied are intrinsically correct or representative of fair value. You should also not assume that they are indicative of future market prices or valuations.

If Allianz and/or RAS shareholders contest the approval of the merger plan, we could be prevented from registering the merger in the commercial register for Allianz in Germany, which would delay the effectiveness of the merger.

Under German law, Allianz shares will not be issued to RAS shareholders until the merger is registered in the commercial register for us in Germany, which may only take place after registration of the implementation of the capital increase for purposes of the merger in the commercial register for us in Germany. Allianz shareholders could contest the merger by filing an action to set aside the resolution by the Allianz extraordinary meeting of shareholders approving the merger plan within one month from the date of the shareholders’ meeting. The merger will not be registered in the commercial register in Germany if a shareholder contest is pending unless the competent court determines, upon application by Allianz, that the pending contestation suit can be disregarded in respect of, and does not bar, the registration of the merger; during that time the RAS shares would remain outstanding. An action could be brought on the basis of alleged procedural irregularities, an unfair merger exchange ratio or material defects in relation to the merger plan or the merger resolution itself, including violation of information rights. If an Allianz shareholder files any of these types of actions, it would have the effect of delaying the effectiveness of the merger, which could adversely affect our strategic plan to fully integrate RAS into Allianz and the expected benefits from doing so.

In addition, there are very limited circumstances under Italian law where a contestation suit brought by RAS shareholders could prevent us from registering the merger in the commercial register for Allianz in Germany. Holders of RAS ordinary shares and/or RAS savings shares, who are absent from their respective shareholders’ meeting or who abstain from or dissent in the vote relating to the merger and who hold at least one-thousandth of RAS’s ordinary share capital or savings share capital, respectively, could contest the merger by filing an action within 90 days after the registration of the merger resolution in the Companies’ Register for RAS in Milan, Italy and requesting a suspension of the effectiveness of the merger resolution approved by RAS shareholders. If these RAS shareholders contest the respective merger resolution asserting that they would suffer irreparable harm if the merger is implemented and succeed in proving the existence of a prima facie case, a competent court could issue an injunction suspending the implementation of the merger resolution. If such an injunction is imposed, the implementation of the merger resolution could be delayed or hindered under Italian law. For as long as the merger resolution remains suspended under Italian law, we would be prevented from registering the merger in the commercial register for Allianz in Germany, which would have the effect of delaying the effectiveness of the merger, which could adversely affect our strategic plan to fully integrate RAS into Allianz and the expected benefits from doing so.

For further information on contestation suits under German and Italian law, see “The RAS Shareholders’ Meetings—Contestation Suits.”

If Allianz and/or RAS shareholders contest the approval of the merger plan on the basis of an alleged unfair merger exchange ratio and the merger becomes effective despite such lawsuit(s) pending, we could be held liable for monetary damages.

Holders of Allianz shares and RAS shares could file contestation suits in Germany and Italy, respectively, against the resolutions approving the merger by asserting that the merger exchange ratio is unfair. Allianz shareholders could file such an action within one month from the date of the Allianz extraordinary meeting of shareholders approving the merger plan. Holders of RAS ordinary shares and/or RAS savings shares, who are absent from their respective shareholders’ meeting or who abstain from or dissent in the vote on the merger plan and who hold at least one-thousandth of RAS’s ordinary share capital or savings share capital, respectively, could challenge the merger resolution by alleging an unfair exchange ratio within 90 days after the registration of the merger resolution in the Companies’ Register for RAS in Milan, Italy. If the merger has become effective despite such lawsuit(s) pending, we could be held liable for monetary damages in the event that a competent court ultimately finds that the relevant contestation suit is legally founded. For further information on contestation suits under German and Italian law, see “The RAS Shareholders’ Meetings—Contestation Suits.”

FORWARD-LOOKING STATEMENTS

This Prospectus includes “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. The discussion under the heading “The Merger—Reasons for the Merger” in this Prospectus, in particular, contains numerous forward-looking statements. In the Allianz Annual Report on Form 20-F that is incorporated by reference into this Prospectus, the “Information on the Company” discussion in Item 4, “Operating and Financial Review and Prospects—Management Overview” discussion in Item 5 and “Quantitative and Qualitative Disclosures About Market Risk” discussion in Item 11 in particular contain numerous forward-looking statements, although such statements also appear elsewhere in that Annual Report. These statements relate to, among other things, our future financial performance, plans and expectations regarding developments in our business, growth and profitability, and general industry and business conditions applicable to the Allianz. These forward-looking statements can generally be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or other similar terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections about future events. These forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements or those of our industry to be materially different from or worse than those expressed or implied by these forward-looking statements. These factors include, without limitation:

•	general economic conditions, including in particular economic conditions in our core business areas and core markets;

•	function and performance of global financial markets;

•	frequency and severity of insured loss events, including natural catastrophies, terror attacks, and environmental and asbestos claims;

•	mortality and morbidity levels and trends;

•	persistency levels;

•	interest rate levels;

•	currency exchange rate developments, including the Euro/U.S. dollar exchange rate;

•	levels of additional loan loss provisions;

•	further impairments of investments;

•	general competitive factors, in each case on a local, regional, national and global level;

•	changes in laws and regulations, including in the United States and in the European Union;

•	changes in the policies of central banks and/or foreign governments;

•	the impact of acquisitions, including related integration and restructuring issues; and

•	terror attacks, events of war, and their respective consequences.

ALLIANZ AG

Allianz is a stock corporation organized in the Federal Republic of Germany under the German Stock Corporation Act. It was incorporated as Allianz Versicherungs-Aktiengesellschaft in Berlin, Germany on February 5, 1890. Allianz is registered in the Commercial Register in Munich, Germany under the entry number HR B 7158. Allianz is the ultimate parent company of the Allianz Group.

The Allianz Group is among the world’s largest financial services providers, offering insurance, banking and asset management products and services through property-casualty, life/health, banking and asset management business segments. We are one of the largest insurance groups in the world based on gross premiums written and statutory premiums for our property-casualty and life/health operations, respectively, in 2004. Based on these measures in 2004, we are the largest German property-casualty and life/health insurance company. We are also among the largest insurance companies in other countries, including France, Italy, the United Kingdom, Switzerland and Spain. We are the second-largest German financial institution, based on market capitalization at December 31, 2004. As of August 31, 2005, we had financial strength ratings of A+ from A.M. Best and AA– from Standard & Poor’s, both with a stable outlook and an Aa3 senior unsecured debt rating with a stable outlook from Moody’s.

For further information about the Allianz Group, please refer to Allianz’s reports filed with the SEC that are incorporated by reference into this Prospectus as described under “Additional Information.”

Our principal executive offices are located at Königinstrasse 28, 80802 Munich, Germany, and our telephone number is +49 89 3800 0. We maintain a Web site on the Internet at www.allianz.com, but the information found on that Web site or other Web sites is not part of this Prospectus.

Recent Developments

Since the filing of Allianz’s 2004 Annual Report on Form 20-F, which is incorporated by reference into this Prospectus, the following developments have occurred:

Sale of Non-Strategic Loan Portfolio of Dresdner Bank AG

On June 1, 2005, Dresdner Bank AG reached an agreement with a consortium of Lone Star and Merrill Lynch to sell a portfolio of German corporate and real estate loans of €1.4 billion nominal amount. The portfolio is part of the non-strategic business of Dresdner Bank AG, which is managed by the IRU. The sale closed in the third quarter of 2005.

Sale of Interest in Bilfinger Berger

On June 7, 2005, Dresdner Bank AG disposed of its 25% interest in Bilfinger Berger AG, which corresponded to approximately 9.2 million shares, to institutional investors at a price of €37.75 per share.

Update of the KirchMedia Proceeding

In connection with the formal demand by the insolvency administrator of KirchMedia GmbH & Co. KGaA (“KirchMedia”) on Dresdner Bank AG to compensate the insolvency assets (Insolvenzmasse) of KirchMedia for the loss of a 25% shareholding in the Spanish television group Telecinco (as described further in Item 8: “Financial Information—Legal Proceedings” in our 2004 Annual Report on Form 20-F incorporated by reference into this Prospectus), the insolvency administrator filed an action for a part of the claim in June 2005. The management of Dresdner Bank AG believes that there is no valid basis for the insolvency administrator’s demand.

In re Insurance Brokerage Antitrust Litigation

Three members of the Fireman’s Fund group of companies in the U.S., subsidiaries of Allianz, are amongst the roughly 135 defendants named in a class action filed on August 1, 2005 in the United States District Court District of New Jersey, captioned In re Insurance Brokerage Antitrust Litigation, in connection with allegations relating to contingent commissions in the insurance industry.

Standard & Poor’s and A.M. Best Upgrade Outlooks on Allianz to Stable

Allianz has strong ratings with all major rating agencies. In the six months ended June 30, 2005,

these ratings remained unaltered from December 31, 2004. Standard & Poor’s (S&P) maintained its “AA–” long-term insurer financial strength and counterparty credit ratings. A.M. Best continued to rate Allianz as “A+”, its second highest rating category. Both agencies recognize our progress in strengthening our operating profitability and, in turn, upgraded their outlook in early August 2005 from negative to stable.

Hurricane Katrina and Alpine Floods

As a result of the significant damage caused by Hurricane Katrina in the United States and the Alpine floods in Europe in August 2005, Allianz has preliminarily estimated that the cost to the Allianz Group of these natural catastrophes to be approximately €500 million, before taxes and minority interests, representing approximately 1.2 percentage points of the Group’s combined ratio.(1) Hurricane Katrina-related losses are estimated to reach up to €470 million for the Group. Impact on the Group’s net income is expected to be a net loss of approximately €300 million. The foregoing estimates are subject to change as further information becomes available regarding these two events.

Corporate Governance Changes in Connection with Merger

On September 11, 2005, in connection with Allianz’s announcement of its planned conversion into an SE and the merger of RAS into Allianz, it also announced the effect this conversion will have on the corporate governance on Allianz and changes to the company’s Management Board. In particular, the current two-tier system consisting of a Management Board and a supervisory board will be maintained under the new European Company structure. The Management Board and Supervisory Board have agreed that the employee co-determination on a parity basis will continue. The Supervisory Board of Allianz acknowledged the proposal of the Management Board to reduce the number of the Supervisory Board members to twelve from the current twenty and will forward it to the respective bodies for discussion purposes in order to prepare a basis for a resolution of the shareholders’ meeting of Allianz. In the future, employees from various European countries, instead of from Germany only as currently, will be represented on the Supervisory Board, subject to negotiations of employee co-determination for Allianz SE.

In addition, the Supervisory Board has appointed the following individuals as new members of the Management Board with effect from January 1, 2006:

Enrico Cucchiani, currently Chief Executive Officer of Lloyd Adriatico, will in future be responsible on the Management Board of Allianz for the insurance markets Italy, Spain, Switzerland, Austria, Portugal, Turkey and Greece, as well as for the company’s Sustainability Program across all property-casualty businesses.

Jean-Philippe Thierry, currently Chief Executive Officer of AGF, will in future be responsible on the Management Board of Allianz for the insurance markets France, Benelux, the Middle East, South-America, Africa as well as for Credit Insurance, Assistance and the Sustainability Program in the Life business.

In addition, Clement Booth, currently Chief Executive Officer of AON Re International, will join the Management Board of Allianz. He will be responsible on the board for the insurance markets of the United Kingdom, Ireland and Australia, as well as reinsurance business, Allianz Global Risks, Allianz Marine & Aviation and Allianz Risk Transfer.

Under the chairmanship of Chief Executive Officer Michael Diekmann, the Management Board of Allianz will also include: Paul Achleitner, head of Group Finance; Jan Carendi, NAFTA and Customer Focus; Joachim Faber, Asset Management; Helmut Perlet, Chief Financial Officer; Gerhard Rupprecht, IT and in future the insurance businesses in Germany; Herbert Walter, Banking; and Werner Zedelius, Growth Markets (CEEMA, Russia and Asia).

As a result, Allianz’s Management Board will comprise six different nationalities.

(1)	Combined ratio represents the ratio of net claims incurred and net acquisition costs and administrative expenses to net premiums earned.

The following current members of Allianz’s Management Board will resign upon their own initiative from the Management Board with effect from December 31, 2005: Detlev Bremkamp, currently board member for Europe II and for international reinsurance and industrial insurance business, and Reiner Hagemann, currently responsible for Europe I and Credit Insurance.

In the future, the Group will operate its insurance activities in Germany — the Property-Casualty and the Life/Health business — under one holding company to be newly created. Gerhard Rupprecht, currently Chief Executive Officer of Allianz Leben, will be Chief Executive Officer of the German insurance operations. His successor as Chief Executive Officer of Allianz Lebensversicherungs AG will be Maximilian Zimmerer, currently Chief Financial Officer of Allianz Lebensversicherungs AG from January 1, 2006. Thomas Pleines, currently Chief Executive Officer of Allianz Suisse, will be Chief Executive Officer of Allianz Versicherungs AG from January 1, 2006.

Financing in Connection with the Tender Offer for RAS shares

The maximum cash outlay for the tender offer that Allianz announced on September 11, 2005 for RAS shares (see “Relationship Between Allianz and RAS—Tender Offer and Additional Share Purchases”) is expected to total €5,717,842,349, of which approximately €3.2 billion will be paid out of Allianz’s own funds and the residual amount of approximately €2.5 billion will be paid out of the liquidation of marketable securities as well as from existing credit lines with leading international commercial banks.

RIUNIONE ADRIATICA DI SICURTÀ S.p.A

Overview

RAS is a stock corporation (società per azioni) organized in Italy. It was incorporated as Riunione Adriatica di Sicurtà in Trieste, Italy in 1838. It is registered in the Companies’ Register in Milan, Italy under the entry number 00218610327. RAS’s registered office is located at Corso Italia 23, 20122 Milan, Italy, telephone (39) 02.7216.1. Allianz, one of the world’s leading financial services providers, holds 55.5% of RAS’s total share capital, 55.5% of RAS ordinary shares and 35.8% of RAS savings shares as of September 28, 2005. In addition, Allianz has secured in over-the-counter derivative transactions a further 4.5% of the outstanding RAS savings shares. RAS ordinary shares and RAS savings shares are listed on the Milan Stock Exchange. As of August 31, 2005, RAS had financial strength ratings of A+ from A.M. Best and AA– from Standard & Poor’s, both with a stable outlook and an Aa3 senior unsecured debt rating with a stable outlook from Moody’s.

The RAS Group is a leading group in the insurance and financial markets in Italy, based on gross premiums written in the property-casualty sector and based on statutory premiums in the life/health sector, with approximately five million private and business clients in Italy. From its headquarters in Milan, Italy, RAS offers a variety of insurance and pension products as well as asset management and banking services. At the end of 2004, RAS’s sales network consisted of 1,891 insurance agents; 2,938 financial advisors and private bankers, and, through bancassurance agreements with the UniCredit Group, approximately 2,753 bank branches. Genialloyd, a RAS Group company, was Italy’s leading online insurance provider based on gross premiums written in 2004.

RAS has also expanded its operations into other European countries and now has insurance operations in Austria, Switzerland and Portugal, which are locally managed by RAS subsidiaries. Gross premiums written by RAS’s non-Italian business represented approximately 40.1% and 17.5% of RAS’s total gross premiums written and statutory premiums for its property-casualty and life/health operations, respectively, in 2004. RAS also has a 50% interest in the travel insurance company, Mondial Assistance Group, which is managed and operates on a global basis and a 50% ownership interest in AGF RAS Holding BV, the holding company for property-casualty and life/health operations in Spain.

At December 31, 2004, RAS employed more than 11,735 persons in its insurance, banking and asset management businesses, of whom more than 5,962 were based outside Italy.

Insurance Operations—Italy

Property-Casualty. RAS is the fourth-largest property-casualty insurer in the Italian market as measured by gross premiums written in 2004. The RAS Group operates in all personal and commercial property-casualty lines throughout Italy. RAS distributes Allianz property-casualty products and services primarily through an extensive network of general agents, brokers and through Internet and telephone-based direct sales channels.

RAS’s property-casualty operations in Italy recorded gross premiums written of €3,934 million in 2004, €3,784 million in 2003 and €3,645 million in 2002.

Life/Health. RAS is the second-largest life insurer in the Italian market based on statutory premiums in 2004. RAS’s individual life policies are primarily endowment policies but also include annuities and other policies, including capitalization and other products. Consistent with trends in the Italian market, generally, RAS’s products include an increasing amount of unit-linked policies, where policyholders participate directly in the performance of policy-related investments. Sales of unit-linked products sold through banks represented 64.9% of RAS’s total statutory life premiums in Italy, reflecting the importance of this distribution channel. The unit-linked policies include products linked to funds managed by RAS, as well as by third-party investment managers.

RAS’s life/health insurance operations in Italy recorded statutory premiums of €6,945 million in 2004, €7,657 million in 2003 and €6,506 million in 2002.

Insurance Operations—Rest of Europe

The RAS Group is active in Austria through Allianz Elementar Versicherungs AG, Vienna (property-casualty) and Allianz Elementar Lebensversicherungs AG, Vienna (life/health), in which, RAS holds a 50.10% and 49.6% ownership interest, respectively. In 2004, these Austrian companies recorded gross premiums written of €925 million from RAS’s property-casualty operations and statutory premiums of €335 million from RAS’s life/health operations.

The RAS Group operates in Portugal through Companhia de Seguros Allianz Portugal SA, Lisbon (property-casualty and life/health), in which RAS holds a 64.85% ownership interest. In 2004, RAS’s gross premiums written in Portugal amounted to €315 million from RAS’s property-casualty operations and statutory premiums totaled €85 million from RAS’s life/health operations.

The RAS Group operates in Switzerland primarily through Allianz Suisse Versicherungsgesellschaft, Zurich (property-casualty) and Allianz Suisse Lebensversicherungsgesellschaft, Zurich (life/health), in which, in each case, RAS holds a 69.8% ownership interest. The RAS Group also operates through Alba Allgemeine Versicherung, Basilea (property-casualty), CAP Compagnie d’Assurance de Protection Juridique, Zug (legal expense insurance), Phènix Compagnie d’Assurances sur la Vie Losanna (life/health), and Phènix Compagnie d’Assurances, Losanna (property-casualty). In 2004, these Swiss companies recorded gross premiums written of €1,238 million from their property-casualty operations and statutory premiums of €1,054 million from their life/health operations.

RAS’s property-casualty operations outside of Italy recorded gross premiums written of €2,478 million in 2004, €2,458 million in 2003 and €2,325 million in 2002. RAS’s life/health insurance operations outside of Italy recorded statutory premiums of €1,474 million in 2004, €1,603 million in 2003 and €1,538 million in 2002.

Personal Finance Services

The RAS Group’s personal finance services segment comprises various banking and asset management operations.

Banking Operations. The RAS Group’s banking operations are primarily conducted through RasBank and Investitori Sgr.

RasBank is the multichannel bank of the RAS Group. Established in 1990, RasBank underwent a rapid expansion in 2002 through the acquisition of the Dival Ras, Ras Investimenti Sim, Commerzbank Asset Management Italia, BPVi Suisse and Bnl Investimenti network of financial promoters. RasBank offers its approximately 500,000 clients a wide range of banking and financial services through call centres, the Internet and though a network of more than 3,000 financial promoters across the nation.

Investitori Sgr is the RAS Group company created to cater for private banking needs. Established in 2001, Investitori Sgr operates through a network of private bankers, offering its clients an extensive choice of personalized portfolios of stocks and other securities together with an exclusive range of investment funds.

Asset Management. The RAS Group’s asset management operations are conducted primarily by RAS Asset Management Sgr. RAS Asset Management Sgr operates in the sector of public funds, funds of funds, personal and institutional property management and private equity funds.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF RAS

The following discussion should be read in conjunction with the consolidated financial statements of RAS including the notes thereto, which are included in this Prospectus. The consolidated financial statements of RAS are prepared in accordance with IFRS, which differ in certain respects from U.S. GAAP. For a description of the significant differences between IFRS and U.S. GAAP and a reconciliation of net income and shareholders’ equity under IFRS to U.S. GAAP, see Note 38 to the Consolidated Financial Statements of RAS included in this Prospectus. Unless otherwise indicated, the data regarding market share is based on market statistics released by Associazione Nazionale fra le Impresse Assicurazioni (ANIA), the Italian association of insurance companies. In addition, unless otherwise indicated, property-casualty and life/health insurance market share data are based on gross premiums written and statutory premiums, respectively.

Critical Accounting Policies and Estimates

The accounting policies and estimates that are critical to RAS’s business operations and the understanding of its results of operations are described below. These critical accounting policies and estimates are those which involve the most complex or subjective decisions or assessments, and relate to property-casualty and life/health insurance reserves, the determination of the fair value of financial assets and liabilities (including impairment charges), goodwill, deferred policy acquisition costs, deferred taxes, and pension and similar reserves. In each case, the determination of these items is fundamental to RAS’s financial position and results of operations, and requires management to make complex judgments based on information and financial data that may change in future periods. As a result, determinations regarding these items necessarily involve the use of assumptions and subjective judgments as to future events and are subject to change, and the use of different assumptions or data could produce materially different results.

Property-Casualty Insurance Reserves

Reserves for loss and loss adjustment expenses are established for the payment of losses and loss adjustment expenses (LAE) on claims which have occurred but are not yet settled. Reserves for loss and loss adjustment expenses fall into two categories: case reserves for reported claims and reserves for incurred but not reported (IBNR) claims.

Case reserves for reported claims are based on estimates of future payments that will be made in respect of claims, including LAE relating to such claims. Such estimates are made on a case-by-case basis, based on the facts and circumstances available at the time the reserves are established. The estimates reflect the informed judgment of claims personnel based on general insurance reserving practices and knowledge of the nature and value of a specific type of claim. These case reserves are regularly re-evaluated in the ordinary course of the settlement process and adjustments are made as new information becomes available.

IBNR reserves are established to recognize the estimated cost of losses from claims that have occurred at the date of the consolidated balance sheet but where RAS has not yet been notified. IBNR reserves, similar to case reserves for reported claims, are established to recognize the estimated costs, including expenses, necessary to bring claims to final settlement (or ultimate loss). Since nothing is known about the occurrence, past experience, adjusted for current trends and any other relevant factors, is relied upon. IBNR reserves are estimates based on actuarial and statistical projections of the expected cost of the ultimate settlement and administration of claims. The analyses are based on facts and circumstances known at the time, predictions of future events, estimates of future inflation and other societal and economic factors. Late reported claim trends, claim severity, exposure growth and future inflation are examples of factors used in projecting the IBNR reserves. IBNR reserves are reviewed and revised periodically as additional information becomes available and actual claims are reported.

The process of estimating loss and LAE reserves is by nature imprecise, due to the large number of variables affecting the ultimate loss. Some of these variables are internally driven, such as changes in claims handling procedures, introduction of new IT systems, or company acquisitions and divestitures.

Other variables affecting the estimation process are externally driven, such as inflation, judicial trends, and legislative changes. The uncertainty in the reserve estimation is reduced to the extent possible through the use of multiple actuarial and reserving techniques and analysis of the assumptions underlying each technique.

Life/Health Insurance Reserves

The aggregate policy reserves for long-duration insurance contracts, such as traditional life insurance and health insurance products, are computed in accordance with SFAS 60 using the net level premium method, which represents the present value of estimated future policy benefits to be paid less the present value of estimated future net premiums to be collected from policyholders. This method uses best estimate assumptions for mortality, morbidity, expected investment yields, surrenders and expenses at the policy inception date, which remain locked-in thereafter. The aggregate policy reserves are adjusted for a provision of adverse deviation, which is used to provide a margin for fluctuation and uncertainty inherent in the assumption setting process.

The aggregate policy reserves for traditional participating life insurance products are computed in accordance with SFAS 120 using the net level premium method. This method uses best estimate assumptions for mortality, morbidity and interest rates that are guaranteed in the contract or are used in determining the dividends.

The aggregate policy reserves for universal-life type and investment contracts in accordance with SFAS 97 are equal to the account balances of such policies, which represents premiums received and investment return credited to these policies less deductions for mortality costs and expense charges allocated to these policies.

Current and historical client data, as well as industry data, are used to determine these assumptions. Assumptions for interest reflect expected earnings on assets, which back the future policyholder benefits. The information used in setting such assumptions includes, but is not limited to, pricing assumptions, available experience studies, profitability analysis.

Fair Values of Financial Assets and Liabilities

A significant portion of RAS’s assets and liabilities is recorded at fair value, including trading assets and liabilities, and securities available-for-sale. Fair value determinations for financial assets and liabilities are based generally on listed market prices or broker or dealer price quotations. If prices are not readily determinable, fair value is based on either internal valuation models or management’s estimate of amounts that could be realized under current market conditions. Fair values of certain financial instruments, including over-the-counter (OTC) derivative instruments, are determined using pricing models that consider, among other factors, contractual and market prices, correlations, time value, credit, yield curve volatility factors and/or prepayment rates of the underlying positions. The use of different pricing models and assumptions could lead to different estimates of fair value.

Impairments of Available-for-Sale Securities

All investments in RAS’s investment portfolio are subject to regular impairment reviews. Generally, the carrying value of RAS’s investments is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments are measured as the difference between the amortized cost of a particular investment and the current fair value (for equity instruments) or the recoverable amount (for debt instruments).

Fixed Income Securities

Fixed income securities classified as available-for-sale are carried at fair value. An impairment on a fixed income security is recorded if a decline in the fair value of a fixed income security is other-than-temporary. Objective evidence that decline in the fair value of a fixed income security is other-than-temporary or uncollectible includes information regarding:

•	significant financial difficulty of the issuer;

•	an actual breach of contract, such as a default or delinquency in interest or principal payments;

•	granting by the lender to the borrower, for economic or legal reasons relating to the borrower’s financial difficulty, of a concession that the lender would not otherwise consider;

•	a high probability of bankruptcy or other financial reorganization of the issuer;

•	recognition of an impairment loss on that asset in a prior financial reporting period;

•	the disappearance of an active market for that financial asset due to financial difficulties; or

•	a historical pattern of collections of accounts receivable that indicates that the entire face amount of a portfolio of accounts receivable will not be collected.

However, the disappearance of an active market because an issuer’s securities are no longer publicly traded is not evidence of impairment. A downgrade of an issuer’s credit rating is not, of itself, evidence of impairment, though it may be evidence of impairment when considered with other available information.

Additionally, if no positive intention or ability of management to hold a security through the anticipated recovery period exists, an impairment is recorded. All fixed income securities are analyzed where the recoverable amount has been permanently below amortized cost for more than 6 months by more than 20%. In such instances, additional subjective criteria for diminution in value are taken into account, including:

•	significant downgrade (already occurred or imminent) by one or several rating agencies;

•	accumulation of defaults within a certain industry or geographic region;

•	change in recommendations of investment advisors of market analysts.

Generally, fixed income instruments are not considered impaired if the decline in value is caused solely by changes in interest rates or exchange rate movements.

Equity Securities

Equity securities classified as securities available-for-sale are carried at fair value. An impairment on an equity security is recorded if a decline in the fair value of an equity security is other-than-temporary. An impairment is required to be recorded on RAS’s equity securities if it is determined that one or more of the following objective criteria applies:

•	significant financial difficulty of the issuer;

•	a high probability of bankruptcy or other financial reorganization of the issuer;

•	the disappearance of an active market for the financial asset due to financial difficulties;

•	discontinuation of the basis for business or of a substantial part of the basis for business for technological, economic or legal reasons; or

•	no existing intention or ability of management to hold the security through the anticipated recovery period.

If one or more of the following indicators applies to an equity security, the equity security is subjected to a further in-depth review:

•	deterioration in recommendations of investment advisors or market analysts;

•	issuer’s industry or region is in a sustained recession, which is also reflected in the respective stock indices;

•	decline in the issuer’s price-to earnings (P/E) ratio;

•	losses recently incurred by the issuer;

•	change in the issuer’s dividend policy; or

•	specific events which impact the business operations of the issuer.

In addition, a decline in fair value is generally considered to be other-than-temporary if the fair value has been below the weighted-average cost by more than 20% for more than six months. Further, a decline in fair value is generally considered to be other-than-temporary if the fair value has been below the weighted-average cost by more than 12 months or if the fair value is below the weighted-average cost by more than 80%.

Impairments of Held-to-Maturity Securities

The fair value of individual securities held-to-maturity may fall temporarily below their carrying value, but, provided there is no risk resulting from changes in financial standing, an impairment is not recorded for such securities.

Goodwill

Goodwill is tested for impairment on an annual basis on October 1, or more frequently if there are any indications that goodwill related to a cash generating unit may be impaired. If such indications exist, the recoverable amount of the cash generating unit will be determined. An impairment loss will be recorded if the carrying amount of the cash generating unit, including goodwill, exceeds the recoverable amount determined.

The recoverable amount of a cash generating unit is determined using net selling price, if available, or value in use, whichever is higher. Net selling price of the cash generating unit is determined based on various factors, including quoted market prices, current share values in the market place for similar publicly traded entities, and recent sale transactions of similar entities or businesses in the market place. Value in use is determined using the present value of estimated future cash flows expected to be generated from or used by the cash generating unit. The estimated future cash flows are based on best estimate assumptions, such as revenue and expense projections, growth rate, interest rates and investment yields, and inflation rate.

Indications that goodwill related to a cash generating unit may be impaired include events or changes in circumstances that may have a significant negative impact on the operations of the cash generating unit, or material adverse changes in the assumptions used in determining its recoverable amount.

Deferred Policy Acquisition Costs

Deferred policy acquisition costs generally consist of commissions, underwriting expenses and policy issuance costs, which vary with and are directly related to the acquisition and renewal of insurance contracts. Such acquisition costs are deferred, to the extent they are recoverable, and are amortized over the life of the related contracts.

Deferred policy acquisition costs for short-duration insurance contracts, such as property-casualty insurance contracts, are amortized over the periods in which the related premiums are earned.

Deferred policy acquisition costs for long-duration insurance contracts, such as traditional life insurance and health insurance products, are amortized over the premium paying period of the related policies in proportion to the earned premium using assumptions consistent with those used in computing the aggregate policy reserves. This method uses best estimate assumptions for mortality, morbidity, expected investment yields, surrenders and expenses at the policy inception date, and remain locked-in thereafter.

Deferred policy acquisition costs for traditional participating traditional insurance products are amortized over the expected life of the contracts in proportion to estimated gross margins (or “EGMs”) based upon historical and anticipated future experience, which is determined on a best estimate basis and evaluated regularly. The present value of EGMs is computed using the expected investment yield. EGMs include premiums, investment income including realized gains and losses, insurance benefits, administration costs, changes in the aggregate policy reserves and policyholder dividends. The effect of changes in EGMs, or true-up of deferred policy acquisition costs relating to such policies, are recognized in the period revised.

Deferred policy acquisition costs for universal life-type and investment contracts are amortized over the expected life of the contracts in proportion to estimated gross profits (EGPs) based upon historical and anticipated future experience, which is determined on a best estimate basis and evaluated regularly. The present value of EGPs is computed using the interest that accrues to the policyholders, or the contract rate. EGPs include margins from mortality, administration, investment income including realized gains and losses and surrender charges. The effects of changes in EGPs, or true-up of deferred policy acquisition costs relating to such policies, are recognized in period revised.

Loss recognition analysis is performed by line of business, in accordance with the manner of acquiring, servicing and measuring the profitability of insurance contracts. Net unearned premiums are tested to determine whether they are sufficient to cover related expected claims, loss adjustment expenses, policyholder dividends, commission, amortization and maintenance expenses. If there is a premium deficiency, the deferred policy acquisition cost is written down by the amount of the deficiency. If after writing down all of the deferred policy acquisition cost asset for a line of business and a premium deficiency still exists, a premium deficiency reserve is recorded to provide for the deficiency in excess of the deferred policy acquisition cost asset written down.

Deferred Taxes

Deferred taxes are recognized on temporary differences between the tax bases and the carrying amounts of assets and liabilities in RAS’s IFRS consolidated balance sheet and tax losses carried forward as of the balance sheet date. Deferred taxes are calculated based on the current income tax rates enacted in the respective country. Changes in tax rates that have already been substantially adopted prior to or as of the date of the consolidated balance sheet are taken into consideration.

Deferred tax assets are recognized if sufficient future taxable income, including income from the reversal of existing taxable temporary differences and available tax planning strategies, are available for realization. The realization of deferred tax assets on temporary differences depends on the generation of sufficient taxable profits in the period in which the underlying asset or liability is recovered or settled. The realization of deferred tax assets on tax losses carried forward requires that sufficient taxable profits are available prior to the expiration of such tax losses carried forward. As of each balance sheet date, the recoverability of deferred tax assets is evaluated, whereby projected future taxable profits and tax planning strategies are considered. If management considers it is more likely than not that all or portion of a deferred tax asset will not be realized, a corresponding valuation allowance is taken.

The accounting estimates related to the valuation allowance are based on management’s judgment and currently available information, primarily with regards to projected taxable profits. Assumptions about matters which are uncertain and partly beyond management’s control are taken into account. Furthermore, these assumptions may change from period to period.

Defined Benefit Plans

RAS has several defined benefit plans covering a significant number of its domestic and international employees. The calculation of the expense and liability associated with these plans requires an extensive use of assumptions, which include the discount rate, expected rate of return on plan assets, rate of long-term compensation increase, post-retirement pension increase and mortality tables as determined by RAS. Management determines these assumptions based upon currently available market and industry data and historical performance of the plans and their assets. The actuarial assumptions used may differ materially from actual experience, due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of the participants. Any such differences could have a significant impact on the amount of pension expense recorded in future years.

An estimation of the expected rate of return on plan assets is required, which is then used to compute pension cost recorded in the consolidated statements of income. Estimating future returns on plan assets is particularly subjective since the estimate requires an assessment of possible future market returns based on the plan asset mix and observed historical returns.

The RAS Group’s Consolidated Results of Operations

The following table sets forth the total revenues, earnings from ordinary activities before taxes and net income for each of RAS’s business segments for the years 2004, 2003 and 2002, as well as RAS’s consolidated net income.

Year ended December 31,	Property- Casualty	Life/ Health	Personal Finance Services		Consolidation adjustments	Total Group
			Banking	Asset Management
	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn
2004
Total revenues(1)	6,412	8,419	384	196	(119)	15,292
Earnings from ordinary activities before taxes	769	426	(13)	26	(98)	1,110
Taxes	(199)	(94)	10	(10)	—	(293)
Minority interests in earnings	(91)	(52)	—	—	1	(142)

Net income (loss)	479	280	(3)	16	(97)	675

2003
Total revenues(1)	6,242	9,260	293	190	(137)	15,848
Earnings from ordinary activities before taxes	551	266	(23)	26	(37)	783
Taxes	(230)	(74)	14	(10)	—	(300)
Minority interests in earnings	(27)	(32)	—	—	—	(59)

Net income (loss)	294	160	(9)	16	(37)	424

2002
Total revenues(1)	5,970	8,044	304	239	(214)	14,343
Earnings from ordinary activities before taxes	886	165	8	10	(31)	1,038
Taxes	(148)	15	(8)	(17)	(2)	(160)
Minority interests in earnings	14	14	—	—	—	28

Net income (loss)	752	194	—	(7)	(33)	906

(1)	Total revenues comprise Property-Casualty segment’s gross premiums written, Life/Health segment’s statutory premiums, and Personal Finance Services segment’s total income. Statutory premiums in the Life/Health segment comprise gross premiums written from sales of life insurance policies as well as gross receipts from sales of unit-linked and other investment-oriented products, in accordance with the statutory accounting practices in the home jurisdiction of the relevant insurer included in the RAS Group. Total income in the Personal Finance Services segment comprises interest and similar income, net trading income, fee and commission income for Banking, and interest and similar income, fee and commission income and other income for Asset Management.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Total Revenues

In 2004, RAS recorded a decrease in total revenues of €556 million, or 3.5%, to €15,292 million in 2004 from €15,848 million in 2003. As described below, this decrease resulted primarily from a decline in statutory premiums in RAS’s Life/Health segment, offset in part by an increase in gross premiums written in its Property- Casualty segment and an increase in operating revenues from the Personal Financial Services segment.

Property-Casualty. Gross written premiums increased by €170 million, or 2.7%, to €6,412 million in 2004 from €6,242 million in 2003, as RAS recorded growth in Italy in its automobile, general liability, and personal property lines, offset in part by negative effects of exchange rate movements between the Euro and Swiss Franc in connection with RAS’s property-casualty business in Switzerland.

Life/Health. Statutory premiums decreased €841 million, or 9.1%, to €8,419 million in 2004 from €9,260 million in 2003, largely as a result of weaker performance by the bancassurance channel in Italy, reflecting predominantly decreased sales at CreditRas Vita, RAS’s bancassurance joint venture with UniCredito, and a general market slowdown in Switzerland, which resulted in a decline in RAS’s individual life insurance business.

Personal Finance Services. Revenues in RAS’s Personal Financial Services segment increased by €97 million, or 20.1%, from €483 million in 2003 to €580 million in 2004, reflecting growth of €91 million in banking operating revenues and €6 million in asset management operating revenues. RAS’s banking operations increased operating revenues by 31.1% from 2003, due primarily to improved net trading income and fee and commission income. RAS’s asset management operating revenues remained constant, while assets under management increased significantly in 2004 by €10.3 billion, or 15.7% from 2003 levels.

Earnings From Ordinary Activities Before Taxes

2004 was a year of continued operational discipline, resulting in a significant improvement of earnings from ordinary activities before taxes (referred to herein as “earnings before taxes”) of €327 million, or 41.8%, from €783 million in 2003 to €1,110 million in 2004, due primarily to improved earnings from both the Property-Casualty and Life/Health segments.

Property-Casualty. RAS managed to reduce its combined ratio by 2 percentage points to 95.9% in 2004 from 97.9% in 2003 as a result of its disciplined underwriting and pricing practices, as well as stringent expense control. These achievements helped increase earnings before taxes in this segment by €218 million, or 39.6%, from €551 million in 2003 to €769 million in 2004. A decrease of €108 million in realized losses and impairments from investments in 2004 compared to 2003 levels also contributed to this increase in earnings.

Life/Health. Despite the decrease in statutory premiums in 2004, RAS increased its earnings before taxes in the Life/Health segment by €160 million, or 60.2%, from €266 million in 2003 to €426 million in 2004, due primarily to an increase in investment results in Italy and Switzerland as a result of lower net impairments and higher net realized gains on investments.

Personal Finance Services. Earnings before taxes recorded by RAS’s banking and asset management operations remained stable in 2004. RAS’s banking business slightly improved its earnings before taxes from a €23 million loss in 2003 to a €13 million loss in 2004, while earnings before taxes from RAS’s asset management operations remained stable.

RAS’s increased earnings before taxes were reflected in its consolidated net income, which rose by €251 million, or 59.2%, from €424 million in 2003 to €675 million in 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Total Revenues

Total revenues increased by €1,505 million, or 10.5%, from €14,343 million in 2002 to €15,848 million in 2003, primarily due to strong growth in statutory premiums in RAS’s Life/Health segment and gross premiums written in its Property-Casualty segment, offset in part by a decrease in operating revenues in the Personal Financial Services segment.

Property-Casualty. Gross premiums written increased by €272 million, or 4.6%, to €6,242 million in 2003 from €5,970 million in 2002, as RAS recorded growth primarily in its automobile and general liability lines in Italy and its automobile and reinsurance businesses in Switzerland, offset in part by negative effects of exchange rate movements in connection with its Swiss operations.

Life/Health. Statutory premiums increased by €1,216 million, or 15.1%, to €9,260 million in 2003 from €8,044 million in 2002, due primarily to growth in new business in Italy reflecting predominantly increased sales at CreditRas Vita, RAS’s bancassurance joint venture with UniCredito. This increase was offset in part by higher maturities in RAS’s traditional life insurance portfolio in Italy and to the changes in the actuarial method used to estimate premiums in Switzerland.

Personal Finance Services. RAS’s Personal Finance Services operating revenues declined by €60 million, or 11.0%, to €483 million in 2003 from €543 million in 2002, with banking operations generating operating revenues of €293 million in 2003 (2002: €304 million) and the asset management business producing revenues of €190 million (2002: €239 million).

Earnings From Ordinary Activities Before Taxes

Despite the increase in total revenues, RAS’s earnings before taxes decreased by €255 million, or 24.6%, from €1,038 million in 2002 to €783 million in 2003, primarily as a result of the €899 million gain realized from sale of its real estate subsidiary, Proprietà Immobiliari, in 2002. This decrease was, however, offset in part by a decline in realized losses on investments and impairments to €552 million in 2003 from €1,094 million in 2002, as well as improved underwriting results in RAS’s Italian property-casualty business reflecting lower net claims.

Property-Casualty. RAS’s combined ratio decreased by 3.4 percentage points to 97.9% in 2003 (2002: 101.3%), reflecting a more selective underwriting policy and stringent portfolio review measures. These operational improvements were offset by lower income from investments, attributable to the significant gain of €713 million recorded in 2002 from the sale of Proprietà Immobiliari, which was primarily held in the Property-Casualty segment, and impairments on investments in 2003. As a result, RAS’s earnings before taxes in the Property-Casualty segment decreased by €335 million, or 37.8%, to €551 million in 2003 from €886 million in 2002.

Life/Health. Earnings before taxes in the Life/Health segment increased by €101 million, or 61.2%, from €165 million in 2002 to €266 million in 2003, resulting primarily from decreased realized losses and impairments from investments as well as reduced acquisition costs and administrative expenses, offset in part by the gain of €186 million allocated to the Life/Health segment from the 2002 sale of Proprietà Immobiliari.

Personal Finance Services. Earnings before taxes recorded by RAS’s banking business decreased from €8 million in 2002 to a loss of €23 million in 2003, while its asset management operations recorded an increase of €16 million, or 160%, from €10 million in 2002 to €26 million in 2003, reflecting reduced acquisition costs and administrative expenses in 2003.

RAS’s decreased earnings were also reflected in its consolidated net income, which decreased by €482 million, or 53.2%, from €906 million in 2002 to €424 million in 2003.

Property-Casualty Insurance Operations

•	RAS is ranked fourth in the Italian property-casualty market based on gross premiums written in 2004.

Property-Casualty—Key Data

Years ended December 31			2004	2003	2002
Gross premiums written	€	mn	6,412	6,242	5,970
Italy	€	mn	3,934	3,784	3,645
Rest of Europe	€	mn	2,478	2,458	2,325
Earnings after taxes and before goodwill amortization	€	mn	608	361	776
Italy	€	mn	284	166	736
Rest of Europe	€	mn	324	195	40
Loss ratio(1)%			73.6	73.8	77.1
Expense ratio(2)%			22.3	24.1	24.2
Combined ratio		%	95.9	97.9	101.3

(1)	Represents ratio of net claims to net premiums earned.
(2)	Represents ratio of net acquisition costs and administrative expenses to net premiums earned.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Gross Premiums Written

Gross premiums written were €6,412 million in 2004, an increase of €170 million, or 2.7%, from €6,242 million in 2003. In 2004, RAS’s Italian property-casualty operations accounted for 61.4% of the total gross premiums written in this segment. RAS’s Swiss and Austrian operations collectively generated the bulk of the non-Italian gross premiums written in 2004.

Italy. RAS’s gross premiums written in Italy increased by €150 million, or 4.0%, from €3,784 million in 2003 to €3,934 million in 2004, due primarily to growth in RAS’s automobile, general liability, fire and personal property lines. Automobile premiums increased by €85.6 million, or 3.6%, in 2004, reflecting an increase in the number of vehicles insured and a modest inflation-linked increase in rates. RAS’s direct sales company, Genialloyd, which distributes insurance products by phone and through the Internet, increased sales of new automobile insurance policies, which also contributed to this increase. General liability premiums increased by €27.3 million, or 8.8%, in 2004, reflecting primarily new business and rate increases resulting from an ongoing review of RAS’s existing portfolio. As part of this review, RAS has made significant reforms since 2001 in its co-insurance policies and contracts with public authorities and hospitals, which have contributed to the increase in general liability premiums. Gross premiums written from RAS’s fire and personal property lines of business also increased, primarily due to the introduction of new products.

Rest of Europe. RAS’s gross premiums written outside of Italy increased by €20 million, from €2,458 million in 2003 to €2,478 million in 2004. Gross premiums written recorded by RAS’s operations in Switzerland decreased slightly in 2004, due primarily to the negative effect of exchange rate movements. This negative effect was nevertheless offset by growth in gross written premiums in the automobile line, resulting from both new and renewal policies. RAS’s Austrian operations increased gross premiums written in 2004 compared to 2003, primarily due to rate increases in its automobile line, which were introduced in January 2004.

Earnings After Taxes and Before Goodwill Amortization

Earnings after taxes and before goodwill amortization increased by €247 million, or 68.4%, to €608 million in 2004 from €361 million in 2003, reflecting disciplined underwriting and pricing practices, as well as stringent expense control. RAS’s combined ratio in this segment decreased 2 percentage points to 95.9% in 2004 from 97.9% in 2003, with RAS’s expense ratio experiencing a decrease of 1.8 percentage points to 22.3% in 2004 from 24.1% in 2003, primarily due to increased premium volume and comparatively lower increase in commission payments. An additional contributor to the increase in earnings after taxes and before goodwill amortization in 2004 stemmed from a decrease in realized losses and impairments from investments compared to 2003, as a result of improved global equity markets.

Italy. In Italy, earnings after taxes and before goodwill amortization from RAS’s property-casualty operations increased by €118 million, or 71.1%, from €166 million in 2003 to €284 million in 2004. These improved earnings after taxes and before goodwill amortization mainly reflected an overall reduction in claim frequency, particularly in the automobile line, as a result of a more selective underwriting policy in recent years, as well as the introduction of a more stringent points-based regulation of drivers’ licences by the Italian government with effect from July 1, 2003. In addition, portfolio review measures of RAS’s liability line had a positive effect on RAS’s loss ratio.

Rest of Europe. In Rest of Europe, earnings after taxes and before goodwill amortization from RAS’s property-casualty operations increased by €129 million, or 66.2%, from €195 million in 2003 to €324 million in 2004. RAS’s Swiss operations contributed to this positive development, primarily as a result of improved underwriting results and investment income as well as a decrease in tax expenses. In Austria, RAS’s property-casualty business also experienced an improved underwriting result, benefiting from a lower claims frequency, while net income from investments rose, largely as a result of higher gains from the sale of investments.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Gross Premiums Written

Gross premiums written were €6,242 million in 2003, an increase of €272 million, or 4.6%, from €5,970 million in 2002. In 2003, RAS’s Italian property-casualty operations accounted for 60.6% of the total gross premiums written in this segment with RAS’s Swiss and Austrian operations collectively generating the bulk of the non-Italian gross premiums written in 2003.

Italy. RAS’s gross premiums written in Italy increased by €139 million, or 3.8%, from €3,645 million in 2002 to €3,784 million in 2003, due primarily to an increase in automobile and general liability premiums in Italy. Automobile premiums increased by €119.1 million, or 5.3%, in 2003, reflecting rate increases in the Italian market and an increase in the number of vehicles insured. General liability premiums increased by €37.9 million, or 13.9%, in 2003, reflecting primarily substantial rate increases in the Italian commercial and corporate clients market as well as growth in new business, despite selective underwriting policy and portfolio review measures. RAS also saw moderate increases in its other main lines of business in Italy, including fire and personal accident, while its health premiums decreased due to the termination of several unprofitable group contracts.

Rest of Europe. RAS’s gross premiums written outside of Italy increased by €133 million, or 5.7%, from €2,325 million in 2002 to €2,458 million in 2003. Gross premiums written recorded by RAS’s operations in Switzerland rose slightly in 2003, due primarily to increased premiums in its automobile line and reinsurance business assumed, offset in part by the negative effect of exchange rate movements. In Austria, Allianz Elementar Versicherung recorded increased gross premiums written, due primarily to growth in its automobile line.

Earnings After Taxes and Before Goodwill Amortization

Earnings after taxes and before goodwill amortization decreased by €415 million, or 53.5%, to €361 million in 2003 from €776 million in 2002, reflecting primarily the realized gain from the 2002 sale of Proprietà Immobiliari, offset in part by improved underwriting results. RAS’s improved underwriting results produced a combined ratio of 97.9% in 2003 compared to 101.3% in 2002, a decrease of 3.4 percentage points. A substantial reduction in RAS’s realized losses and impairments from investments recorded by its non-Italian operations in 2003 compared to 2002 levels also mitigated the effect of the Proprietà Immobiliari sale on earnings after taxes and before goodwill amortization.

Italy. Earnings after taxes and before goodwill amortization from RAS’s Italian property-casualty operations decreased significantly by €570 million, or 77.4%, from €736 million in 2002 to €166 million in 2003. This decline in earnings after taxes and before goodwill amortization reflected primarily lower income from investments, despite the recovery of the stock markets, attributable to a realized gain of €713 million recorded in 2002 in connection with the sale of Proprietà Immobiliari. The decrease in earnings after taxes and before goodwill amortization was offset in part by improved underwriting results reflecting lower net claims, as well as a realized gain of €58 million in connection with the disposition of a derivative financial instrument that was used to hedge an investment but did not qualify for hedge accounting. The loss ratio decreased to 73.8% in 2003 from 77.1% in 2002, reflecting the overall reduction in claim frequency, particularly in the automobile line, due to a more selective underwriting policy in recent years, portfolio review measures and the introduction of a more stringent points-based regulation of drivers’ licenses in Italy.

Rest of Europe. In Rest of Europe, earnings after taxes and before goodwill amortization from RAS’s property-casualty operations increased by €155 million, or 387.5%, from €40 million in 2002 to €195 million in 2003. In Austria, RAS’s business posted an improved underwriting result, benefiting from a lower frequency of claims, while net income from investments rose, largely as a result of higher gains from the sale of investments. In Switzerland, Allianz Suisse Versicherungs-Gesellschaft also contributed to this positive development with greater income from investments and an improved loss ratio, due to more favorable loss experience and portfolio reviews in its health and accident insurance lines. These gains in Switzerland were, however, offset in part by a write-off of deferred tax assets.

Life/Health Insurance Operations

•	RAS is ranked second in the Italian life/health market based on statutory premiums in 2004.

Life/Health—Key Data

Years ended December 31			2004	2003	2002
Statutory premiums	€	mn	8,419	9,260	8,044
Italy	€	mn	6,945	7,657	6,506
Rest of Europe	€	mn	1,474	1,603	1,538
Earnings after taxes and before goodwill amortization	€	mn	343	201	191
Italy	€	mn	265	199	257
Rest of Europe	€	mn	78	2	(66)

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Statutory Premiums

Statutory premiums decreased €841 million, or 9.1%, to €8,419 million in 2004 from €9,260 million in 2003, largely as a result of weaker performance by the bank distribution channel in Italy and an overall market slowdown in Switzerland. In 2004, RAS’s Italian life-health operations accounted for 82.5% of total statutory premiums in this segment. RAS’s Swiss operations, conducted primarily through Allianz Suisse Lebensversicherung, in which RAS holds a 69.8% equity interest, accounted for 12.9% of total statutory premiums in 2004, while RAS’s subsidiaries based in Austria and Portugal accounted for the remaining amount.

Italy. RAS’s statutory premiums in Italy decreased by €712 million, or 9.3%, from €7,657 million in 2003 to €6,945 million in 2004. The decrease in statutory premiums was largely attributable to a reduction in sales of life insurance products through RAS’s bancassurance channel, offset in part by growth in new business in RAS’s life insurance products through its representative agencies and financial planners and the introduction of new products. RAS’s statutory premiums from its bancassurance channel declined primarily due to decreased sales at CreditRas Vita, RAS’s bancassurance joint venture with UniCredito. UniCredito implemented a new sales and marketing policy by focusing on recurring-premium products rather than single-premium policies, which accounted for the majority of CreditRas policies, resulting in decreased sales in 2004. This decrease was mitigated by growth in new business, particularly in the individual policy line, through RAS’s representative agencies, which added 60 team managers and 725 life/health specialists over the course of 2004. Furthermore, in the fourth quarter of 2004, RAS experienced an upward trend in statutory premiums, resulting in part from the positive reception of new products, including the “Progetti di Vitta” life insurance policy, which combines a guaranteed minimum return with a unit-linked component.

Rest of Europe. RAS’s statutory premiums outside of Italy decreased by €129 million, or 8.0%, from €1,603 million in 2003 to €1,474 million in 2004. Statutory premiums from RAS’s Swiss operations decreased primarily due to a decline in its individual life insurance business, resulting from the reduction of interest rates in Switzerland, which negatively impacted the Swiss life/health market as a whole. In addition, RAS’s Swiss statutory premiums were negatively affected by a reduction in the group life insurance business, resulting from the deconsolidation of the employees’ pension fund of Allianz Suisse Lebensversicherung in 2003, as well as a more stringent underwriting practice. The decrease in RAS’s Swiss operations was offset in part by growth in statutory premiums in Austria, due largely to increased sales in direct business premiums.

Earnings After Taxes and Before Goodwill Amortization

Earnings after taxes and before goodwill amortization in the Life/Health segment increased by €142 million, or 70.6%, from €201 million in 2003 to €343 million in 2004, due primarily to an increase in income from investments in Italy and Switzerland. Realized losses and impairments from investments decreased from €348 million in 2003 to €114 million in 2004, contributing to the improved earnings after taxes and before goodwill amortization.

Italy. Earnings after taxes and before goodwill amortization from RAS’s Italian life/health operations increased by €66 million, or 33.2%, from €199 million in 2003 to €265 million in 2004, due primarily to lower net impairments and higher net realized gains on investments.

Rest of Europe. In Rest of Europe, earnings after taxes and before goodwill amortization from RAS’s life/health operations increased by €76 million from €2 million in 2003 to €78 million in 2004. This increase reflected primarily the improved underwriting results in RAS’s Swiss operations, driven by a reduction in the average guaranteed interest rates for the individual and group life insurance portfolio of Allianz Suisse Lebensversicherung, as well as lower net realized losses and impairments on investments.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Statutory Premiums

Statutory premiums increased by €1,216 million, or 15.1%, to €9,260 million in 2003 from €8,044 million in 2002. This increase was due primarily to growth in new business in Italy, reflecting predominantly increased sales at CreditRas Vita, RAS’s bancassurance joint venture with UniCredito. This increase was offset in part by the negative effects resulting from higher maturities in RAS’s traditional life insurance portfolio in Italy and changes in the actuarial method used to estimate premiums in Switzerland.

Italy. RAS’s statutory premiums in Italy increased by €1,151 million, or 17.3%, from €6,506 million in 2002 to €7,657 million in 2003. This increase in statutory premiums was primarily attributable to growth in new business, mainly in investment-oriented products with capital production features. This growth was supported by the launch of two products in the fourth quarter of 2003: “Cento per Cento”, a recurring premium policy that combined asset savings and protection with personal risk coverage, and “Rassicura Plus”, a traditional, single premium product with minimum guaranteed returns at maturity. RAS’s bancassurance distribution channel, CreditRas Vita, a joint venture with UniCredito, was the main contributor to the growth in new business. This increase in Italian statutory premiums was offset in part by the negative effect of higher maturities in RAS’s traditional life insurance portfolio.

Rest of Europe. RAS’s statutory premiums outside of Italy increased by €65 million, or 4.2%, from €1,538 million in 2002 to €1,603 million in 2003, primarily as a result of developments in its Swiss operations. Statutory premiums from its Swiss operations increased primarily due to the acquisition of Phénix Compagnie d’Assurances sur la Vie in January 2003 and the consolidation of its 2003 statutory premiums amounting to €28 million. RAS’s Swiss operations also recorded growth in individual policies in 2003, although the number of group policies declined in 2003. These positive factors were offset by the negative effect of changes in the actuarial method used to estimate premiums.

Earnings After Taxes and Before Goodwill Amortization

Earnings after taxes and before goodwill amortization increased by €10 million, or 5.2%, from €191 million in 2002 to €201 million in 2003, resulting primarily from decreased non-Italian investment expenses, comprising realized losses and impairments from investments, and reduced acquisition costs and administrative expenses. These positive developments were offset in part by the gain realized in 2002 from the sale of Proprietà Immobiliari within the Life/Health segment.

Italy. Earnings after taxes and before goodwill amortization from RAS’s Italian life/health business decreased by €58 million, or 22.6%, from €257 million in 2002 to €199 million in 2003, due primarily to the realized gain of €186 million from the sale of the 2002 sale of Proprietà Immobiliari. Earnings after taxes and before goodwill amortization were positively affected by a gain of €19 million in connection with the disposition of a derivative financial instrument that was used to hedge an investment but did not qualify for hedge accounting.

Rest of Europe. In Rest of Europe, earnings after taxes and before goodwill amortization from RAS’s life/health operations increased by €68 million from a loss of €66 million in 2002 to €2 million in 2003.

This positive development stemmed largely from Switzerland, due primarily to improved income from investments and reduced acquisition costs and administrative expenses, offset in part by high guaranteed interest rates for life insurance policies. RAS’s Austrian life/health operations also contributed positively to earnings after taxes and before goodwill amortization, due primarily to improved income from investments.

Personal Finance Services Operations

Banking—Key Data

Years ended December 31	2004	2003	2002
	€ mn	€ mn	€ mn
Interest and similar income	55	57	67
Net trading income	11	(12)	3
Fee and commission income	284	224	209
Other income	34	24	25
Total income	384	293	304
Earnings after taxes and before goodwill amortization	(3)	(11)	—

Asset Management—Key Data

Years ended December 31	2004	2003	2002
	€ mn	€ mn	€ mn
Interest and similar income	1	4	5
Fee and commission income	189	186	229
Other income	6	—	5
Total income	196	190	239
Earnings after taxes and before goodwill amortization	16	15	(7)

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Total Income

The Personal Finance Services segment accounted for 5.1% of RAS’s total income in 2004 (2003: 4.6%). Total income from RAS’s banking operations rose in 2004, driven primarily by an increase in net trading income and fee and commission income. Total income from RAS’s asset management operations remained relatively stable compared to 2003.

Earnings After Taxes and Before Goodwill Amortization

In the Personal Finance Services segment, earnings after taxes and before goodwill amortization from RAS’s banking operations were relatively unchanged, reflecting an increase in net loan provisions that offset the increase in total income. Earnings from RAS’s asset management business remained fairly constant compared to 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Total Income

The Personal Finance Services segment accounted for 4.6% of RAS’s total income in 2003 (2002: 4.9%). Total income from RAS’s banking operations remained stable in 2003, while total income generated by RAS’s asset management operations decreased €49 million, or 20.5%, from €239 million in 2002 to €190 million in 2003, due primarily to a decrease in fee and commission income as a result of a reduction in performance fees.

Earnings After Taxes and Before Goodwill Amortization

In the Personal Finance Services segment, earnings after taxes and before goodwill amortization from RAS’s banking business decreased primarily due to a moderate increase in realized losses and impairments from investments and in acquisition costs and administrative expenses. This development was offset by RAS’s asset management operations, which improved earnings after taxes and before goodwill amortization by approximately €22 million due primarily to reduced acquisition costs and administrative expenses in 2003.

Assets Under Management

The following table sets forth certain key data concerning RAS’s asset management operations at December 31 for the years indicated:

For Values as of December 31	2004			2003		2002
	€ mn		%	€ mn	%	€ mn	%
Third-party assets(1)	17,129		22.58	13,924	21.24	12,446	21.29
RAS Group’s own investments(2)	58,386	(3)	76.96	38,669	58.98	37,836	64.72
Separate account assets(1)	351	(3)	0.46	12,968	19.78	8,181	13.99

Total	75,866		100	65,561	100	58,463	100

(1)	Assets are presented at fair value.
(2)	Includes adjustments to reflect real estate at fair value. These adjustments were made in order to reflect the definition of group’s own investments used by management for its controlling purposes.
(3)	As a result of the application of a new accounting standard in 2004, investments from certain unit-linked contracts were reclassified from separate account assets to trading assets, which are included within the RAS Group’s own investments.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Total assets under management at RAS Asset Management at December 31, 2004 increased significantly from December 31, 2003, by €10.3 billion, or 15.7%, from €65.6 billion to €75.9 billion. More than half of this improvement was attributable to insurance portfolios, while almost €1 billion originated from open-ended mutual funds. In addition, approximately €1.5 billion of assets under management were transferred to RAS Asset Management from Banca Bnl Investimenti in connection with RasBank’s acquisition of Banca Bnl Investimenti in 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

In 2003, total assets under management increased by €7.1 billion, or 12.1%, from €58.5 billion to €65.6 billion, due primarily to the recovery of the equity markets that commenced in the third quarter of 2003. The most significant growth was attributable to insurance portfolios, including open pension funds and individual portfolio management. Commerzbank Sgr was also acquired and merged into RAS Asset Management in the third quarter of 2003, contributing approximately €280 million assets under management.

Liquidity and Capital Resources

The RAS Group generally manages its own liquidity requirements. At December 31, 2004, 2003 and 2002, RAS Group had €1,035 million, €1,228 million and €861 million, respectively, of cash and cash equivalents. See Note 11 to RAS’s consolidated financial statements. As of August 31, 2005, RAS had financial strength ratings of A+ from A.M. Best and AA– from Standard & Poor’s, both with a stable outlook and an Aa3 senior unsecured debt rating with a stable outlook from Moody’s.

Liquidity—Funding Sources and Uses

RAS’s principal sources of funds are premiums, customer deposits, investment income, proceeds from the sale or maturity of investments, funds that may be raised from time to time from the issuance of debt or equity securities and bank or other borrowings.

The liquidity requirements of RAS’s insurance operations are met both on a short- and long-term basis by funds provided by insurance premiums collected, investment income and collected reinsurance receivables, and from the sale and maturity of investments. The major uses of these funds are to pay property-casualty claims and related claims expenses, provide life policy benefits, pay surrenders, cancellations and profit sharing for life policyholders and pay other operating costs. RAS generates a substantial cash flow from insurance operations as a result of most premiums being received in advance of the time when claim payments or policy benefits are required. These positive operating cash flows, along with that portion of the investment portfolio that is held in cash and liquid securities, have historically met the liquidity requirements of RAS’s insurance operations.

In the insurance industry, liquidity generally refers to the ability of an enterprise to generate adequate amounts of cash from its normal operations, including its investment portfolio, in order to meet its financial commitments, which are principally obligations under its insurance or reinsurance contracts. The liquidity of RAS’s property-casualty insurance operations is affected by the frequency and severity of losses under its policies, as well as by the persistency of its products. Future catastrophic events, the timing and effect of which are inherently unpredictable, may also create increased liquidity requirements for RAS’s property-casualty operations. The liquidity needs of RAS’s life operations are generally affected by trends in actual mortality experience relative to the assumptions with respect thereto included in the pricing of its life insurance policies, by the extent to which minimum returns or crediting rates are provided in connection with its life insurance products, as well as by the level of surrenders and withdrawals.

With regard to its Personal Finance Services segment, RAS’s primary sources of liquidity from its banking operations are customer deposits and interest income from its lending transactions and its investment portfolio, while RAS’s major uses of funds are for the issuance of new loans and advances to banks and customers, and the payment of interest on deposits, certificated liabilities and subordinated liabilities and other operating costs. Other sources of liquidity include RAS’s ability to borrow on the inter-bank market and convert securities in RAS’s investment and trading portfolios into cash. In its asset management operations, RAS’s primary sources of liquidity include fees generated from asset management activities, while the principal use of these funds is for the payment of operating costs.

RAS paid dividends of €538 million, €403 million and €295 million on RAS shares in 2005, 2004 and 2003 with respect to the fiscal years 2004, 2003 and 2002, respectively. Certain of the companies within the RAS Group are subject to legal restrictions on the amount of dividends they can pay to their shareholders. In addition to the restrictions in respect of minimum capital and solvency requirements that are imposed by insurance and other regulators in the countries in which these companies operate, other limitations exist in certain countries.

RAS’s uses of funds, in addition to the dividends paid to shareholders of RAS include underwriting expenditures (reinsurance premiums, benefits, surrenders, claims—including claims handling expenses—and profit sharing by life policyholders), acquisitions, and employee and other operating expenses, as well as interest expense on outstanding borrowings. RAS’s life and health insurance products include mandatory profit-sharing features, whereby RAS returns a specified portion of statutory profits to policyholders annually, generally in the form of premium subsidies or rebates.

Hybrid Equity and Certificated Liabilities

RAS’s hybrid equity outstanding at December 31, 2004, 2003 and 2002 were €45 million, €45 million and €0 million, respectively. See Note 16 to RAS’s consolidated financial statements for further information. RAS’s total certificated liabilities outstanding at December 31, 2004, 2003 and 2002 were €558 million, €472 million and €151 million, respectively. Of the certificated liabilities outstanding at December 31, 2004, €42 million are due within one year. See Note 20 to RAS’s consolidated financial statements for further information.

Capital Management

RAS established a plan of action for management of excess capital in 2001. The initial assessment of risk capital showed that excess capital was almost entirely in assets with low liquidity. Therefore, the first step was to transform a portion of these assets into liquid capital.

Accordingly, in 2002 RAS sold its Proprietà Immobiliari subsidiary, which held its non-core real estate leased to third parties, to Aida srl for approximately €1.7 billion, generating a capital gain of €795.6 million after taxes. RAS utilized part of the sale proceeds for a share buy-back through a public offer of €14 per share, from December 9, 2002 to January 10, 2003. The total costs of this share buy-back amounted to €709.1 million.

On February 17, 2003, after the period of time required by law had elapsed, RAS reduced excess capital by canceling 57,778,318 own shares worth approximately €800 million, specifically 49,483,389 ordinary shares and 8,294,929 savings shares with a nominal value of €34,666,990.80. Of these cancelled shares, 42,676,389 ordinary shares and 7,973,929 savings shares had been purchased through the buy-back. The other cancelled shares (6,807,000 ordinary shares and 321,220 savings shares) were already owned by RAS at the commencement of the share buy-back period. After this operation, RAS’s share capital was €403,102,758, represented by 670,497,920 ordinary shares and 1,340,010 savings shares, each with a nominal value of €0.60.

During 2003 and 2004, in accordance with its business plan, the RAS Group grew its personal finance services business through the acquisitions of Commerzbank Asset Management Italia and Banca Bnl Investimenti, with their respective asset management and life portfolios.

Off-Balance Sheet Arrangements

Neither RAS nor any member of the RAS Group has any off-balance sheet arrangements that currently have or are reasonably likely to have a material future effect on the RAS Group’s financial condition, changes in financial condition, revenues or expenses, results of operation, liquidity, capital expenditure or capital resources.

Tabular Disclosure of Contractual Obligations

	Payments Due By Period at December 31, 2004(1)
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	€ mn	€ mn	€ mn	€ mn	€ mn
Hybrid equity and certificated liabilities(2)	603	42	343	173	45
Liabilities to banks and customers(3)	1,835	1,835	—	—	—
Defined benefit plans(4)	292	26	53	54	159

Total Contractual Obligations	2,730	1,903	396	227	204

(1)	The table sets forth RAS’s contractual obligations as of December 31, 2004. Contractual obligations do not include contingent liabilities or commitments and only transactions with parties outside the RAS Group are considered.
(2)	For further information, see Note 16 and Note 20 to Consolidated Financial Statements of RAS.
(3)	This amount reflects the current portion of liabilities to banks and customers and includes €106 million and €1,729 million of payables on demand, respectively. For further information, see Note 18 and Note 19 to Consolidated Financial Statements of RAS.
(4)	Estimated future benefit payments include only ten years subsequent to December 31, 2004.

The RAS Group, in addition to the above contractual obligations, has contractual obligations to policyholders in respect of property-casualty insurance and reinsurance. For further information concerning specific lines of business the RAS Group underwrites, see “RAS—Insurance Operations—Italy”, “RAS—Insurance Operations—Rest of Europe” and Note 17 to the Consolidated Financial Statements of RAS. Contractual obligations also exist to policyholders and designated beneficiaries in respect of life, health, unit-linked and investment oriented products, as well as other products further described in “RAS—Insurance Operations—Italy”, “RAS—Insurance Operations—Rest of Europe” and Note 17 to the Consolidated Financial Statements of RAS. These obligations, to a large extent, include paying death claims, making annuity payments or paying claims arising from an insurable loss event. The timing of such payments depends heavily on such factors as the mortality and persistency of our customer base and the occurrence of insurable loss events.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK OF RAS

Since 2000, one of RAS’s objectives has been to increase shareholder value by optimizing capital allocation and rationalizing its financial structure. To achieve these objectives and also to assess strategic options more effectively, in 2001 RAS developed its own risk capital model and introduced a capital management program designed to reduce the absorption of capital by its business activities and to make more efficient use of excess capital.

The RAS model links the concept of capital with the concept of risk, by defining capital as the financial resources that enable the company to cover unexpected losses or unforeseen changes in profitability. The RAS model, developed in cooperation with Alef-Laboratorio di economia finanziaria, is based on an asset and liability management approach and considers the impact on assets and liabilities of the various sources of financial and actuarial risk. Risk capital is determined as value at risk over one year, with a conventional level of confidence of 99.93%. The calculation method, which is based on general principles of prudence, considers the correlations among the various sources of risk (benefit of diversification) and among the RAS Group’s various lines of business (benefit of aggregation).

The following factors affected RAS’s capital position in 2003-2004:

•	in the Property-Casualty business, the containment of overall exposure to catastrophic risks through reinsurance and the consequent reduction of peak earthquake and flood exposure, and the ongoing restructuring of a number of non-performing general third-party liability portfolios whose risk level (and capital absorption) was not in line with profitability projections. At the same time, specific attention was paid to credit risk on outwards reinsurance, which benefited from careful scrutiny of the security measures adopted when placing reinsurance and the significant level of implicit exposure diversification;

•	in the Life/Health business:

–	alignment of the asset management policy with conditions on the financial markets and with liabilities, by matching the duration of technical commitments with the duration of investments, especially with regard to traditional segregated fund-related products, and by maintaining low exposure in equities;

–	continuous monitoring of credit risk in the bond portfolio through an investment policy that has resulted in a low percentage of speculative-grade securities (i.e., bonds rated no higher than BBB from Standards & Poor’s or unrated corporate bonds), which comprise less than 0.2% of the total, and a credit risk capital level within the level of maximum prudence, which is less than 2% of the bond portfolio market value;

–	ongoing development of a range of life/health insurance products with low capital requirements such as unit-linked products, where policyholders participate directly in the performance of policy-related investments, and traditional products with consolidation of the guaranteed minimum on maturity rather than annually;

–	the stability of risk capital for actuarial risks (mortality, longevity, surrender), both in absolute terms and in proportion to technical commitments;

•	in the Personal Finance Services business, the increase in risk capital was not due to greater inherent risk, but to the expansion of the Personal Finance Services business as a result of the merger of Investitori Sgr and the former Cami-Commerzbank Asset Management and Banca Bnl Investimenti financial advisors networks.

Three projects have been introduced to raise capital management efficiency:

•

Value-based Management: 2004 was the first year in which RAS Group managers and operators were assessed on the basis of performance indicators linked explicitly to capital management. The capital management model allocates capital to the individual business units and lines of business, thus making it possible to measure value created or lost with respect to capital absorbed by the RAS Group and its operations;

•	Embedded Options Project: in recognition of the recommendations of the CFO Forum and the publication of the European Embedded Value Principles in May 2004, RAS undertook a project for accurate measurement of the embedded options in its Italian companies’ life assurance contracts, using the latest financial techniques and stochastic simulation methods; and

•	Risk Committee: RAS established a special risk committee of its Board of Directors in January 2004. The Risk Committee advises the RAS board on risk management policy guidelines relating to the RAS Group. The Risk Committee meetings are attended by the Chief Risk Officer and by the Board of Statutory Auditors, and, on invitation, by executive directors and any other parties deemed necessary.

Sensitivity Analysis of Trading Portfolios

The following table shows the sensitivity analysis of the market risk in the material trading portfolio of the RAS Group. Certain financial instruments are included in more than one risk category because they may be affected by changes in more than one parameter. For example, equities denominated in non-Euro currencies are affected by fluctuation in both stock prices and exchange rates.

At December 31, 2004
Personal Finance Services
	Property- Casualty Insurance	Life/ Health Insurance	Banking	Asset Management	Total
	€ mn	€ mn	€ mn	€ mn	€ mn
Equity price risk(1)	—	—	—	—	—
Interest rate risk	—	(5)	—	—	(5)
Foreign exchange risk(2)	—	—	—	—	—

	At December 31, 2003
			Personal Finance Services
	Property- Casualty Insurance	Life/ Health Insurance	Banking	Asset Management	Total
	€ mn	€ mn	€ mn	€ mn	€ mn
Equity price risk(1)	5	16	(6)	—	15
Interest rate risk	(1)	(3)	(4)	—	(8)
Foreign exchange risk(2)	1	—	1	—	2

(1)	Amounts do not take into account the RAS Group’s joint ventures and associated enterprises.
(2)	Amounts take into account financial instruments not denominated in Euros.

Sensitivity Analysis of Non-Trading Portfolios

The RAS Group’s remaining portfolios contain all non-trading activities of the banking segment as well as the financial investments of the insurance segment. The RAS Group holds and uses many different financial instruments in managing its businesses. Grouped according to risk category, the following are the most significant assets according to their fair values:

•	equity price risk: common shares and preferred shares;

•	interest rate risk: bonds, loans and mortgages; and

•	foreign exchange rate risk: non-euro denominated equities and interest rate risk sensitive assets.

The following table shows a sensitivity analysis of the market risk in the RAS Group’s material non-trading portfolios. Certain financial instruments are included in more than one risk category because they may be affected by changes in more than one parameter.

	At December 31, 2004
			Personal Finance Services
	Property- Casualty Insurance	Life/ Health Insurance	Banking	Asset Management	Total
	€ mn	€ mn	€ mn	€ mn	€ mn
Equity price risk(1)	(535)	(342)	—	—	(878)
Interest rate risk	(358)	(1,482)	—	—	(1,839)
Foreign exchange risk(2)	(251)	(709)	(2)	—	(962)

	At December 31, 2003
			Personal Finance Services
	Property- Casualty Insurance	Life/ Health Insurance	Banking	Asset Management	Total
	€ mn	€ mn	€ mn	€ mn	€ mn
Equity price risk(1)	(548)	(303)	—	(1)	(852)
Interest rate risk	(325)	(1,290)	—	(1)	(1,617)
Foreign exchange risk(2)	(241)	(653)	—	—	(893)

(1)	Amounts do not take into account RAS Group’s joint ventures and associated enterprises.
(2)	Amounts take into account financial instruments in foreign currency.

THE MERGER

Summary of Terms of the Merger Plan

On December •, 2005, Allianz and RAS entered into a merger plan setting forth the terms of the merger of RAS into Allianz. Allianz and RAS agreed inter alia that:

•	RAS will, by operation of law upon legal effectiveness of the merger, transfer all its assets and liabilities that it holds following the Reorganization (as defined below) by way of dissolution without winding-up to Allianz in exchange for the granting of Allianz shares to the shareholders of RAS (other than Allianz) (merger by way of acquisition pursuant to Article 17(2)(a) of the SE Regulation). The merger will become legally effective upon its registration in the commercial register for Allianz in Germany. Under the merger plan, the merger will become economically effective with retroactive effect as from January 1, 2006, meaning that Allianz’s assumption of RAS’s assets and liabilities will be deemed to occur on this date and that all acts and transactions of RAS as from this date will be deemed to have been undertaken for the account of Allianz. The merger is to be based on the closing balance sheet of RAS as of December 31, 2005. The date of retroactive economic effect and the date of the closing balance sheet may be postponed if the merger is registered in the commercial register of Allianz in Germany after •.

•	Upon legal effectiveness of the merger, Allianz will by operation of law change its legal form from a German stock corporation (Aktiengesellschaft) to a European Company (Societas Europaea, or SE) to become Allianz SE pursuant to Articles 2(1) and 29(1) of the Council Regulation (EC) No. 2157/2001 of October 8, 2001 on the Statute for a European Company (the “SE Regulation”). See “—Material Differences Between Rights of Shareholders of Allianz and RAS” for a more detailed description of the SE legal form.

•	Upon legal effectiveness of the merger, RAS shareholders (other than Allianz) will become by operation of law shareholders of Allianz SE, both holders of RAS ordinary shares and RAS savings shares will receive Allianz shares. RAS shareholders will receive • Allianz shares in exchange for the • RAS ordinary shares that they hold at the time of the effectiveness of the merger and • Allianz shares in exchange for the • RAS savings shares that they hold at the time of the effectiveness of the merger. The shares to be granted by Allianz SE shall bear dividend rights as from January 1, 2006. The date upon which dividend entitlements begin may be postponed if the merger is registered in the commercial register of Allianz in Germany after •.

•	Fractional entitlements to Allianz shares will not be delivered to holders of RAS shares in connection with the merger. Instead, the merger trustee, who will be appointed by RAS and who is responsible for exchanging RAS shares for Allianz shares, will be asked to mediate, with the assistance of affected depositary institutions, between holders of fractional entitlements of Allianz shares in an effort to minimize the number of fractional entitlements. Through this procedure, holders of fractional entitlements of Allianz shares will be entitled, to the extent available, to purchase additional fractional entitlements in such amount that entitles them to receive a whole number of Allianz shares according to the merger exchange ratio. The remaining fractional entitlements to Allianz shares will subsequently be combined and sold on a publicly traded market on behalf of, and the proceeds of the sales will be distributed pro rata to, the RAS shareholders entitled to fractional entitlements.

•	Allianz will assume the obligations under the existing stock option plans of RAS vis-à-vis the beneficiaries thereunder, which are still outstanding upon the legal effectiveness of the merger. Allianz will deliver to the beneficiaries under the stock option plans upon exercise of their option rights a number of Allianz shares in accordance with the terms of the respective stock option plan, adjusted on the basis of the merger exchange ratio.

•	To implement the merger, Allianz will increase its share capital according to the number of Allianz shares to be issued and granted to RAS shareholders in exchange for their RAS shares in the merger. The precise amount of this capital increase will not be known until after the payment of any exercised cash exit rights by RAS shareholders, if applicable. Assuming that all currently outstanding RAS ordinary shares (except those held by Allianz) and all currently outstanding RAS savings shares (except those held by Allianz, if any) will be exchanged for Allianz shares in the merger, the share capital of Allianz will increase from € • by € • to € • by issuing up to • ordinary registered no par value shares.

•	The merger will not be registered in the commercial register of Allianz in Germany prior to the annual shareholders’ meetings of Allianz and RAS in 2006 and the subsequent distribution of dividends for fiscal year 2005.

Allianz intends to apply to the Milan Stock Exchange for the admission for listing of the Allianz shares in connection with the merger in order to offer to RAS shareholders Allianz shares that are listed in Italy.

There are no contractual conditions precedent to effectiveness of the merger; however, the merger only becomes effective upon its registration in the commercial register of Allianz in Germany. The merger may only be registered in the commercial register of Allianz, inter alia, if the negotiation process regarding employee involvement pursuant to the German law implementing the Council Directive 2001/86/EC of October 8, 2001 supplementing the Statute for a European Company with regard to the involvement of employees (SE-Beteiligungsgesetz, or the “German SE Employee Involvement Act”) has been completed or is terminated due to an inconclusive result after the expiration of the statutory negotiation period. This negotiation process relates to the level of employee representation on the supervisory board of Allianz SE, the composition of the employee representative body of Allianz SE, and the scope of employee participation and related employee rights within Allianz SE. The negotiations are conducted between the management of Allianz and RAS, on the one hand, and a special negotiating body of the Allianz Group’s EU-based employees, on the other hand. The completion of such negotiations may take up to six months (unless extended by mutual agreement) after the establishment of the special negotiating body. This body must be established within ten weeks as from the date Allianz and RAS initiate the employee involvement process by notifying the respective employee representative bodies of the Allianz Group after they enter into the merger plan.

Reorganization of RAS

Prior to the consummation of the merger, RAS will contribute its businesses (except for its shareholding in RAS International N.V., which will remain with RAS, subject to the prior approval of ISVAP) to a newly-established Italian subsidiary of RAS, which will assume the corporate name of RAS (the “Reorganization”). Following the Reorganization, RAS will no longer be directly engaged in insurance business and will exist solely as a holding company. As a result of the Reorganization, RAS will lose its licenses to operate insurance activities in Italy, which will amount to a change in its business purpose. In addition to the RAS shareholders’ vote on the merger, the amendment of the articles of association of RAS to reflect this change in business purpose will be subject to the approval of the RAS extraordinary meeting of ordinary shareholders. The transfer of RAS’s insurance portfolios to the newly-established subsidiary and its assumption of the corporate name of RAS as part of the Reorganization are also subject to the approval of the ISVAP. Discussions relating to the approval from ISVAP for the Reorganization are currently on-going. In addition, the Reorganization will be subject to the approval of COVIP with respect to certain pension fund-related matters.

Reasons for the Merger

The merger is aimed at implementing a business plan to create strategic synergies and efficiencies, as well as improving the competitive position of the Allianz Group and each of its companies in an increasingly global market of multinational players in the insurance industry. The merger with RAS will enable Allianz to reorganize its Italian business in the future and to directly reallocate the holding of operations to Allianz. This step forms part of the repositioning plan of Allianz, in particular, to (a) improve the Allianz Group’s position in the

Italian insurance market, (b) strengthen Allianz’s foothold in its European home market and (c) in connection with the conversion of Allianz into a European Company, further streamline the Allianz organizational structure. The future Allianz SE will be the first European Company listed on the DJ EURO STOXX 50.

Background of the Merger

At various times since 2003, the Management Board of Allianz has considered the full integration of RAS into Allianz.

On November 22 and 23, 2004, during its semi-annual strategy meeting, the Management Board of Allianz discussed the full integration of RAS into the Allianz Group and a closer cooperation of Allianz and its Italian affiliates. The Management Board decided to further evaluate this matter.

On December 8, 2004, the integration of RAS by means of a cross-border merger into Allianz was discussed in a meeting between representatives of Allianz, Goldman Sachs & Co. oHG, financial advisors to Allianz, and Shearman & Sterling LLP, German and Italian legal advisors to Allianz.

During meetings on January 24 and 25, 2005, the Management Board of Allianz discussed different options with respect to a closer co-operation between Allianz and its Italian subsidiaries and its legal and financial implications, as well as the possibility of a cross-border merger of RAS into Allianz and a conversion of Allianz AG into a European Company, or SE.

On February 23, 2005, the Management Board of Allianz again discussed the different options with respect to the integration of RAS and decided to mandate an audit firm to advise on the valuation of Allianz and RAS. Ernst & Young AG Wirtschaftsprüfungsgesellschaft was subsequently mandated with such role in March 2005.

In a meeting on March 17, 2005, Michael Diekmann, Chief Executive Officer of Allianz, Paul Achleitner and Helmut Perlet, both members of the Management Board of Allianz, together with other Allianz representatives, met with their legal and financial advisers to further discuss the possibility of a cross-border merger of RAS into Allianz and a conversion of Allianz AG into an SE.

On May 3, 2005, Michael Diekmann met with Henning Schulte-Noelle, Chairman of Allianz’s Supervisory Board, in Munich and informed him of the preliminary considerations of the Management Board with respect to a possible full integration of RAS by means of a merger into Allianz.

During a regular meeting of Allianz’s Management Board on May 12, 2005, Paul Achleitner presented an update of the current activities with respect to the potential merger transaction. On June 21, 2005, the Management Board met again to discuss the project and to review certain aspects of the transaction structure. During its July 4, 2005 meeting, the Management Board further discussed certain transaction steps and various open issues relating to the contemplated merger.

On July 6, 2005, Paul Achleitner and Detlev Bremkamp, both members of Allianz’s Management Board, met Paolo Vagnone, Chief Executive Officer of RAS, in Munich and informed him about the possible transaction and the basic considerations relating thereto.

Throughout July 2005, several meetings were held between the transaction teams of Allianz and RAS, along with their respective legal advisors (with Chiomenti Studio Legale, an Italian law firm, representing RAS) and with Allianz’s financial advisors to discuss various legal, financial and valuation aspects of a possible merger.

On July 27, 2005, Paul Achleitner, Paolo Vagnone, other representatives of both companies, and their respective legal advisers met in Milan to further discuss merger-related issues.

On August 8, 2005, Michael Diekmann and Paul Achleitner met Giuseppe Vita, Chairman of the Board of Directors of RAS, at Allianz’s headquarters in Munich to present him with the outlines of the contemplated merger transaction.

On August 23 and 24, 2005, Paul Achleitner and Allianz representatives further discussed with Paolo Vagnone and RAS representatives various financial and legal aspects of the transaction.

On August 24, 2005, RAS mandated Merrill Lynch International as its financial adviser, while at the beginning of September, Allianz mandated

Mediobanca as its Italian financial adviser and Dresdner Kleinwort Wasserstein as an additional financial adviser on the transaction.

On September 1, 2005, representatives of Allianz met with Norbert Blix, Deputy Chairman of the Supervisory Board, and Peter Haimerl, member of the Supervisory Board of Allianz, who are both employee representatives, and informed them about the envisaged merger.

On September 5, 2005, Paul Achleitner and Allianz representatives met Henning Schulte-Noelle, Chairman of Allianz’s Supervisory Board, in Munich to give him an update on the contemplated transaction.

On September 6, 2005, Giuseppe Vita and Paolo Vagnone met with representatives of Allianz and Shearman & Sterling LLP in Milan and discussed the transaction.

On September 6, 7 and 8, 2005, representatives of Allianz and RAS, and their respective legal and financial advisers, met in Milan to prepare the relevant documents and communications for the announcement of the transaction and to discuss valuation matters.

On September 8, 2005, the Management Board of Allianz held a meeting in Munich and resolved to proceed with the contemplated merger. On September 10, 2005, the Supervisory Board of Allianz met in Munich and approved the contemplated transaction.

On September 11, 2005, the Board of Directors of RAS approved, inter alia, (a) the plan for the integration of RAS by means of a cross-border merger into Allianz as well as the prior reorganization of the business of RAS, (b) the range of the merger exchange ratio of 0.153 and 0.161 Allianz shares per RAS ordinary share and per RAS savings share, and (c) the calling of an extraordinary shareholders’ meeting to vote on the merger.

Also on September 11, 2005, after the above resolutions had been taken, Allianz and RAS publicly announced their plan to merge by issuing an ad-hoc announcement pursuant to § 15 of the German Securities Trading Act (Wertpapierhandelsgesetz, WpHG) and press releases.

Merger Valuation Reports

In accordance with the SE Regulation, the parties to a merger do not have absolute discretion to determine the merger exchange ratio. Under both the German Transformation Act (Umwandlungsgesetz) and the Italian Civil Code, which are applicable to the merger pursuant to Article 18 of the SE Regulation, the merger exchange ratio agreed upon by the parties must be reviewed by a court-appointed independent merger valuation auditor, and the independent merger valuation auditor is required to issue a report stating whether it finds the merger exchange ratio “appropriate” (angemessen or congruo) and describing the methods it used to arrive at its view and the difficulties encountered in the evaluation, if any.

With respect to the merger, two independent merger valuation auditors will be appointed, one for each of Allianz and RAS. The Munich district court I (Landgericht München I) will appoint an independent merger valuation auditor for Allianz for purposes of the merger, and the President of the Milan Court (Presidente del Tribunale di Milano) will appoint an independent merger valuation auditor for RAS for purposes of the merger.

Allianz and RAS will determine the merger exchange ratio by mutual agreement in the merger plan on the basis of comparative valuation, and the independent merger valuation auditors will not recommend any particular merger exchange ratio to Allianz or RAS.

The independent merger valuation auditors are required by the SE Regulation and applicable German and Italian law to:

•	confirm that the merger plan satisfies certain formal requirements; and

•	express an opinion on the “appropriateness” (Angemessenheit or congruita) of the merger exchange ratio in accordance with applicable law and legal practice.

The independent merger valuation auditors will not express an opinion on any other matter or, with respect to the matters described above, express an opinion for any purpose other than the satisfaction of certain legal requirements applicable under the SE Regulation, German law and Italian law.

To satisfy the respective applicable German and Italian legal requirements, the independent merger valuation auditors will perform certain activities, including:

•	review the merger plan, the respective merger report prepared by the Management Board of Allianz and the Board of Directors of RAS, and any other documents as they consider necessary or appropriate to enable them to express the required opinions; and

•	meet with representatives of Allianz and RAS and representatives of their respective advisors (including accounting advisors and such other advisors as the independent merger valuation auditors deem appropriate) to discuss such aspects of the valuation process as they deem relevant to enable them to express the required opinions, including without limitation:

–	the discount rates applied to projected future net earnings of Allianz and RAS for purposes of calculating net present values; and

–	the consistency with which certain assumptions and details of the valuation methods have been applied to available data.

The independent merger valuation auditors will not assume any responsibility for independent verification of the information provided to them by the parties to the merger or by their respective accounting or other advisors.

The merger exchange ratio will ultimately be determined by Allianz and RAS on the basis of a comparative valuation of both Allianz and RAS. In accordance with judicial and market practices in Germany and Italy, the comparative valuation to establish the merger exchange ratio will be determined by applying the valuation principles recognized in Germany and Italy. The same recognized valuation principles will also be applied by the independent merger auditors for Allianz and RAS for their review of the merger exchange ratio, respectively. Detailed information describing the basis for the merger exchange ratio will be included in the merger reports of Allianz and RAS and in the merger audit reports to be prepared by the independent merger auditors.

On September 8, 2005 and September 11, 2005, respectively, Allianz’s Management Board and RAS’s Board of Directors passed resolutions in their respective corporate proceedings regarding the merger, anticipating that the final merger exchange ratio would be within the range from 0.153 to 0.161 Allianz shares per each RAS ordinary share and each RAS savings share. Allianz and RAS will endeavor to come to an agreement on the final merger exchange ratio that the independent merger valuation auditors are likely to consider “appropriate” (angemessen or congruo) within the meaning of the applicable law. Allianz cannot, however, assure that the independent merger valuation auditors will reach this conclusion with respect to the merger exchange ratio that Allianz will agree with RAS. Allianz will update this Registration Statement prior to effectiveness to reflect the opinions expressed by the independent merger valuation auditors with respect to the merger exchange ratio.

Material Differences Between Rights of Shareholders of Allianz SE and RAS

Allianz is currently a German stock corporation (Aktiengesellschaft) subject to the provisions of the German Stock Corporation Act (Aktiengesetz), the German Commercial Code (Handelsgesetzbuch), the German Co-Determination Act (Mitbestimmungsgesetz), and other German laws, as well as the German Corporate Governance Code (Deutscher Corporate Governance Kodex).

As discussed above in “—Summary of Terms of the Merger Plan,” upon completion of the merger, Allianz will convert its legal form by operation of law into a European Company, or SE. The SE is a legal form based on European Community law and was introduced by the enactment of the SE Regulation, which came into force on October 8, 2004. The creation of the European Company statute allows companies established in more than one EU Member State to merge and operate throughout the EU on the basis of a single set of rules and a unified management and reporting system. Since Allianz SE will have its registered office in Germany, it will be governed by the SE Regulation, the applicable German law supplementing the SE Regulation (namely, the German SE Implementation Act (SE-Ausführungsgesetz)), the German SE Employee Involvement Act, and relevant German law applicable to German stock corporations, in particular the German Stock Corporation Act (Aktiengesetz) unless the aforementioned SE-specific law already contains provisions covering the specific subject matter. The German Co-Determination Act, for example, will not be applicable to Allianz SE as the German SE Employee Involvement Act contains more specific provisions. We refer to all applicable German law and EU law mentioned above as “German law” and “EU law,” respectively.

Notwithstanding the special legal framework of an SE, an SE based in Germany is in general comparable with a German stock corporation (Aktiengesellschaft, AG). In particular, Allianz intends, upon its transformation into an SE, to continue a two-tier board system consisting of a management board (Vorstand) and a supervisory board (Aufsichtsrat), as discussed in more detail in the table below.

RAS is an Italian stock corporation subject to the provisions of the Italian civil code, the Italian special laws governing the insurance sector and legislative decree number 58, dated February 24, 1998, as amended, all of which we refer to as “Italian law.” RAS’s shareholders, whose rights are currently governed by the RAS articles of association and Italian law, will, upon completion of the merger, become shareholders of Allianz SE and their rights will be governed by the Allianz SE articles of association (Satzung), as well as German law and EU law and regulations applicable to a Germany-based SE.

The following description summarizes the material differences, assuming the transformation of Allianz into an SE, that may affect the rights of RAS shareholders but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of Italian law, German law, EU law and regulations, the German Corporate Governance Code, the form of articles of association for Allianz SE, and RAS’s articles of association. The form of articles of association of Allianz SE, which are proposed for Allianz SE after the merger is consummated, is filed as an exhibit in the registration statement of which this Prospectus forms a part. Furthermore, the description of shareholders’ rights under German law below takes into account changes in law that will become effective on November 1, 2005.

	Allianz SE	RAS S.p.A.

Capitalization	The capital stock of Allianz is as of September 15, 2005, €1,013,483,136, subdivided into 395,891,850 no par value registered shares (without consideration of any warrants that have been exercised) with restricted transferability and with a notional value (the proportional amount of the share capital attributable to each share) of €2.56 per share. The capital stock will increase in connection with the merger up to € •, depending on the number of RAS shares that will be exchanged for Allianz shares and depending on the final exchange ratio.	The capital stock of RAS is of €403,336,202.40 subdivided into 670,886,994 ordinary shares and 1,340,010 savings shares. All shares have a par value of €0.60.

Corporate Governance—General Considerations

The corporate bodies of Allianz SE will be the Management Board (Vorstand), the Supervisory Board (Aufsichtsrat) and the general meeting (Hauptversammlung). The Management Board and the Supervisory Board are separate and no individual may serve simultaneously as a member of both boards. This dual board system is optional for an SE and is provided for in the form of articles of association for Allianz SE.

The corporate bodies of RAS are the Board of Directors (Consiglio di Amministrazione), the board of statutory auditors (Collegio Sindacale) and the general meeting (Assemblea).

Board Structure; Election and Removal of Directors; Vacancies

Management Board. The Management Board of Allianz SE is expected to consist of 11 members. Under the form of articles of association of Allianz SE, the Supervisory Board determines the size of the Management Board, although it must have at least two members. The form of articles of association furthermore provide that Allianz SE may be

Under Italian law, a joint stock company is managed by a Board of Directors or by a sole director. Directors are elected by the general meeting for a maximum of three years.

Directors can be revoked at any time by the general meeting. Directors revoked without cause may claim

Allianz SE	RAS S.p.A.

legally represented by two members of the Management Board or by one member of the Management Board together with one holder of a general commercial power of attorney (Prokura), which entitles its holder to carry out legal acts and transactions on behalf of Allianz SE. In addition, pursuant to a filing with the commercial register in Munich, Germany, Allianz SE may also be represented by two holders of a general commercial power of attorney.

The Supervisory Board appoints the members of the Management Board. Pursuant to the SE Regulation the initial term of the members of the Management Board may be up to six years. The form of articles of association provide for a term of up to • years. Each member may be reappointed or may have his term extended by the Supervisory Board for one or more terms of up to • years each.

The Supervisory Board may remove a member of the Management Board prior to the expiration of his term for good cause, for example, in the case of a serious breach of duty or a bona fide vote of no confidence by the general meeting.

Supervisory Board. According to the form of articles of association for Allianz SE, the Supervisory Board of Allianz SE shall consist of • members. The number of employee representatives on the Allianz SE Supervisory Board will be subject to negotiations between the Management Board of Allianz and the Board of Directors of RAS, on the one hand, and a special negotiating body representing the EU-based employees of the Allianz Group (which includes the RAS Group), on the other hand.

If the Management Board of Allianz and the Board of Directors of RAS do not reach an agreement with the special negotiating body regarding the level of damages resulting from their removal from office.

Vacancies on the Board of Directors are filled by a majority vote of the remaining directors and confirmed by a resolution adopted by the general meeting. Directors so appointed remain in office for the remaining part of the relevant term. In case of death or resignations of the majority of the directors, the remaining directors must convene the general meeting to appoint the new directors.

Under RAS’s articles of association, the Board of Directors is composed of no less than ten and no more than twenty directors. The Board of Directors of RAS currently comprises 18 directors.

Under Italian law and the articles of association of RAS, the Board of Directors is validly convened with the presence of at least fifty percent of the directors and acts by a simple majority of those present. In case of deadlock, the chairman has the deciding vote.

Allianz SE	RAS S.p.A.

employee representation, Allianz SE will become subject to a statutory level of employee representation. In this event, the highest level of representation that is applicable to one of the entities participating in the merger must be applied. Consequently, Allianz SE would become subject to German employee representation standards. This means that half of the members of Allianz SE’s Supervisory Board would be employee representatives, who would be nominated by Allianz SE’s EU-based employees for appointment by the shareholders’ meeting of Allianz SE. The employee representatives would have to be nominated according to a statutory allocation formula based on the number of employees in the respective EU Member State in which the Allianz Group is represented.

Under the SE Regulation, each member of the Supervisory Board can generally be elected for a fixed term, which expires at the end of the general meeting at which the shareholders discharge the members of the Supervisory Board in respect of the fifth fiscal year after the beginning of the term. The fiscal year in which the members of the Supervisory Board are first elected is not considered. Supervisory Board members may be reelected. The general meeting may remove any Supervisory Board member it has elected (i.e., shareholder representatives) by a simple majority of the votes cast. The employee representatives have to be removed by the general meeting upon motion of those employees or bodies who nominated them for appointment. In addition, any member of the Supervisory Board may resign by written notice to the Management Board.

In the event of a member withdrawing
from the Supervisory Board before the
end of a term without a substitute taking
his place, a successor must be elected
but only for the remaining term of the
withdrawing member.

	Allianz SE	RAS S.p.A.

The Supervisory Board elects its chairman. The chairman of the Allianz SE Supervisory Board must be a shareholders’ representative.

The Supervisory Board has a quorum when all members of the Supervisory Board were invited or requested to participate in a decision and • or more members, including the chairman of the supervisory board, participate in a decision before the Supervisory Board. Except where a different majority is required by law or the articles of association of Allianz SE, the Supervisory Board acts by simple majority of the votes cast. In the case of any deadlock, the chairman has the deciding vote. The Supervisory Board meets at least twice each half-year.

Duties of Directors

The Management Board is responsible for managing the day-to-day business of Allianz SE. The Management Board is bound by applicable law, the articles of association of Allianz SE as well as its internal rules of procedure (Geschäftsordnung). The Management Board represents Allianz SE in its dealings with third parties.

The Supervisory Board oversees the Management Board but is not permitted to make management decisions. It is also responsible for appointing and removing the members of the Management Board.

The Supervisory Board represents Allianz SE in connection with transactions between a member of the Management Board and Allianz SE. To the extent that a Supervisory Board committee is entitled to decide on a specific matter in lieu of the Supervisory Board, the right of representing Allianz SE vis-à-vis the Management Board in that matter can be transferred to the relevant Supervisory Board committee.

According to the articles of association of RAS, the Board of Directors is in charge of the management of RAS and has all the powers of ordinary and extraordinary administration. The board has the authority to perform any act that relates to the management of the company, except those that are expressly reserved by law to the general meeting.

According to the articles of association of RAS, the Board of Directors is responsible for appointing and determining the compensation of one or more general managers, who are in charge of the day-to-day operations of RAS and of implementing the Board of Directors’ resolutions.

	Allianz SE	RAS S.p.A.

The Management Board reports regularly (at least every three months) to the supervisory Board on the business of Allianz SE. According to the form articles of association for Allianz SE, the Management Board must obtain the prior consent of the Supervisory Board for certain transactions. The Supervisory Board may specify additional transactions that shall require its prior approval.

In addition, supervisory boards of German insurance companies appoint the company’s external auditor.

Conflict-of-Interest Transactions

In any transaction or contract between Allianz SE and any member of the Management Board, Allianz SE is represented by the Supervisory Board. See “Duties of Directors.”

A member of the Management Board may not deal with, or vote on, matters relating to proposals, arrangements or contractual agreements between himself and Allianz SE and may be liable to Allianz SE if he has a material interest in any contractual agreement between Allianz SE and a third party which was not disclosed to, and approved by, the Supervisory Board.

According to the German Corporate Governance Code, members of the Management Board shall disclose any conflict of interest without delay to the supervisory board and the other members of the Management Board. Likewise, members of the Supervisory Board shall disclose any conflict of interest without delay to the other supervisory members.

Under Italian law, a director with a direct or indirect interest, which does not have to be necessarily conflicting, in a transaction contemplated by RAS must inform the Board of Directors of any such conflict of interest in a comprehensive manner. If a managing director has a conflict of interest, he must refrain from executing the transaction and refer the relevant decision to the Board of Directors.

If the Board of Directors approves the transaction, such decision must be duly motivated, in particular with regard to its economic rationale for the company.

In case the conflicted director has not informed the board of the conflict, the board has not motivated its decision, or such decision has been adopted with the decisive vote of an interested director, the relevant resolution can be challenged in court by any of the directors who did not participate in the adoption of the resolution or by the statutory auditors of the company.

The challenge must be brought within 90 days from the date of the relevant resolution.

Directors are liable towards the company for damages deriving from the conflict of interest.

	Allianz SE	RAS S.p.A.
Indemnification of Directors and Officers

Under German law, Allianz SE may not, as a general matter, indemnify members of the Management Board or the supervisory board. Exceptions are subject to limited instances and need to be essential for the company’s well-being. In addition, German law permits an SE to indemnify a member of the Management Board or the Supervisory Board for attorneys’ fees incurred if such member is the successful party in litigation in a country, such as the U.S., where winning parties are required to bear their own costs, if German law would have required the losing party to pay such member’s attorneys’ fees had the suit been brought in Germany. A German SE may, however, purchase insurance for its board members. Such insurance may be subject to restrictions imposed by German law.

Under Italian law, RAS is liable for damages to third parties caused by its employees during the performance of their duties.

Italian law and national collective bargaining agreements further provide that RAS will reimburse its executives for legal expenses incurred in defending against criminal prosecution, provided that such prosecution is related to actions taken by the executive in the performance of his duties to RAS. This rule does not apply to instances of intentional misconduct or gross negligence.

Director Liability

Under German and EU law, an SE is not allowed to limit or eliminate the personal liability of the members of either the management board or the supervisory board for damages due to a breach of duty in their official capacity. For a discussion of the general standard of conduct of the members of the management board and the supervisory board, see “Duties of Directors.”

More specifically, members of the Management Board and of the Supervisory Board of Allianz SE who violate their duties to maintain the confidentiality of corporate information (as established by German and EU law) may be jointly and severally liable to Allianz SE for any resulting damages, unless their actions were validly approved by resolution at a shareholders’ meeting.

Allianz SE may, however, waive its claims for damages due to a breach of duty or reach a settlement with regard to such claims if more than three years have passed after such claims have arisen, but only with the approval of the

Under Italian law and RAS’s articles of association, the members of the board of directors must perform their duties with the care required by the nature of their office and their specific competences.

Directors are jointly and severally liable towards the company for damages resulting from breach of the duties of their office. Directors are also jointly liable if they have knowledge of facts that may be prejudicial to the company but have not implemented, to the extent possible, measures necessary to avoid or limit the effects of such facts.

The company may initiate a liability claim against its own directors with the approval of the general meeting of the company. The liability claim can be waived or settled, provided the waiver or settlement is authorized by the general meeting. Such authorization is deemed not granted in the event that shareholders representing at least 5% of the company’s share capital vote against the authorization.

	Allianz SE	RAS S.p.A.

general meeting, provided that such waiver may not be granted and such settlement may not be reached if shareholders holding in the aggregate at least 10% of the issued shares file an objection to the protocol.

A liability claim against the directors may also be initiated on behalf and to the benefit of the company by shareholders representing at least 5% of the share capital of RAS. For the relevant procedure, see “Shareholders’ Suits.”

Liability claims may also be brought directly by individual shareholders or third parties for the damages directly caused to them.

Loans to Directors	German law requires that any loan made by Allianz SE exceeding a month’s salary to any member of the Management Board or a representative authorized by a special power of attorney (Prokurist) or to their spouses or minor children must be authorized by a resolution of the Supervisory Board. Loans made by Allianz SE to a member of the Supervisory Board require an affirmative vote of the Supervisory Board. For purposes of this resolution, the member of the Supervisory Board who would be the borrower is not entitled to vote.	Italian law or RAS’s articles of association and corporate governance code do not contain specific provisions regarding loans to directors.

Shareholder Nomination

Any shareholder entitled to attend and vote at the general meeting can nominate individuals for the election as shareholder representative to the Supervisory Board at the general meeting.

If a shareholder wishes to have Allianz SE publish his nomination of individuals for election to the Supervisory Board other than those recommended by the existing Supervisory Board, such shareholder must communicate this motion to Allianz SE at least two weeks prior to the date of the general meeting. The nomination must contain the name, the profession, the domicile and memberships in other Supervisory Boards or other comparable domestic or foreign supervising constituencies of the individual to be nominated. If such communication is given to Allianz SE,

Under Italian law and RAS’s articles of association, the members of the Board of Directors are elected by the general meeting upon proposal of the shareholders or of the existing Board of Directors.

	Allianz SE	RAS S.p.A.

the Management Board must, without undue delay, notify the banks and the shareholders’ associations which at the last general meeting exercised voting rights for shareholders or who have requested such notification, of the applications and proposals for elections by shareholders, including the names of such shareholders and a possible response by the Management Board. The same notification has to be submitted by the management board to shareholders who, after the publication of the notice of the general meeting in the German Federal Gazette, requested such notification, or who have been registered in the share register of Allianz SE at least two weeks prior to the date of the general meeting. The notification requirement is fulfilled if the relevant information is posted on the company’s Internet website.

In addition, if the agenda for the general meeting is duly published, shareholders may nominate individuals for election (shareholders representatives) at the general meeting, even if they did not communicate such nomination in the manner described above.

Shareholders’ Meetings

According to the SE Regulation, the general meeting must be held within the six months following the end of the fiscal year. According to the form of articles of association for Allianz SE, shareholders are entitled to participate and to vote at the general meeting if they have provided notice of their participation in due time and if their respective shares are duly registered. Notice of participation to the meeting must be submitted to the management board no later than the last day of the statutory notification period, unless such deadline is extended by the Management Board. The deadline must be published in the company’s designated journals.

Each no par value registered share in Allianz SE is entitled to one vote. German law does not allow cumulative voting.

According to Italian law and the articles of association of RAS, the general meeting must be held at least once a year within 120 days after the end of the company’s fiscal year. This term can be extended to 180 days.

Pursuant to the articles of association of RAS, all registered shareholders may attend the general meeting.

To attend the general meeting, the owners of RAS’s shares held through the book-entry system managed by Monte Titoli S.p.A. are required to instruct the relevant banks or financial institutions associated with Monte Titoli S.p.A. or any other relevant authorized intermediary with which their accounts are held, to provide

	Allianz SE	RAS S.p.A.

A shareholder’s voting right may be exercised by a representative. Proxies may be given through electronic means. The procedure to give proxies must be announced in the company’s designated journals.

The general meeting is presided by the chairman of the Supervisory Board or, if he is unable to attend, by another member of the Supervisory Board to be appointed by the Supervisory Board.

In the absence of any legal requirement providing otherwise, resolutions at the general meeting is passed by a simple majority of the votes cast.

RAS with certificates evidencing the shares owned at least two days prior to the first date scheduled for the meeting. Such registration allows them gain admission to the general meeting.

Any shareholder entitled to attend the general meeting may be represented according to the relevant provisions of Italian law. Representation requires a written proxy. The proxy can be given only for one meeting.

The general meeting is presided by the chairman of the Board of Directors or, if he is unable to attend, by another member of the Board of Directors.

In order to be validly convened, the general meeting requires the attendance of shareholders representing at least 50% of the voting capital on the first call, while no quorum is required on second call. On both first and second call, resolutions are passed by a simple majority of the votes cast.

Notice of Shareholders’ Meetings	Under the form of articles of association for Allianz SE, notice of the general meeting is to be published in the company’s designated journals.

Under Italian law and RAS’s articles of association, a written notice calling a shareholders’ meeting indicating the time, place and agenda of the meeting must be published in the Gazette of the Italian Republic (Gazzetta Ufficiale della Repubblica Italiana) not less than thirty days before the date scheduled for the meeting. In addition, according to RAS’s articles of association, the notice of the shareholders’ meeting may also be published in one or more national Italian newspapers and on RAS’s website.

Shareholders’ Right to Call a Shareholders’ Meeting

The Management Board must convene a shareholders’ meeting without undue delay upon request of shareholders representing in aggregate at least 5% of the company’s share capital, who have been shareholders of Allianz SE for at least three months preceding the request.

The directors must convene without delay a shareholders’ meeting if requested to do so by shareholders representing at least 10% of the share capital of RAS, indicating the agenda of the meeting.

	Allianz SE	RAS S.p.A.

Such request must be directed to the Management Board and must contain the agenda for the shareholders’ meeting.

If the requested shareholders’ meeting does not occur in time or does not occur within two months as from the request, the meeting can, upon authorization by the competent court, be convened by the shareholders requesting such shareholders’ meeting.

Should the directors (or the board of statutory auditors) fail to call the shareholders meeting, the meeting can be convened by the competent tribunal.

Shareholders’ Proposals

Under German law, shareholders holding in the aggregate shares representing at least 5% of the share capital or a proportional amount of €500,000 of the registered stated capital are entitled to require that a matter is included in the agenda for resolution and that the management board submits a proposal at the respective shareholders’ meeting and to publish this proposal in the German Federal Gazette. The request must be made in writing stating the purpose and the reasons therefore. Proposals duly published may be submitted to the general meeting for decision.

Each shareholder may also submit at
the shareholders’ meeting counterproposals to the proposals submitted by the Management Board and the Supervisory Board. For further information regarding the nomination of Supervisory Board members, see “Shareholder Nominations.”

There are no specific rules under Italian law other than those relating to the right of calling a shareholders’ meeting. See above “Shareholders’ Right to Call a Shareholders’ Meeting.”

Proxy Solicitations	According to German law, shareholders (or shareholders’ associations) can solicit other shareholders’ votes and proxy or make suggestions regarding the exercise of the voting rights in the so-called shareholders’ panel (Aktionärsforum) in the German Electronic Federal Gazette (elektronischer Bundesanzeiger) in order to promote or submit a proposal or motion in, a shareholders’ meeting or otherwise. Such solicitation must (a) disclose the name and address of the soliciting shareholder (or shareholders’ association), (b) the name of the concerned company, (c) the proposal, motion or suggestion on how to exercise

Under Italian law, one or more shareholders representing at least 0.5% of the share capital of RAS and registered as shareholders for at least six months can solicit other shareholders’ proxies. Solicitation of proxies must be made through an authorized intermediary and requires the publication of a prospectus and a proxy form.

Proxies must be dated, signed and indicate the voting instructions. Proxies so granted can be revoked until one day prior to the shareholders’ meeting. Proxies can

	Allianz SE	RAS S.p.A.
	voting rights regarding a particular agenda item at a shareholders’ meeting and (d) the date of the relevant shareholders’ meeting.	only be given for one single, already convened, shareholders’ meeting.

Required Vote for Authorization of Certain Actions

According to German law, the following resolutions may be passed only by a majority of at least 75% of the capital stock represented at the passing of the resolution and a simple majority of the votes cast at the shareholders meeting: certain capital increases (contingent capital; authorized capital), capital decreases, a dissolution of Allianz SE, a merger of Allianz SE or any other form of transformation (Umwandlung) of Allianz SE, including, without limitation, spin-offs (Spaltung), a transfer of all or virtually all of Allianz SE’s assets, a change of Allianz SE’s corporate form, and the exclusion of preemptive rights (Bezugsrecht).

Extraordinary shareholders’ meetings are required to vote on all amendments of the company’s articles of association, including capital increases, transfer of the company’s registered office abroad, changes in the corporate purposes and all other matters referred to it by Italian law such as the liquidation or winding-up of the company as well as mergers and de-mergers.

In order to be validly approved, resolutions pertaining to the above matters require the attendance of shareholders representing at least 50% of the ordinary share capital on first call, more than one-third on second call and at least one-fifth on any subsequent calls, and the affirmative vote of holders of at least two-thirds of the RAS share capital participating in the vote on the resolution.

Amendment to Articles of Association

Changes to the corporate purpose (Unternehmensgegenstand) of Allianz SE stated in the articles of association and the relocation of the registered seat (Sitzverlegung) into a different EU Member State require a 75% majority of the capital stock represented at the time the resolution is passed. For other amendments, the form of articles of association for Allianz SE stipulate that a majority of • of votes cast suffices, unless a greater majority is required by law.

Under Italian law, the articles of association of a joint stock company may be amended at any time by the shareholders at an extraordinary shareholders’ meeting. See “Required Vote for Authorization of Certain Actions” for the required quorums and voting thresholds.

As provided in the form of articles of association for Allianz SE, the Supervisory Board is authorized to amend the wording of the articles of association.

	Allianz SE	RAS S.p.A.

Dividends	Under German law, dividends may be declared and paid out of the corporation’s distributable balance sheet profits shown in the corporation’s
audited and approved financial statements for the preceding fiscal year, as determined by resolution of the general meeting.	Under Italian law, RAS may pay dividends out of its net profits shown in the company’s audited and approved financial statements for the preceding fiscal year or out of its distributable legal reserves. The dividend distribution must be approved by the general meeting approving the company’s financial statements.

Cash Exit Rights; Appraisal Rights

Under German law, shareholders of an SE are entitled to withdraw as shareholders from the SE in consideration for adequate compensation if:

•      the SE relocates its registered office (Unternehmenssitz) from one EU Member State to another;

•      the SE enters into a domination and profit (and loss) transfer agreement with a controlling shareholder;

•      the SE is acquired by way of merger by another company with a different legal corporate form; or

•      shareholders of the SE receive shares with restricted transferability in connection with a merger.

According to the prevailing opinion in German legal literature and a court decision of the higher regional court in Düsseldorf, Germany (OLG Düsseldorf), such cash exit rights are also triggered if a merger results in the delisting of the shares of the merged entity. The adequate compensation is generally payable in cash.

A valuation proceeding (Spruchverfahren) is available to Allianz SE’s shareholders under German law to determine the adequacy of the consideration to be paid in the situations described above. In addition, a valuation proceeding is available in connection with the expulsion of minority shareholders in a squeeze out; provided,

Under Italian law, shareholders of Italian joint stock companies are entitled to exercise cash exit rights whenever a resolution is adopted at a special meeting of shareholders with respect to, inter alia:

•      a change in the business purpose of the company;

•      a change in the legal form of the company;

•      the transfer of the registered office of the company outside of Italy; or

•      a merger in which the shareholders of a listed company receive shares which are not listed on a regulated stock market in Italy.

Cash exit rights can only be exercised by dissenting, absent or abstaining shareholders. Cash exit rights can be exercised for all or part of the shares held by the relevant shareholder.

In order to validly exercise their cash exit rights, shareholders entitled to do so must send notice thereof to the company by registered mail within 15 days after the publication in the Companies’ Register of the resolution approved at the special meeting of shareholders.

The shares with respect to which cash exit rights are being exercised cannot be sold by the relevant shareholder and must be deposited with the company.

	Allianz SE	RAS S.p.A.
in each case the shareholder complies with the procedural requirements specified in the respective statutory provisions.

Cash exit rights may not be exercised if the resolution, which gives rise to cash exit rights, is revoked in a subsequent shareholders’ meeting held within 90 days following the approval of such resolution. In this case, the cash exit rights that have already been exercised become ineffective.

The cash amount payable to the shareholders exercising their cash exit rights is calculated based on the arithmetical average of the closing price for the company’s shares during the six months preceding the publication of the notice convening the special shareholders’ meeting for the approval of the transaction, which gave rise to the cash exit rights.

Shareholders’ Suits

German law does not provide for class actions, and only permits shareholder derivative suits under limited circumstances, even in the case of breach of duty by the members of the management board or the supervisory board.

According to German law, the general meeting, acting by a simple majority of the votes cast, is entitled to request Allianz SE to claim damages but is not entitled to assert any rights on behalf of Allianz SE. The general meeting may appoint any disinterested party as a special representative to prosecute such claim on behalf of Allianz SE. Such special representative will be court-appointed upon the motion of a minority of the shareholders representing in the aggregate at least 10% of the issued shares or a proportionate amount of at least €1,000,000 of the registered stated capital, if the court deems this appropriate. If the court complies with the request to appoint a special representative, the company must pay the special representative adequate reimbursement and remuneration.

Italian law does not provide for class actions and does not generally permit shareholder derivative suits even with respect of breach of duty by the directors. However, shareholders representing at least 5% of the share capital of Italian-listed companies may bring on behalf of the company a liability claim against the directors for breach of their duties towards the company.

The shareholders promoting such claim appoint a representative to lead the action and perform all necessary ancillary activities.

If the action is successful, damages granted inure to the exclusive benefit of the company. The company must reimburse the shareholders, who initiated the action, for the costs and expenses related to the action.

Allianz SE	RAS S.p.A.

According to German law, shareholders representing at least 1% of the issued share capital or in aggregate an attributable amount of at least €100,000 may request before court admission to prosecute such claims themselves on behalf of Allianz SE (Klagezulassungsverfahren). Such request is only complied with (a) if such shareholders prove that they or their legal predecessors had title to the shares of Allianz SE at the time the asserted misconduct or damages have been made public, (b) if such shareholders prove that Allianz SE has not filed a lawsuit itself within a reasonable period of time despite such shareholders’ request, (c) if facts are available that raise suspicion that Allianz SE has suffered damages due to improbity or severe violation of the law or the articles of association, and (d) if the claim for damages is not outbalanced by legitimate interests of Allianz SE.

If the court allows the shareholders to prosecute the claim on behalf of Allianz SE, they must file such claim within three month as of the legal effectiveness of the court ruling regarding the admission to prosecute the claim, provided that Allianz SE has not filed such claim itself within reasonable time despite of another request of such shareholders. Allianz SE may itself take over the prosecution of such claim pending at any time. A court ruling or a settlement agreement (Vergleich) on such claim has binding effect towards the company and any shareholder of the company.

If the request for admission to prosecute the claim on behalf of Allianz SE is rejected by the court, the costs incurred in such procedure must generally be borne by the applicant shareholders. If the plaintiff shareholders win the lawsuit, Allianz SE must reimburse such shareholders for any costs incurred by the lawsuit. The same applies if the lawsuit is partially or entirely lost by the plaintiff shareholders, provided that the admission

	Allianz SE	RAS S.p.A.

to file the lawsuit was granted not due to willful or gross negligent wrong assertions by the plaintiff shareholders.

Each shareholder who was present at the shareholders’ meeting and has his objection against a resolution recorded in the minutes may within one month after adoption of the respective resolution by the shareholders’ meeting take action against the company to contest the resolution (Anfechtungsklage).

Inspection of Books and Records

German law does not permit shareholders to inspect corporate books and records but does permit, however, shareholders to inspect the share register with respect to their personal information upon request. German law further provides each shareholder with a right to information at the shareholders’ meeting, to the extent that such information is necessary to permit a proper evaluation of the relevant item on the agenda.

The right to information is a right only to oral information at a shareholders’ meeting. Information may be given in writing to shareholders, but they are entitled neither to receive written information nor to inspect any documents of the corporation. As a practical matter, shareholders may receive certain written information about Allianz SE through its public filings with the commercial register (Handelsregister) and the German Federal Gazette and other places for publication of the company.

Under Italian law, any shareholder, in person or through an agent, may inspect RAS’s shareholders’ ledger and the minutes of shareholder meetings at any time and may request a copy of the same at his own expense.

Transferability	The no par value registered shares may only be transferred with the consent of Allianz SE. Allianz SE will only withhold its consent to a duly applied request if it deems this to be necessary in the interest of Allianz SE on exceptional grounds; therefore, the consent requirement is deemed not to limit the tradeability over the stock exchange as required by German law and has very limited practical impact. Allianz SE will	RAS’s shares are freely transferable.

	Allianz SE	RAS S.p.A.

inform the applicant about the reasons leading to such a refusal.

Preemptive Rights

Under German law, an existing shareholder in an SE has a preemptive right to subscribe for any issue by such SE of shares, debt instruments convertible into shares and participating debt instruments in proportion to the shares held by such shareholder in the existing capital of such SE. German law provides that this preemptive right can be excluded only by a shareholder resolution. A majority of at least three-quarters of the issued shares represented at the meeting is required for such resolution to pass.

Furthermore, under German law, Allianz SE may, in general, only acquire its own shares upon authorization by a shareholder meeting, provided that the company acquires no more than 10% of its issued shares or acquires them for certain purpose defined by law, e.g., for the transfer to employees.

Under Italian law, an existing shareholder in a stock corporation has a preemptive right for any issue of such corporation of shares or debt convertible into shares in proportion to the shares held by such shareholder at the time of the issuance.

The preemptive rights can also be exercised by the holders of debt convertible into shares of the company on the basis of the relevant exchange ratio.

Existing shareholders are not entitled to preemptive rights with respect to newly issued shares to be paid in by contribution in kind. The preemptive rights can also be excluded by a resolution approved by shareholders representing more than 50% of the company’s share capital. In both of the above cases, the reasons for the exclusion must be adequately illustrated by a report of the board of directors.

In addition, the by-laws of listed companies can exclude preemptive rights with respect to newly issued shares for an amount up to a maximum of 10% of the existing share capital.

Takeover Statutes

Under German Law, the management board of the target company generally must not take any measures that would impede the success of the tender offer other than soliciting alternative offers or acting with authorization of the supervisory board.

In addition, the general meeting can authorize other defense measures if such a vote is supported by 75% of the capital stock present at the time the resolution is passed. The duration of such authorization may not exceed 18 months. Individual measures taken in reliance upon such authorization have to be approved by the supervisory board.

Under Italian law, defense measures can only be adopted by Italian companies listed on an Italian or EU regulated market if approved by a shareholders’ meeting with the affirmative vote of holders representing at least 30% of a company’s share capital participating in the vote on the resolution.

Accounting Treatment of the Transaction

We will account for the merger as a purchase under both IFRS and U.S. GAAP.

THE RAS SHAREHOLDERS’ MEETINGS

General

The extraordinary meeting of holders of RAS ordinary shares at which the merger plan will be presented for approval is scheduled to be held on February 3, 2006, on first call, and February 4, 2006, on second call. The special meeting of holders of RAS savings shares to approve the merger resolution passed by the holders of RAS ordinary shares is scheduled to be held on February 3, 4 and 6, 2006, on first call, second call and third call, respectively. The merger requires the approvals of both holders of RAS ordinary shares and holders of RAS savings shares in order to be implemented.

Under Italian law, the extraordinary meeting of holders of RAS ordinary shares will be validly convened with the attendance of shareholders representing at least 50% of RAS ordinary shares on first call, more than 33.33% on second call and at least 20% on any subsequent calls. Approval of the merger plan and of the modification to the RAS articles of association in connection with the Reorganization requires a resolution passed with the affirmative vote of holders of at least two-thirds of RAS ordinary shares participating in the vote on the resolution. The special meeting of holders of RAS savings shares will then have to approve the resolution of the extraordinary meeting of holders of RAS ordinary shares approving the merger plan. The holders of RAS saving shares must pass this resolution with the affirmative vote of holders of the majority of the RAS savings shares participating in the vote on the resolution, representing at least 20% of the total amount of RAS savings shares outstanding.

At September 28, 2005, we owned approximately 55.5% of the outstanding RAS ordinary shares. We also own 35.8% of the outstanding RAS savings shares and have secured in over-the-counter derivative transactions a further 4.5% of all issued and outstanding RAS savings shares. (See “Relationship Between Allianz and RAS—Tender Offer for RAS Shares and Additional Share Purchases”). We intend to vote those RAS ordinary shares and RAS savings shares in favor of the proposed merger at the extraordinary meeting of holders of RAS ordinary shares and the special meeting of holders of RAS savings shares, respectively.

Appraisal Rights and Cash Exit Rights

Italian law does not entitle the holders of RAS ordinary shares and RAS savings shares to formal appraisal rights in connection with the merger. RAS shareholders are, however, entitled to cash exit rights as specified under Italian law. Under Italian law, shareholders of Italian joint stock companies are entitled to exercise cash exit rights whenever a resolution is adopted at an extraordinary or special meeting of shareholders with respect to, inter alia:

•	a change in the business purpose of the company;

•	a change in the legal form of the company;

•	a transfer of the company’s registered office outside of Italy; or

•	a merger in which the shareholders of a listed company receive shares which are not listed on a regulated stock market in Italy.

Holders of RAS ordinary shares absent, abstaining or voting against the merger or the change in corporate purpose deriving from the Reorganization in the RAS extraordinary shareholders’ meeting, and holders of RAS savings shares absent, abstaining or voting against approval of the resolution at their special shareholders’ meeting approving the merger, will be entitled to exercise cash exit rights and request liquidation (i.e., cash payment) of their RAS shares as a consequence of (a) the change of RAS’s corporate purpose and the substantial modification of its business caused by the Reorganization, (b) the transfer abroad of RAS’s registered seat due to the merger and (c) only with respect to the RAS savings shares, the modification of their participation rights as a result of the exchange of RAS savings shares for Allianz shares (i.e., ordinary shares). RAS shareholders entitled to cash exit rights may exercise their rights with respect to all or part of the shares that they hold. In order to validly exercise cash exit rights, RAS shareholders entitled to do so must provide notice thereof to RAS by registered mail within 15 days after the date of publication in the Companies’ Register in Milan, Italy, of the resolutions voted upon at the relevant meeting of RAS shareholders. The shares with respect to which cash exit rights are being exercised cannot be sold by RAS shareholders and must be deposited with RAS.

Cash exit rights may not be exercised if the resolutions relating to the merger are approved at the relevant meeting of RAS shareholders and then revoked in a subsequent shareholders’ meeting of RAS held within 90 days following the approval of such resolutions. In this case, the cash exit rights that have already been exercised become ineffective.

The cash amount payable to RAS shareholders exercising their cash exit rights is calculated based on the arithmetical average of the closing price for RAS ordinary shares and RAS savings shares, respectively, on the Milan Stock Exchange during the six months preceding the publication of the notice convening the extraordinary meeting of holders of RAS ordinary shares and the special meeting of holders of RAS savings shares, respectively. The notices were published in Italy on September 27, 2005. Accordingly, the cash exit price amounts to €16.72 per RAS ordinary share and €24.24 per RAS savings share.

Pursuant to the cash exit procedure provided for in Article 2437-quater of the Italian Civil Code, the RAS shares with respect to which cash exit rights are exercised will be offered for purchase, at their value indicated above, pro rata to holders of RAS ordinary shares and RAS savings shares, as the case may be, who do not exercise cash exit rights. Holders of RAS shares who accept such offer also have the preemptive right to purchase any RAS ordinary shares or RAS savings shares not purchased in such offer. Consistent with its intention to acquire all of the RAS ordinary shares and RAS savings shares, Allianz will purchase any RAS shares that are not so purchased.

The payment to RAS shareholders, who exercise their cash exit rights, will occur prior to the effectiveness of the merger.

Contestation Suits

Under German law, Allianz shares will not be issued to RAS shareholders until the merger is registered in the commercial register for Allianz, which cannot take place before the registration of the implementation of the capital increase for purposes of the merger in the commercial register for Allianz. Allianz shareholders could contest the merger by filing an action to set aside the resolution by the Allianz extraordinary meeting of shareholders approving the merger plan. This action must be commenced within one month from the date of such resolution. An action could be brought on the basis of alleged procedural irregularities before or during the shareholders’ meeting voting on the merger plan or on material defects in relation to the merger plan or the merger resolution itself, including violation of information rights. German law provides that a contestation suit by an Allianz shareholder against the validity of the resolution approving the merger plan may be based on the grounds that the merger exchange ratio set forth in the merger plan is too low from the point of view of Allianz shareholders. The merger cannot be registered in the commercial register for Allianz while a contestation suit is pending. However, pursuant to the German Transformation Act (Umwandlungsgesetz), if an action to set aside the resolution approving the merger plan is filed, Allianz may apply for a decision by the competent court to the effect that such filing does not bar the registration of the merger in the commercial register. Such a decision may only be made if the contestation suit against the validity of the merger resolution is inadmissible or clearly unfounded or if it appears to the court in its discretion, having considered the seriousness of the infringements of rights as asserted in the claim, that the immediate completion of the merger should have priority in order to avert significant disadvantages for Allianz as well as their shareholders, as asserted by Allianz. After the decision by the competent court has become final and binding, which may take several months, the merger may be registered in the commercial register for Allianz. If Allianz is successful in registering the merger by obtaining such an affirmative accelerated court decision, Allianz still could be liable to pay damages to Allianz shareholders having filed the contestation suit if it is later on determined that the contestation suit is legally founded. If, on the other hand, an affected company is unsuccessful in its request for an accelerated court decision, the registration of the merger can occur only after the action has been finally adjudicated. The denial of an action to set aside a merger resolution can in principle be appealed in sequence to two higher courts.

Under Italian law, RAS shareholders may challenge the merger resolution on the basis of the general rules for the challenge of shareholders’ resolutions. In particular, holders of RAS ordinary shares and/or RAS savings shares, who are absent from their respective special meeting of shareholders or who abstain from or dissent in the vote on the merger plan and who hold at least one-thousandth of RAS’s ordinary share capital or savings share capital, respectively, could contest the merger by filing an action within 90 days after the registration of the merger resolution in the Companies’ Register for RAS in Milan, Italy. Such suits could allege procedural irregularities, an unfair exchange ratio, as well as any other violation of Italian law or the by-laws of the company. In addition, in very limited cases relating to grave procedural irregularities (such as failure to convene the shareholders’ meeting), any holder of RAS ordinary shares or savings shares, regardless of the amount of shares held, can challenge the merger resolution within three years after the registration of such resolution with the Companies’ Register in Milan, Italy. None of the above challenges has the effect of suspending the merger resolution. If, however, these RAS shareholders contest the merger resolution asserting that they would suffer irreparable harm if the merger is implemented and succeed in proving the existence of a prima facie case, a competent court could issue an injunction suspending the effect of the merger resolution and preventing the entering into of the merger deed with the Companies’ Register in Milan, Italy. If such an injunction is imposed, the implementation of the merger could be delayed or hindered under Italian law. For as long as the merger resolution remains suspended under Italian law, we would be prevented from registering the merger in the commercial register for Allianz in Germany. Once the merger deed has been entered into and following its registration with the Companies’ Register in Milan, Italy, the merger resolution can no longer be declared invalid and challenging shareholders could then only be entitled to monetary damages.

Voting Securities and Principal Owners Thereof

The information set forth under the heading “Major Shareholders and Related Party Transactions—Major Shareholders” at Item 7 in Allianz’s Annual Report on Form 20-F that is incorporated by reference into this Prospectus is incorporated by reference into this paragraph, as supplemented by the following. On July 14, 2005, Allianz was informed by Munich Re pursuant to the rules of the German Securities Trading Act (WpHG) that Munich Re reduced its ownership interest in Allianz to below 5% and held 4.9% of the share capital of Allianz as of this date. As a result of this reduction, we do not have any shareholder that holds 5% or more of the share capital of Allianz.

Directors and Officers of Allianz

The information set forth under the heading “Item 6. Directors, Senior Management and Employees—Supervisory Board”, subject to the changes described below, and “—Management Board” in Allianz’s Annual Report on Form 20-F that is incorporated by reference into this Prospectus is incorporated by reference into this paragraph.

At Allianz’s annual general meeting on May 4, 2005, the terms of the following members of the Supervisory Board expired: Frank Ley, Dr. Alrecht Schäfer and Professor Dr. Herbert Scholl. The following three new members joined the Supervisory Board on this date, each of whose terms expire in 2008:

•	Franz Fehrenbach, 56 years old, whose principal occupation is Chairman of the Management Board of Robert Bosch GmbH and who is also member of the Board of Directors of Robert Bosch Corporation USA;

•	Dr. Franz Humer, 59 years old, whose principal is Chairman of the Board of Directors and Chief Executive Officer of F. Hoffmann-La Roche AG and who is also a member of the Supervisory Boards of Hoffmann-La Roche AG (Chairman), Roche Deutschland Holding GmbH (Chairman), Roche Diagnostics GmbH (Chairman) and member of the Board of Directors of Diageo plc; and

•	Iris Mischlau-Meyrahn, 46 years old, whose principal occupation is as an employee of Allianz Versicherungs AG and who is an employee representative on the Supervisory Board of Allianz.

Material Interests of Certain Persons in the Merger

As a matter of law, all employment and service agreements, which were entered into by RAS and which after the Reorganization will still be attributable to RAS, will automatically pass to

Allianz SE upon legal effectiveness of the merger, unless otherwise provided for in the respective agreement or unless an affected employee objects to the transfer of his or her employment agreement. As a result of the Reorganization, the number of such agreements is likely to be limited.

RELATIONSHIP BETWEEN ALLIANZ AND RAS

General

RAS is a majority-owned subsidiary of Allianz. Of the 18 directors on RAS’s Board of Directors, five are currently members of the Management Board of Allianz. Specifically:

•	Michael Diekmann, deputy chairman of RAS’s Board of Directors, is also chairman of the Management Board of Allianz. He is also chairman and, in some cases, vice president of the Supervisory Board or the Board of Directors of several companies in the Allianz Group;

•	Detlev Bremkamp, a member of RAS’s Board of Directors, is a member of the Management Board of Allianz. He is also a member and, in some cases, chairman of the Board of Directors or the Supervisory Board of several companies in the Allianz Group;

•	Dr. Helmut Perlet, a member of RAS’s Board of Directors, is a member of the Management Board of Allianz, as well as a member of the Board of Directors or the Supervisory Board of several companies in the Allianz Group;

•	Dr. Reiner Hagemann, a member of the Management Board of Allianz, is a member and, in some cases, chairman or deputy chairman of the Supervisory Board or the Board of Directors of several companies in the Allianz Group, including certain subsidiaries of RAS; and

•	Dr. Gerhard Rupprecht, a member of the Management Board of Allianz, is a member of the Supervisory Board or the Board of Directors of several companies in the Allianz Group, including two subsidiaries of RAS.

On September 11, 2005, Allianz announced that Detlev Bremkamp and Dr. Reiner Hagemann will resign from the Management Board of Allianz with effect from December 31, 2005. They will also resign from their positions on the Board of Directors of RAS and most RAS subsidiaries, as applicable, effective on the same date. Mr. Bremkamp will continue to be a member of the Supervisory Board of Elmonda AG, in which RAS holds a 50% interest.

In 1984, the Allianz Group acquired a 14.3% interest in RAS. During the following years, the Allianz Group progressively increased its participation in RAS and obtained a majority interest in RAS in 1987 when its interest in the company amounted to 51.5%. In December 2002, RAS launched a public offer to repurchase a portion of its outstanding ordinary shares. As a result of this repurchase and subsequent cancellation of those RAS ordinary shares repurchased in the offer, the Allianz Group held 55.5% of RAS ordinary shares and 55.4% of RAS’s total share capital, prior to the additional purchases of RAS savings shares described below in “—Tender Offer for RAS Shares and Additional Share Purchases.”

The commercial relationships between Allianz and its subsidiaries, on the one hand, and RAS and its subsidiaries, on the other, comprise transactions with each other conducted in the ordinary course of business, including certain reinsurance agreements by which RAS and certain of its subsidiaries cede intra-group premiums to Allianz. Furthermore, in the ordinary course of their investment activity, RAS and certain of its subsidiaries have subscribed debt securities issued by Allianz.

Tender Offer for RAS Shares and Additional Share Purchases

In the second half of October 2005, Allianz will commence a voluntary public tender offer for all of the shares of RAS at a cash price of €19 per RAS ordinary share and €55 per RAS savings share. The tender offer is intended to provide those RAS shareholders, who do not wish to become shareholders of Allianz SE, with the opportunity to sell their shares for cash at a time well before such shareholders have the possibility to exercise their statutory cash exit right and at favorable conditions compared to the cash compensation due under the cash exit rights, if exercised, under Italian law. The tender offer will expire during the month of November 2005.

On September 27, 2005, Allianz announced that it purchased in off-market transactions a total of 479,462 RAS savings shares, representing 35.8% of all issued and outstanding RAS savings shares. In addition, Allianz secured in over-the-counter derivative transactions further 60,000 RAS savings shares, representing a further 4.5% of all issued and outstanding RAS savings shares. The highest price paid in connection with such transactions was equal to €55 per RAS savings share. Subsequent to such purchases, Allianz also announced its decision to adjust the price of the tender offer on the RAS savings shares, pre-announced to the market on September 11, 2005, by increasing such price from €26.5 to €55 per each RAS savings share.

MARKET PRICE DATA

Allianz

The principal trading market for the Allianz shares is the Frankfurt Stock Exchange. The shares are also listed and traded on all other German stock exchanges, i.e., the Baden-Württemberg Stock Exchange in Stuttgart, the Berlin-Bremen Stock Exchange, the Düsseldorf Stock Exchange, the Hanseatic Stock Exchange in Hamburg, the Hanover Stock Exchange and the Munich Stock Exchange. Furthermore, the Allianz shares are listed on the SWX Swiss Exchange, London Stock Exchange and Euronext Paris. American Depositary Shares relating to Allianz’s shares are listed and principally traded on the New York Stock Exchange.

The table below sets forth, for the periods indicated, the high and low closing sales prices on the Frankfurt Stock Exchange for the ordinary shares of Allianz as reported by XETRA. The table also shows, for the periods indicated, the highs and lows of the DAX. See the discussion under “Currencies and Exchange Rates” in this Prospectus, for information with respect to rates of exchange between the U.S. dollar and the Euro applicable during the periods set forth below.

	Price Per Ordinary Share(1)		DAX
	High	Low	High	Low
	€	€
Yearly highs and lows
2000	399.2	285.9	8,065.0	6,200.7
2001	358.3	185.8	6,795.1	3,787.2
2002	259.5	69.4	5,462.6	2,597.9
2003	101.5	41.1	3,965.2	2,203.0
2004	111.2	73.9	4,261.8	3,647.0
2005 (through September 26, 2005)	110.1	89.7	5,005.9	4,178.1
Quarterly highs and lows
2003
First Quarter	89.4	41.1	3,157.3	2,203.0
Second Quarter	78.2	43.4	3,304.2	2,450.2
Third Quarter	95.0	69.6	3,668.7	3,146.6
Fourth Quarter	101.5	76.0	3,965.2	3,276.6
2004
First Quarter	111.2	86.2	4,151.8	3,726.1
Second Quarter	94.4	80.7	4,134.1	3,754.4
Third Quarter	89.3	73.9	4,035.0	3,647.0
Fourth Quarter	97.9	78.5	4,261.8	3,854.4
2005
First Quarter	101.0	89.7	4,428.1	4,201.8
Second Quarter	98.4	90.1	4,627.5	4,178.1
Monthly highs and lows
2005
March	101.0	95.8	4,428.1	4,296.4
April	98.2	90.1	4,405.7	4,178.1
May	95.8	91.2	4,480.4	4,224.0
June	97.7	94.4	4,627.5	4,497.3
July	105.8	95.2	4,892.5	4,530.2
August	110.1	103.2	4,990.6	4,783.8
September (through September 26, 2005)	109.3	103.1	5,005.9	4,837.8

(1)	Adjusted to reflect the capital increase in April 2003.

Based on turnover statistics supplied by Bloomberg, the average daily volume of the ordinary shares of Allianz traded on the Frankfurt Stock Exchange (XETRA) between January 1, 2005 and September 26, 2005 was 2,862,333 shares.

Trading on the New York Stock Exchange

Official trading of Allianz ADSs on the New York Stock Exchange commenced on November 3, 2000. Allianz ADSs trade under the symbol “AZ.”

The following table sets forth, for the periods indicated, the high and low closing sales prices per Allianz ADS as reported on the New York Stock Exchange Composite Tape:

	Price per ADS
	High	Low
	$	$
Yearly highs and lows
2001	37.6	18.7
2002	25.2	7.5
2003	12.7	5.0
2004	14.0	9.0
2005 (through September 26, 2005)	13.8	11.4
Quarterly highs and lows
2003
First Quarter	10.5	5.0
Second Quarter	9.3	5.3
Third Quarter	10.6	8.2
Fourth Quarter	12.7	9.0
2004
First Quarter	14.0	10.6
Second Quarter	11.4	9.6
Third Quarter	10.9	9.0
Fourth Quarter	13.3	10.0
2005
First Quarter	13.4	11.7
Second Quarter	12.6	11.5
Monthly highs and lows
2005
March	13.4	12.6
April	12.6	11.6
May	12.2	11.6
June	12.0	11.5
July	12.9	11.4
August	13.8	12.7
September (through September 26, 2005)	13.6	12.6

You are urged to obtain a current market quotation for Allianz ADSs and Allianz shares.

On September 9, 2005, the last trading day prior to the formal public announcement of our decision to pursue a statutory merger of RAS and Allianz, the closing sales price per Allianz share on the XETRA trading system of the Frankfurt Stock Exchange was €109.07, equivalent to $131.28 per Allianz share, translated at the noon buying rate for September 26, 2005, and the high and low bid prices for the Allianz ADSs as quoted on the New York Stock Exchange were $13.61 and $13.54, respectively.

On September 26, 2005, the closing sales price per Allianz share on XETRA was €107.74, equivalent to $129.68 based on an exchange rate of $1.2036 per Euro, and the high and low bid prices for the Allianz ADSs as quoted on the New York Stock Exchange were $13.02 and $12.87, respectively.

RAS

RAS ordinary shares trade on the Milan Stock Exchange. The table below sets forth, for the periods indicated, the high and low sale prices of RAS ordinary shares as reported by Bloomberg.

	Price Per Ordinary Share (€)
	High	Low
Yearly highs and lows
2000	17.2	7.1
2001	16.5	11.0
2002	15.3	9.9
2003	14.1	10.0
2004	17.0	13.7
2005 (through September 26, 2005)	18.9	15.5
Quarterly highs and lows
2003
First Quarter	12.4	10.0
Second Quarter	14.0	11.4
Third Quarter	14.1	12.7
Fourth Quarter	13.8	13.2
2004
First Quarter	15.2	13.7
Second Quarter	15.7	14.6
Third Quarter	15.6	14.1
Fourth Quarter	17.0	15.5
2005
First Quarter	18.2	16.6
Second Quarter	18.2	15.5
Monthly highs and lows
2005
March	18.2	17.7
April	18.2	16.6
May	16.8	15.5
June	16.2	15.5
July	16.6	16.2
August	17.1	16.2
September (through September 26, 2005)	18.9	16.8

Since 1986, RAS savings shares have traded on the Milan Stock Exchange. The table sets forth, for the periods indicated, the high and low sale prices of RAS savings shares as reported by Bloomberg.

	Price Per Savings Share (€)
	High	Low
Yearly highs and lows
2000	12.9	5.8
2001	12.6	7.5
2002	14.3	9.3
2003	14.6	10.9
2004	17.6	13.7
2005 (through September 26, 2005)	56.2	17.3
Quarterly highs and lows
2003
First Quarter	14.0	10.9
Second Quarter	14.6	12.6
Third Quarter	14.0	13.5
Fourth Quarter	14.0	13.3
2004
First Quarter	15.6	13.7
Second Quarter	15.9	14.9
Third Quarter	16.4	14.1
Fourth Quarter	17.6	15.9
2005
First Quarter	28.0	17.3
Second Quarter	26.1	20.7
Monthly highs and lows
2005
March	28.0	25.6
April	26.1	23.0
May	23.9	22.3
June	23.3	20.7
July	21.6	20.8
August	23.9	21.1
September (through September 26, 2005)	56.2	22.9

You are urged to obtain a current market quotation for RAS ordinary shares and RAS savings shares.

U.S. FEDERAL, ITALIAN AND GERMAN TAX CONSEQUENCES

General

This section describes the material Italian, German, and U.S. federal income tax consequences for U.S. holders (as defined below) of the receipt and ownership of Allianz shares and cash in lieu of Allianz fractional shares pursuant to the merger of RAS into Allianz. This section applies only to U.S. holders that hold RAS shares as capital assets and that will acquire Allianz shares pursuant to the merger of RAS into Allianz. This section does not apply to special classes of U.S. holders such as dealers in securities or currencies, holders with a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, holders liable for the alternative minimum tax, securities traders electing to account for their investment in RAS shares or Allianz shares on a mark-to-market basis, persons holding RAS shares or Allianz shares in a hedging transaction or as part of a straddle or conversion transaction, persons holding RAS shares or Allianz shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, and any person that owns actually or constructively 10 percent or more of the outstanding voting shares of RAS stock or Allianz stock.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, the laws of the Federal Republic of Germany and the laws of the Republic of Italy, all as currently in effect, as well as on the Convention Between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to Certain Other Taxes (the “U.S.-Germany Treaty”) and the Convention between the Government of the United States of America and the Government of the Republic of Italy for the Avoidance of Double Taxation with Respect to Taxes on Income and the Prevention of Fraud or Fiscal Evasion (the “U.S.-Italy Treaty”). These laws are subject to change, possibly on a retroactive basis.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of RAS shares that will acquire Allianz shares pursuant to the merger of RAS into Allianz that is for United States federal income tax purposes (i) a citizen or resident of the United States of America, (ii) a domestic corporation, (iii) an estate the income of which is subject to regular U.S. federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of that trust, and for German and Italian tax purposes, an individual or corporate holder resident in the United States of America.

If a partnership holds RAS shares or Allianz shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding RAS shares or Allianz shares, you should consult your own tax advisor.

You should consult your own tax advisor regarding the United States federal, state and local, German, Italian and other tax consequences of exchanging your RAS shares and of owning and disposing of Allianz shares in your particular circumstances.

This discussion addresses only United States federal, Italian and German income taxation.

Tax Consequences of the Proposed Merger

Italian Tax Consequences of the Proposed Merger

This summary assumes that Allianz and RAS would be considered residents for tax purposes of the Federal Republic of Germany and of the Republic of Italy, respectively, and that they are organized and that their business will be conducted in the manner outlined in this Prospectus. Changes in the tax residence or organizational structure of Allianz or RAS or the manner in which they conduct their business may invalidate this summary.

According to the prevailing interpretation of Italian tax laws and based on general principles applicable to merger transactions, the merger of RAS with and into Allianz will not trigger any taxable event for Italian income tax purposes for U.S. holders of RAS shares; the Allianz shares received by each of such RAS shareholders at the effective time of the merger would be deemed as having the same aggregate tax basis as the RAS shares held by said shareholders prior to the merger. It has to be noted that even if one were to apply a more restrictive interpretation, and therefore to consider the merger as a taxable event, the possible capital gains realized by U.S. holders of RAS shares still would not be taxable in Italy in the following cases:

•	if the U.S. holder (i) never owned RAS ordinary shares representing more than 2 percent of the voting rights in the RAS ordinary shareholders’ meeting or more than 5 percent of the RAS stated capital, and (ii) did not and will not dispose of RAS ordinary shares representing in the aggregate (i.e., including the RAS ordinary shares cancelled by operation of the merger) more than either of the above thresholds in any twelve-month period prior to or after the effective time of the merger; or

•	if the U.S. holder is entitled to the benefits of the U.S.-Italy Treaty and all of the requirements and procedures established by the U.S.-Italy Treaty are complied with.

Since no fractional shares will be issued by Allianz to RAS shareholders in connection with the merger, the parties will appoint an authorized intermediary to trade fractional share interests to allow RAS shareholders to receive whole shares of Allianz common stock. Details of the relevant procedure will be provided in a notice published in a national daily newspaper in Italy. Any capital gain realized by RAS shareholders upon the sale of these shares would in principle be subject to tax in Italy; however, the above-mentioned exemptions provided for by Italian tax law and the U.S.-Italy Treaty would apply. The relevant capital gain would be represented by the difference between the sale price and tax basis of the RAS ordinary shares sold.

Under Italian law, RAS shareholders who abstain from the vote or dissent to the merger are entitled to exercise a withdrawal right. In such case, the redemption price of each of their RAS ordinary shares, to be paid at the effective time of the merger, shall be equal to the average closing sales price of one RAS ordinary share listed on the Milan Stock Exchange during the six-month period prior to the date of the extraordinary and special shareholders’ meetings at which the merger is approved by the RAS shareholders. RAS shareholders redeeming shares will in principle be subject to a 27% rate withholding tax in Italy (12.5% in case of the RAS saving shares) on any profits derived from the redemption, which profits will be deemed equal to the difference between the redemption price and the tax basis of their RAS ordinary shares. Such withholding tax may be reduced to 15%, 10% or 5% pursuant to the U.S.-Italy Treaty, to the extent that the U.S. holder is entitled to its benefits.

German Tax Consequences of the Merger to U.S. Holders of RAS shares

An exchange of RAS shares for Allianz shares does generally not trigger a taxable capital gain for German tax purposes by you as a U.S. holder.

U.S. Federal Income Tax Consequences of the Proposed Merger

We believe that we are not now, and have not been at any time during your holding period, a passive foreign investment company, and this discussion assumes that RAS is not now, and has not been at any time during your holding period, a passive foreign investment company.

If you exchange your RAS shares for Allianz shares or cash in lieu of Allianz fractional shares pursuant to the merger, you will recognize capital gain or loss equal to the difference between:

•	the sum of (A) the fair market value (determined in U.S. dollars on the date of exchange) of the Allianz shares you receive in the merger and (B) the value (in U.S. dollars determined on the date of the exchange) of U.S. or foreign currency received in lieu of Allianz fractional shares in the merger; and

•	your tax basis, determined in U.S. dollars, in your RAS shares, which is generally equal to the cost (in U.S. dollars) of the acquisition of the RAS shares.

Gain or loss will be long-term capital gain or loss if, at the time of the exchange, your holding period for your RAS shares exceeds one year. Currently, long-term capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations. Any gain or loss generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Your tax basis in Allianz shares received pursuant to the merger will be the fair market value (in U.S. dollars) of those Allianz shares on the date you receive them. Your holding period for Allianz shares received pursuant to the merger will begin on the day after you receive such shares.

Tax Consequences of the Ownership and Disposition of Allianz Shares

Dividends

German Taxation

Dividend distributions by a German corporation are subject to a 20% withholding tax. In addition, a solidarity surcharge at a rate of 5.5% on the withholding tax is levied, resulting in an aggregate rate of withholding tax of 21.1% of the declared dividend. The withholding tax is generally withheld irrespective of whether and to what extent the dividend distribution is exempt at the level of the holder.

If you are eligible for the benefits under the U.S.-Germany Treaty, the rate of dividend withholding tax for individual holders and corporate holders of a non-qualifying participation is reduced to 15%. In that case, the Non-German Holder eligible for the reduced treaty rate may apply for a refund of 6.1% of the declared dividend.

German Refund Procedure

The application for refund of German withholding tax must be filed with the German Federal Tax Office (Bundesamt für Finanzen, Friedhofstrasse 1, D-53225 Bonn, Germany). The relevant forms can be obtained from the German Federal Tax Office or from German embassies and consulates.

U.S. Federal Income Taxation

Under the United States federal income tax laws, and subject to the passive foreign investment company rules discussed below, the gross amount of any dividend we pay out in respect of your Allianz shares of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the Allianz shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to Allianz shares generally will be qualified dividend income.

You must include any German tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the Euro payments made, determined at the spot Euro/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the Allianz shares and thereafter as capital gain.

Subject to certain limitations, the German tax withheld and paid over to the Federal Republic of Germany will be creditable against your United States federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate. To the extent a refund of the tax withheld is available to you under German law or the U.S-Germany Treaty, the amount of tax withheld that is refundable will not be eligible for credit against your United States federal income tax liability. See “—Taxation of Dividends—German Refund Procedure”, above, for the procedures for obtaining a tax refund.

Dividends will be income from sources outside the United States, but dividends paid in taxable years beginning before January 1, 2007 generally will be “passive” or “financial services” income, and dividends paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

Distributions of additional Allianz shares to you with respect to your Allianz shares that are made as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income tax.

Capital Gains

German Taxation

Capital gains realized on the disposition of Allianz shares by you as a U.S. holder are subject to German income taxation only if you or, in case of a gratuitous transfer, your legal predecessor has held, directly or indirectly, at any time during the five years preceding the disposition at least 1% of the registered share capital of Allianz AG. In this case:

•	5% of the capital gains, if any, are subject to corporate income tax plus the solidarity surcharge, if you are a corporate shareholder; and

•	in all other cases, one-half of the capital gains is subject to German income tax.

Most double taxation treaties, including the U.S.-Germany Treaty, however, provide for complete exemption from German taxation of capital gains in respect of the Allianz shares.

United States Federal Income Taxation.

Subject to the passive foreign investment company rules discussed below, if you sell or otherwise dispose of your Allianz shares, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Allianz shares. Your initial tax basis is determined as described above under “—Tax Consequences of the Proposed Merger—U.S. Federal Income Tax Consequences of the Proposed Merger.” Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Passive Foreign Investment Company Rules

We believe that Allianz shares should not be treated as stock of a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, gain realized on the sale or other disposition of Allianz shares would in general not be treated as capital gain. Instead, you would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for the Allianz shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, your Allianz shares will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your Allianz shares. Dividends that you receive from us will not be eligible for the special tax rates applicable to qualified dividend income if we are treated as a PFIC with respect to you either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to (i) your receipt of Allianz shares and any cash in lieu of Allianz fractional shares in exchange for your RAS shares effected at a United States office of a broker, (ii) dividend payments or other taxable distributions made to you in respect of Allianz shares within the United States, and (iii) the payment of proceeds to you from the sale of Allianz shares effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. holder that (i) fails to provide an accurate taxpayer identification number, (ii) is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or (iii) in certain circumstances, fails to comply with applicable certification requirements.

For a noncorporate U.S. holder, if the exchange of RAS shares for Allianz shares or cash in lieu of Allianz fractional shares, or a sale of Allianz shares, is effected at a foreign office of a broker, such exchange or sale will be subject to information reporting if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or (iv) a foreign partnership, if at any time during its tax year (A) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (B) such foreign partnership is engaged in the conduct of a United States trade or business. Backup withholding will apply if the exchange or sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

VALIDITY OF SECURITIES

Dr. Peter Hemeling, in his capacity as General Counsel of Allianz, will pass upon the validity under German law of the Allianz shares to be issued in connection with the merger.

EXPERTS

The consolidated financial statements and schedules of Allianz as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft AG Wirtschaftsprufungsgesellschaft, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedules of RAS as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included in this Prospectus in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft AG Wirtschaftsprufungsgesellschaft, independent registered public accounting firm, included in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.

RAS GROUP

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-3
Consolidated Income Statements for the years ended December 31, 2004, 2003 and 2002	F-4
Consolidated Statements of Changes in Shareholders’ Equity for years ended December 31, 2004, 2003 and 2002	F-5
Consolidated Cash Flow Statements for each of the years ended December 31, 2004, 2003 and 2002	F-6
Notes to the Consolidated Financial Statements	F-7
Nature of Operations and Basis of Presentation	F-7
Summary of Significant Accounting Policies	F-7
Recently Issued Accounting Pronouncements	F-16
Consolidation	F-17
Segment Reporting	F-18
Supplementary Information on RAS Group Assets	F-24
Supplementary Information on RAS Group Liabilities and Equity	F-30
Supplementary Information on the RAS Group Consolidated Income Statement	F-34
Other Information	F-41

Summary of significant differences between the accounting principles used in the preparation of the consolidated financial statements and accounting principles generally accepted in the United States of America

F-47
Subsequent Events	F-48
Selected Subsidiaries	F-49
Schedules:
Schedule I Summary of Investments	F-50

Report of Independent Registered Public Accounting Firm

The Management Board and Supervisory Board of Allianz Aktiengesellschaft:

We have audited the accompanying consolidated balance sheets of Riunione Adriatica di Sicurtà S.P.A. Group (RAS Group) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated income statements, consolidated statements of changes in shareholders’ equity and consolidated cash flow statements for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RAS Group and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with International Financial Reporting Standards.

International Financial Reporting Standards vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 38 to the consolidated financial statements.

KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

Munich, Germany

September 28, 2005

RAS Group

Consolidated Balance Sheets

as of December 31, 2004 and 2003

		2004	2003
	Note	€ mn	€ mn
ASSETS
Intangible assets	6	489	415
Investments in associated enterprises	7	587	510
Investments	8	36,197	33,970
Separate account assets		351	12,968
Loans and advances to banks	9	1,858	1,280
Loans and advances to customers	9	4,100	3,733
Trading assets	10	17,045	162
Cash and cash equivalents	11	1,035	1,228
Amounts ceded to reinsurers from insurance reserves	12	1,695	1,710
Deferred tax assets	32	426	513
Other assets	13	7,274	6,522

Total assets		71,057	63,011

		2004	2003
	Note	€ mn	€ mn
EQUITY AND LIABILITIES
Shareholders’ equity	14	6,528	6,107
Minority interests in shareholders’ equity	15	1,059	907
Hybrid equity	16	45	45
Insurance reserves	17	54,412	35,581
Separate account liabilities		351	12,968
Liabilities to banks	18	157	43
Liabilities to customers	19	1,832	1,308
Certificated liabilities	20	558	472
Trading liabilities		136	31
Other accrued liabilities	21	867	867
Other liabilities	22	4,001	3,570
Deferred tax liabilities	32	1,068	1,055
Deferred income		43	57

Total equity and liabilities		71,057	63,011

RAS Group

Consolidated Income Statements

for the years ended December 31, 2004, 2003 and 2002

		2004	2003	2002
	Note	€ mn	€ mn	€ mn
Premiums earned (net)	23	7,483	7,406	7,308
Interest and similar income	24	1,674	1,712	1,742
Income from investments in associated enterprises (net)	7	158	105	915
Other income from investments	25	430	572	408
Trading income (net)	26	776	(173)	105
Fee and commission income, and income from service activities	27	391	323	254
Other income		372	458	449

Total income		11,284	10,403	11,181

Insurance benefits (net)	28	(7,228)	(6,407)	(6,326)
Interest and similar expenses	29	(58)	(69)	(43)
Other expenses from investments	30	(211)	(551)	(1,093)
Loan loss provisions		(6)	(6)	(1)
Acquisition costs and administrative expenses	31	(2,178)	(2,089)	(2,180)
Amortization of goodwill	6	(49)	(46)	(49)
Other expenses		(444)	(452)	(451)

Total expenses		(10,174)	(9,620)	(10,143)

Earnings from ordinary activities before taxes		1,110	783	1,038
Taxes	32	(293)	(300)	(160)
Minority interests in earnings		(142)	(59)	28

Net income		675	424	906

Basic earnings per ordinary share	33	€1.01	€0.63	€1.25
Diluted earnings per ordinary share	33	€1.01	€0.63	€1.25
Basic earnings per savings share	33	€1.03	€0.65	€1.29
Diluted earnings per savings share	33	€1.03	€0.65	€1.29

RAS Group

Consolidated Statements of Changes in Shareholders’ Equity

for the years ended December 31, 2004, 2003 and 2002

	Paid-in capital	Revenue reserves	Foreign currency translation adjustments	Unrealized gains and losses (net)	Shareholders’ equity
	€ mn	€ mn	€ mn	€ mn	€ mn
Balance as of December 31, 2001	2,692	2,641	114	551	5,998
Foreign currency translation adjustments	—	—	(15)	—	(15)
Capital paid in	357	(357)	—	—	—
Treasury shares	—	(88)	—	—	(88)
Unrealized investment gains and losses	—	—	—	(214)	(214)
Net income	—	906	—	—	906
Dividends paid	—	(268)	—	—	(268)
Miscellaneous	—	5	—	—	5

Balance as of December 31, 2002	3,049	2,839	99	337	6,324
Foreign currency translation adjustments	—	—	(50)	(2)	(52)
Treasury shares	—	(709)	—	—	(709)
Cancellation of treasury shares	(800)	800	—	—	—
Unrealized investment gains and losses	—	—	—	499	499
Net income	—	424	—	—	424
Dividends paid	—	(295)	—	—	(295)
Miscellaneous	—	(84)	—		(84)

Balance as of December 31, 2003	2,249	2,975	49	834	6,107
Foreign currency translation adjustments	—	—	9	2	11
Treasury shares	—	5	—	—	5
Unrealized investment gains and losses	—	—	—	269	269
Net income	—	675	—	—	675
Dividends paid	—	(403)	—	—	(403)
Miscellaneous	—	(136)	—	—	(136)

Balance as of December 31, 2004	2,249	3,116	58	1,105	6,528

RAS Group

Consolidated Cash Flow Statements

for the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	€ mn	€ mn	€ mn
Operating activities
Net income	675	424	906
Minority interests in earnings	142	59	(28)
Equity in earnings of associates	(134)	(80)	(45)
Amortization and depreciation	3	100	120
Deferred income tax expense	55	71	(324)
Realized gains and losses and reversals of impairments and impairments, net	(276)	(70)	(220)
Trading assets and liabilities	(128)	58	(142)
Change in loans and advances to banks and customers	(945)	246	(2,799)
Change in other assets	(465)	(12)	(517)
Change in insurance reserves	1,179	(166)	3,060
Change in deferred acquisition costs	(207)	(271)	(181)
Change in liabilities to banks and customers	638	(304)	75
Change in other liabilities	417	375	448

Net cash flow provided by operating activities	954	430	353

Investing activities
Change in securities available-for-sale	(770)	990	(5,411)
Change in investments held-to-maturity	(271)	(454)	633
Change in real estate	(152)	(100)	245
Other	(17)	85	955

Net cash flow (used in) provided by investing activities	(1,210)	521	(3,578)

Financing activities
Change in SFAS 97 aggregate policy reserves	556	122	3,178
Change in hybrid equity and certificated liabilities	86	366	75
Treasury shares	5	(709)	(88)
Dividends	(446)	(305)	(268)
Other	(136)	(84)	422

Net cash flow provided by (used in) financing activities	65	(610)	3,319

Effect of exchange rate changes on cash and cash equivalents	(2)	26	(7)

Change in cash and cash equivalents	(193)	367	87
Cash and cash equivalents at beginning of period	1,228	861	774

Cash and cash equivalents at end of period	1,035	1,228	861

Notes to the Consolidated Financial Statements

1    Natu re of operations and basis of presentation

Nature of Operations

Riunione Adriatica di Sicurta S.p.A. (“RAS”) and its subsidiaries (“RAS Group”) are one of the leading financial services providers in Italy, offering insurance, banking and asset management products and services. RAS Group is the fourth-largest property-casualty insurer and second-largest life/health insurer in Italy based on gross premiums written and statutory premiums, respectively, in 2004. RAS also has insurance operations in Austria, Portugal, and Switzerland. With RAS Group’s acquisition of Banca Bnl Investmenti in 2004 and subsequent merger of these operations into RAS’s subsidiary, RASBank, RAS has an increasing presence in Italy’s financial services sector. RAS S.p.A., Milan. RAS is a Soceita per Azioni (“S.p.A.”) incorporated in Italy. It is recorded in the Milan Company Register under its registered address at Corso Italia 23, 20122 Milan, Italy.

The parent company of RAS is Allianz Company Italiana Finanziamenti S.p.A., which owns approximately 55.5% of RAS’s ordinary shares. The ultimate parent company of RAS is Allianz Aktiengesellschaft AG (“Allianz AG”). Allianz AG and its subsidiaries (“the Allianz Group”) have global property-casualty insurance, life/health insurance, banking and asset management operations in more than 70 countries, with the largest of its operations in Europe.

On September 11, 2005, the RAS S.p.A. and Allianz AG announced their intention to merge. All outstanding ordinary and savings shares of RAS S.p.A. will be exchanged for shares of Allianz AG or cash if the merger is approved by the shareholders of RAS S.p.A. and the shareholders of Allianz AG. If approved, the merger is expected to occur in 2006.

Basis of Presentation

The consolidated financial statements of the RAS Group have been prepared in conformity with International Financial Reporting Standards (“IFRS”). Since 2002, the designation IFRS applies to the overall framework of all standards approved by the International Accounting Standards Board (“IASB”). Already approved standards continue to be cited as International Accounting Standards (“IAS”). All standards currently in force for the years under review have been adopted in the presentation of the consolidated financial statements. For years through 2004, IFRS does not provide specific guidance concerning the reporting of insurance and reinsurance transactions. Therefore, as envisioned in the IFRS Framework, the provisions embodied under accounting principles generally accepted in the United States of America (“US GAAP”) have been applied. The calculation of aggregate policy reserves and deferred policy acquisition costs is in accordance with various US GAAP Statements of Financial Accounting Standards (“SFAS”), including SFAS 60, SFAS 97, and SFAS 120. The consolidated financial statements of the RAS Group have been prepared in Euros (€).

Significant differences between IFRS and US GAAP affecting the RAS Group’s net income and shareholders’ equity have been summarized in Note 38.

2    Su mmary of significant accounting policies

Principles of Consolidation

The consolidated financial statements of the RAS Group include those of RAS S.p.A., its subsidiaries and certain investment funds and special purpose entities. Subsidiaries, investment funds and special purpose entities that are directly or indirectly controlled by the RAS Group are consolidated (hereafter “subsidiaries”). Subsidiaries are consolidated from the date control is obtained by the RAS Group. Subsidiaries that are disposed are consolidated until the date of disposal. The RAS Group has used interim financial statements for certain subsidiaries whose fiscal year is other than December 31, but not exceeding a lag of three months. The effects of intercompany transactions have been eliminated.

Business combinations are accounted for by applying the purchase method. The purchase method requires that the RAS Group allocate the cost of a business combination by recognizing the acquiree’s identifiable assets, liabilities and certain contingent liabilities at their fair values on the date of acquisition. The cost of a business combination represents the fair value of the consideration given and any costs directly attributable to the business

Notes to the Consolidated Financial Statements—(Continued)

combination. If the acquisition cost of the business combination exceeds the RAS Group’s proportionate share of the fair value of the net assets of the acquiree, the difference is recorded as goodwill. Any minority interest is recorded at the minority’s proportion of the fair value of the net assets of the acquiree.

For business combinations with an agreement date before March 31, 2004, minority interests are recorded at the minority’s proportion of the pre-acquisition carrying amounts of the identifiable assets and liabilities.

Foreign Currency Translation

Foreign currency is translated in accordance with IAS 21, The Effects of Changes in Foreign Exchange Rates, by the method of functional currency. The functional currencies for the RAS Group’s subsidiaries are usually the local currency of the relevant company, e.g., the prevailing currency in the environment where the subsidiary carries out its ordinary activities. In accordance with the functional currency method, assets and liabilities are translated at the closing rate on the balance sheet date and income and expenses are translated at the annual average rate in all financial statements of subsidiaries not reporting in Euro. Any foreign currency translation differences, including those arising in the process of equity consolidation, are recorded in shareholders’ equity as foreign currency translation adjustments.

Currency gains and losses arising from foreign currency transactions (transactions in a currency other than the functional currency of the entity) are reported in other income and other expenses, respectively.

Use of Estimates and Assumptions

The preparation of consolidated financial statements that requires the RAS Group make estimates and assumptions that affect items reported in the consolidated balance sheet and consolidated income statement, as well as under contingent liabilities. The actual values may differ from those reported. The most important of such items are the reserve for loss and loss adjustment expenses, the aggregate policy reserves, fair value and impairments of investments, goodwill, deferred policy acquisition costs, deferred taxes and reserves for pensions and similar obligations.

Supplementary information on assets

Intangible Assets

Goodwill resulting from business combinations represents the difference between the acquisition cost of the business combination and the RAS Group’s proportionate share of the net fair value of identifiable assets, liabilities and contingent liabilities. Goodwill resulting from business combinations with an agreement date on or after March 31, 2004, is not subject to amortization and is carried at cost less accumulated impairments.

Goodwill resulting from business combinations before March 31, 2004, was amortized on a straight-line basis over its estimated useful life, which is generally ten years for the property-casualty segment, twenty years for the life/health segment, and twenty years for the banking segment. Goodwill resulting from business combinations before March 31, 2004, is carried at cost less accumulated amortization and impairments. As of January 1, 2005, goodwill resulting from business combinations before March 31, 2004, is not subject to amortization.

An annual impairment test of goodwill is conducted on October 1, in addition to whenever there is an indication that goodwill is not recoverable. The impairment review includes comparing the present value of each cash generating unit to its respective carrying value including goodwill. If the present value is greater, an impairment is not recorded. If the carrying value of the cash generating unit in the consolidated balance sheet exceeds the present value of the cash generating unit, the implicit present value of the related goodwill is determined with a corresponding impairment charge recorded reducing the respective goodwill to its present value. Impairments of goodwill are not reversed. Gains or losses realized on the disposal of subsidiaries include any related goodwill.

Intangible assets acquired in business combinations with an agreement date after March 31,

Notes to the Consolidated Financial Statements—(Continued)

2004, are recorded at fair value on the acquisition date if the intangible asset is separable or arises from contractual or other legal rights. Intangible assets with an indefinite useful life are not subject to amortization. Intangible assets with a definite useful life are amortized over their useful lives. Intangible assets acquired in business combinations with an agreement date before March 31, 2004, were recorded at fair value on the acquisition date and are amortized over their useful lives.

Present value of future profits (“PVFP”) is the present value of net cash flows anticipated in the future from insurance policies in force at the date of acquisition and is amortized over the life of the related contracts. PVFP was determined using discount rates ranging from 12% to 15%. Interest accrues on the unamortized PVFP balance based upon the policy liability or contract rates which range from 3.5% to 8.5%.

Software includes software purchased from third parties or developed internally, which are amortized on a straight-line basis over their useful service lives or contractual terms, generally over 3 to 5 years. Costs for repairs and maintenance are expensed, while improvements if they extend the useful life of the asset are capitalized. For the RAS Group’s Property-Casualty and Life/Health segments amortization of software is allocated amongst several line items according to cost allocation. Amortization of software related to the RAS Group’s Banking and Asset Management segments is included in administrative expenses within the RAS Group’s consolidated income statement.

Similar to goodwill, intangible assets are subject to an annual impairment test, in addition to whenever there is an indication that it is not recoverable. If there are indications that intangible assets are impaired, their respective recoverable amounts are determined. If the recoverable amounts of intangible assets are less than their carrying amounts, an impairment is recorded reducing the respective intangible asset to its current recoverable amount.

Investments in associated enterprises

Associated enterprises are enterprises over which an enterprise included in the consolidated financial statements can exercise a significant influence. A significant influence is presumed if the RAS Group has at least 20% but no more than 50% of the voting rights.

Investments in associated enterprises are generally accounted for using the equity method, such that the carrying amount of the investment represents the RAS Group’s proportionate share of the associates’ net assets. The RAS Group accounts for all material investments in associates on a time lag of no more than three months.

Income from investments in associated enterprises is included as a separate component of total income as the RAS Group considers income earned from such investments to be consistent with revenues such as realized gains, interest, and dividends earned from other investments.

Investments

Investments include securities held-to-maturity, securities available-for-sale, real estate used by third parties and funds held by others under reinsurance contracts assumed.

Securities held-to-maturity are comprised of fixed maturity securities, which the RAS Group has the positive intent and ability to hold to maturity. These securities are carried at amortized cost and the related premium or discount is amortized using the effective interest method over the life of the security. Amortization of premium or discount is included in interest and similar income.

Securities available-for-sale are securities that are not classified as held-to-maturity or trading assets. Securities available-for-sale are carried at fair value. Unrealized gains and losses, which are the difference between fair value and cost, or amortized cost in the case of fixed maturity securities, are included as a separate component of shareholders’ equity, net of deferred taxes, or, taken to the latent reserve for premium refunds to the extent that policyholders will participate in such gains and losses on the basis of statutory or contractual regulations when they are realized. Realized gains and losses on securities are generally determined by applying the average cost method.

Notes to the Consolidated Financial Statements—(Continued)

Recognition of an impairment loss on held-to-maturity and available-for-sale fixed maturity securities is recorded if a decline in fair value below amortized cost is considered other-than-temporary. If all amounts due according to the contractual terms of the security are not considered collectible, typically due to deterioration in the creditworthiness of the issuer, the security is considered to be other-than-temporarily impaired. Other-than-temporary impairments are not recorded as a result of declines in fair value resulting from general market interest or exchange rate movements unless the RAS Group intends to dispose of the security.

Recognition of an impairment loss on available-for-sale equity securities is recorded if a decline in fair value below the cost basis of an investment is considered other-than-temporary. The RAS Group generally considers unrealized losses on equity securities to be other-than-temporary if the fair value has been below the weighted-average cost by more than 20% for more than 6 months. Further, equity securities are considered to be other-than-temporarily impaired if the fair value has been below the weighted-average cost more than 12 months. Further, equity securities are considered to be other-than-temporarily impaired if objective evidence indicates the cost is not recoverable or if the RAS Group intends to dispose of the security.

For equity securities, if, in a subsequent period, the amount of an other-than-temporary impairment previously recorded on a security decreases, the other-than-temporary impairment is reversed through other income from investments. For fixed income securities, if, in a subsequent period, the amount of the other-than-temporary impairment previously recorded on a security decreases and the decrease can be objectively related to an event occurring after the other-than-temporary impairment, such as an improvement in the debtor’s credit rating, the impairment is reversed. For both equity and fixed maturity securities, such reversals do not result in a carrying amount of a security that exceeds what would have been, had the other-than-temporary impairment not been recorded, at the date of the impairment is reversed.

Real estate used by third-parties (i.e., real property and equivalent rights and buildings, including buildings on leased land) is carried at cost less accumulated depreciation and impairments. Real estate used by third parties is depreciated on a straight-line basis over its estimated life, with a maximum of 50 years. When testing for impairment, the fair value of real estate used by third parties is determined by the discounted cash flow method. Improvement costs are capitalized if they extend the useful life of the asset, otherwise they are recognized as an expense.

Funds held by others under reinsurance contracts assumed relate to cash deposits to which the RAS Group is entitled, but which the ceding insurer retains as collateral for future obligations of the RAS Group. The cash deposits are recorded on the balance sheet at face value, less any impairments for balances that are deemed to not be fully recoverable.

Separate account assets and liabilities

Separate account assets are measured at fair value and reported in the consolidated balance sheet as a summary total, with an equivalent summary total reported for the related separate account liabilities, if the following conditions are met:

•	the separate account is legally recognized,

•	the separate account assets are legally insulated from the general account liabilities of the issuing insurance company,

•	the insurance company must, as a result of contractual, statutory or regulatory requirements, invest the contract holder’s funds within the separate account as directed by the contract holder in designated investment alternatives or in accordance with specific investment objectives or policies, and

•	all investment performance, must as a result of contractual, statutory, or regulatory requirements be passed through to the individual contract holder.

Changes in the fair value of separate account assets are offset by a corresponding change in separate account liabilities in the consolidated income statement.

Contracts that do not meet the separate account criteria above, are treated as general account assets

Notes to the Consolidated Financial Statements—(Continued)

and liabilities. The contract holder liability, which represents the fair value of the related assets, is recorded in the consolidated balance sheet as insurance reserves, with changes recorded in the consolidated income statement as insurance benefits (net). The assets related to such contracts are recorded in the consolidated balance sheet as trading assets, with changes in fair value recorded in the consolidated income statement as trading income.

Loans and advances to banks and customers

Loans and advances to banks and customers originated by the RAS Group that are not intended to be sold in the near term are generally carried at their outstanding unpaid principal balance, net of the loan loss allowance, deferred fees and costs on origination, and unamortized premiums or discounts. Interest revenues are accrued on the unpaid principal balance, net of charge-offs. Using the effective interest method, net deferred fees and premiums or discounts are recorded as an adjustment of the interest revenue yield over the lives of the related loans.

Loan impairments and provisions

Impaired loans represent loans for which, based upon current information and events, it is probable that the RAS Group will not be able to collect all interest and principal amounts due in accordance with the contractual terms of the loan agreements.

The loan loss allowance represents management’s estimate of probable losses that have occurred in the loan portfolio and other lending-related commitments.

Loans are charged-off when all economically sensible means of recovery have been exhausted. At the point of charge-off, the loan as well as any specific allowance associated with the loan must be removed from the consolidated balance sheet or a charge may be recorded to directly charge-off the loan. A charge-off may be full or partial. Subsequent to a charge-off, recoveries, if any, are recognized in the consolidated income statement as a credit to the loan loss provisions.

The loan loss provision is the amount necessary to adjust the loan loss allowance to a level determined through the process described above.

Trading assets

Trading assets consist of debt and equity securities, which have been acquired principally for the purpose of generating a profit from short-term fluctuations in price and derivative financial instruments that do not meet the criteria for hedge accounting with positive market values. Trading assets are reported at fair value. Changes in fair value are recorded as trading income (net).

Derivative financial instruments

The RAS Group uses derivative financial instruments such as swaps and forwards to hedge against changes in interest rates and foreign exchange rates in its investment portfolios.

Substantially all of the RAS Group’s derivative financial instruments do not meet the criteria for hedge accounting and are reported at fair value as trading assets or trading liabilities. Gains or losses on these derivative financial instruments arising from valuation at fair value are included in trading income (net).

Cash and cash equivalents

Cash and cash equivalents include balances with banks payable on demand, balances with central banks, and checks and cash on hand, subject to a maximum term of six months from the date of acquisition.

Reinsurance

Premiums ceded for reinsurance and reinsurance recoveries on benefits and claims incurred are deducted from premiums earned and insurance benefits. Assets and liabilities related to reinsurance are reported on a gross basis. Amounts ceded to reinsurers from insurance reserves are estimated in a manner consistent with the claim liability associated with the reinsured risks. Accordingly, revenues and expenses related to reinsurance agreements are recognized consistent with the underlying risk of the business reinsured.

Income taxes

The tax shown in the RAS Group’s consolidated income statement consists of the taxes actually

Notes to the Consolidated Financial Statements—(Continued)

charged to individual RAS Group enterprises and changes in deferred tax assets and liabilities.

The calculation of deferred tax is based on temporary differences between the RAS Group’s carrying amounts of assets or liabilities in its consolidated balance sheets and their tax bases. The tax rates used for the calculation of deferred taxes are the local rates applicable in the countries concerned; changes to tax rates already adopted prior to or as of the consolidated balance sheet date are taken into account. Deferred tax assets are recognized if sufficient future taxable income is available for realization.

Other assets

Other assets, amongst others, consist of real estate owned by the RAS Group and used for its own activities, equipment, accounts receivable, deferred policy acquisition costs, prepaid expenses and miscellaneous assets.

Real estate owned by the RAS Group used for its own activities (e.g., real property and buildings, including buildings on leased land) is carried at cost less accumulated depreciation and impairments. The capitalized cost of buildings is calculated on the basis of acquisition cost and depreciated on a straight-line basis over a maximum of 50 years in accordance with their useful lives. Costs for repairs and maintenance are expensed, while improvements if they extend the useful life of the asset are capitalized. An impairment is recognized when the recoverable amount of these assets is less than their carrying amount.

Equipment is carried at cost less accumulated depreciation and impairments. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life of equipment ranges from 2 to 10 years, except for purchased information technology equipment, which is 2 to 8 years.

Receivables are recorded at face value less any payments received, net of appropriate valuation allowances.

Deferred policy acquisition costs generally consist of commissions, underwriting expenses and policy issuance costs, which vary with and are directly related to the acquisition and renewal of insurance contracts. Such acquisition costs are deferred, to the extent they are recoverable, and amortized over the life of the related contracts.

Supplementary information on equity and liabilities

Shareholders’ equity

Paid-in capital includes issued capital and capital reserves. Issued capital represents the mathematical per par value received from the issuance of shares. Capital reserves represent the premium (additional paid in capital) received from the issuance of shares.

Revenue reserves include the retained earnings of the RAS Group and treasury shares. Treasury shares held by the RAS Group are deducted from shareholders’ equity at cost.

Any translation differences, including those arising in the process of equity consolidation, are recorded as foreign currency translation adjustments directly in shareholders’ equity without affecting earnings.

Certificated liabilities and hybrid equity

Certificated liabilities and hybrid equity are initially measured at cost, which is the fair value of the consideration received, net of transaction costs incurred. Subsequent measurement is at amortized cost, using the effective interest method to amortize the premium or discount to the redemption value over the life of the liability.

Insurance reserves

Insurance reserves include unearned premiums, aggregate policy reserves, reserves for loss and loss adjustment expenses, the reserve for premium refunds, premium deficiency reserves and other insurance reserves.

For short-duration insurance contracts, such as property-casualty contracts, in accordance with SFAS 60, premiums written to be earned in future years, are

Notes to the Consolidated Financial Statements—(Continued)

recorded as unearned premiums. These premiums are earned in subsequent years in relation to the exact risk coverage period. Deferred policy acquisition costs for short-duration insurance contracts are amortized over the periods in which the related premiums are earned.

The aggregate policy reserves for long-duration insurance contracts, such as traditional life and health products, are computed in accordance with SFAS 60 using the net level premium method, which represents the present value of estimated future policy benefits to be paid less the present value of estimated future net premiums to be collected from policyholders. The method uses best estimate assumptions for mortality, morbidity, expected investment yields, surrenders and expenses at the policy inception date, which remain locked-in thereafter. Deferred policy acquisition costs and PVFP for traditional life and health products are amortized over the premium paying period of the related policies in proportion to the earned premium using assumptions consistent with those used in computing the aggregate policy reserves. The aggregate policy reserves, deferred policy acquisition costs and PVFP are adjusted for a provision of adverse deviation, which is used to provide a margin for fluctuation and uncertainty inherent in the assumption setting process.

The aggregate policy reserves for traditional participating insurance contracts are computed in accordance with SFAS 120 using the net level premium method. The method uses best estimate assumptions for mortality, morbidity and interest rates that are guaranteed in the contract or are used in determining the dividends. Deferred policy acquisition costs and PVFP for traditional participating products are amortized over the expected life of the contracts in proportion to estimated gross margins (“EGMs”) based upon historical and anticipated future experience, which is determined on a best estimate basis and evaluated regularly. The present value of EGMs is computed using the expected investment yield. EGMs include premiums, investment income including realized gains and losses, insurance benefits, administration costs, changes in the aggregate reserves and policyholder dividends. The effect of changes in EGMs are recognized in the period revised.

The aggregate policy reserves for universal life-type and investment contracts in accordance with SFAS 97 is equal to the account balance, which represents premiums received and investment return credited to the policy less deductions for mortality costs and expense charges. Deferred policy acquisition costs and PVFP for universal life-type and investment contracts are amortized over the expected life of the contracts in proportion to estimated gross profits (“EGPs”) based upon historical and anticipated future experience, which is determined on a best estimate basis and evaluated regularly. The present value of EGPs is computed using the interest rate that accrues to the policyholders, or the credited rate. EGPs include margins from mortality, administration, investment income including realized gains and losses and surrender charges. The effect of changes in EGPs are recognized in the period revised.

Current and historical client data, as well as industry data, are used to determine the assumptions. Assumptions for interest reflect expected earnings on assets, which back the future policyholder benefits. The information used by the RAS Group’s qualified actuaries in setting such assumptions includes, but is not limited to, pricing assumptions, available experience studies, and profitability analyses.

Reserves for loss and loss adjustment expenses are established for the payment of losses and loss adjustment expenses (“LAE”) on claims which have occurred but are not yet settled. Reserves for loss and loss adjustment expenses fall into two categories: case reserves for reported claims and reserves for incurred but not reported (“IBNR”) reserves.

Case reserves for reported claims are based on estimates of future payments that will be made in respect of claims, including LAE relating to such claims. Such estimates are made on a case-by-case basis, based on the facts and circumstances available at the time the reserves are established. The estimates reflect the informed judgment of claims personnel based on general insurance reserving practices and knowledge of the nature and value of a specific type of claim. These case reserves are regularly re-evaluated in the ordinary course of the settlement process and adjustments are made as new information becomes available.

Notes to the Consolidated Financial Statements—(Continued)

IBNR reserves are established to recognize the estimated cost of losses that have occurred but where the RAS Group has not yet been notified. IBNR reserves, similar to case reserves for reported claims, are established to recognize the estimated costs, including LAE, necessary to bring claims to final settlement. Since nothing is known about the occurrence, the RAS Group relies on its past experience, adjusted for current trends and any other relevant factors. IBNR reserves are estimates based on actuarial and statistical projections of the expected cost of the ultimate settlement and administration of claims. The analyzes are based on facts and circumstances known at the time, predictions of future events, estimates of future inflation and other societal and economic factors. Late reported claim trends, claim severity, exposure growth and future inflation are examples of factors used in projecting the IBNR reserves. IBNR reserves are reviewed and revised periodically as additional information becomes available and actual claims are reported.

The process of estimating reserves for loss and loss adjustment expenses is by nature imprecise due to the large number of variables affecting the ultimate amount of claims. Some of these variables are internal, such as changes in claims handling procedures, introduction of new IT systems or company acquisitions and divestitures. Others are external, such as inflation, judicial trends, and legislative changes. The RAS Group attempts to reduce the uncertainty in reserve estimates through the use of multiple actuarial and reserving techniques and analysis of the assumptions underlying each technique.

The reserves for premium refunds includes the amounts allocated under the relevant local statutory or contractual regulations to the accounts of the policyholders and the amounts resulting from the differences between these IFRS based financial statements and the local financial statements (“latent reserve for premium refunds”), which will reverse and enter into future deferred profit participation calculations. These differences are recognized on a future accrual basis and reported in profit participation accounts. Unrealized gains and losses recognized in connection with the valuation of securities available-for-sale are recognized in the latent reserve for premium refunds to the extent that policyholders will participate in such gains and losses on the basis of statutory or contractual regulations when they are realized. The profit participation allocated to participating policyholders or disbursed to them reduces the reserve. Any dividends allocated or disbursed over and above the reserve are recorded in other expenses.

Methods and corresponding percentages for participation in profits by the policyholders are set out below for the most significant countries for latent reserves:

Country	Base	Percentage
Italy
Life	investments	85%
Switzerland
Group Life	all sources of profit	90%
Austria
Life	all sources of profit	85%

Premium deficiency reserves are calculated individually for each insurance portfolio on the basis of estimates of future claims, costs, premiums earned and proportionate investment income. For short duration contracts, a premium deficiency is recognized if the sum of expected claim costs and claim adjustment expenses, expected dividends to policyholders, unamortized acquisition costs, and maintenance expenses exceeds related unearned premiums while considering anticipated investment income. For long duration contracts, if actual experience regarding investment yields, mortality, morbidity, terminations or expense indicate that existing contract liabilities, along with the present value of future gross premiums, will not be sufficient to cover the present value of future benefits and to recover unamortized acquisition costs, then a premium deficiency is recognized.

Other insurance reserves include experience-rated and other premium refunds in favor of policyholders.

Other accrued liabilities

The RAS Group uses the projected unit credit actuarial method to determine the present value of its defined benefit plans and the related service cost and, where applicable, past service cost. The principal

Notes to the Consolidated Financial Statements—(Continued)

assumptions used by the RAS Group are included in Note 21. The census date for the primary pension plans is October or November, with any significant changes through December 31, taken into account.

For each individual defined benefit pension plan, the RAS Group recognizes a portion of its actuarial gains and losses in income or expense if the unrecognized actuarial net gain or loss at the end of the previous reporting period exceeds the greater of: a) 10% of the projected benefit obligation at that date; or b) 10% of the fair value of any plan assets at that date. Any unrecognized actuarial net gain or loss exceeding the greater of these two values is generally recognized as expense over the expected average remaining working lives of the employees participating in the plans.

Accrued taxes are calculated in accordance with relevant local tax regulations.

Miscellaneous accrued liabilities primarily include anticipated losses arising from non-insurance business, litigation, employees (e.g., early retirement, phased retirement, employee awards for long service, and vacation) and agents (e.g., unpaid commissions).

Other liabilities

Other liabilities include funds held under reinsurance business ceded, accounts payable on direct insurance business, accounts payable on reinsurance business, and miscellaneous liabilities. These liabilities are reported at redemption value.

Supplementary information on net income

Premiums

Property-casualty insurance premiums are recognized as revenues over the period of the contract in proportion to the amount of insurance protection provided. Unearned premiums are calculated separately for each individual policy to cover the unexpired portion of written premiums.

Life insurance premiums on traditional life insurance policies are recognized as earned when due. Premiums on short duration life insurance policies are recognized as revenues over the period of the contract in proportion to the amount of insurance protection provided. Unearned premiums are calculated separately for each individual policy to cover the unexpired portion of written premiums. Benefits are recognized when incurred.

Revenues for universal life-type and investment contracts, such as universal life and variable annuity contracts, represent charges assessed against the policyholders’ account balances for the cost of insurance, surrenders and policy administration and are included within premiums earned on the RAS Group’s consolidated income statement. Benefits charged to expense include benefit claims incurred during the period in excess of policy account balances and interest credited to policy account balances.

Interest and similar income/expense

Interest income and interest expense are recognized using the effective interest method. Interest and similar income includes dividends from available-for-sale equity securities. Dividends are recognized in income when received.

Trading income (net)

Trading income comprises all realized and unrealized gains and losses from trading assets and trading liabilities.

Income from investments in associated enterprises (net)

Income from investments in associated enterprises (net) includes dividends from associates and the share of net income using the equity method from associates. Dividends are recognized in income when received.

Fee and commission income, and income from service activities

Fee and commission income, and income from service activities is recognized as the services are performed.

Other supplementary information

Stock based compensation plans

The RAS Group accounts for its stock based compensation plans under the fair value recognition

Notes to the Consolidated Financial Statements—(Continued)

provisions of SFAS 123, Accounting for Stock-Based Compensation, whereby stock-based compensation cost is measured at the grant date based on the value of the awards granted and is recognized as expense over the vesting period. For rights redeemed by the issue of shares, the fair value is determined at the date of grant. The corresponding compensation expense is accrued over the vesting period and increases revenue reserves in shareholders’ equity. For awards to be settled in cash, the total compensation expense is initially measured as the difference between the current share price and the reference price (or exercise) price, if any, of the award and is recognized as expense over the vesting period. The amount of total compensation expense for these awards is remeasured at each reporting date based on the underlying share price and is recorded in other accrued liabilities until paid. Compensation expense is reversed in the period in which an unvested award is forfeited. The RAS Group stock-based compensation plans are more fully described in Note 36.

3    Recently issued accounting pronouncements

In December 2003, the IASB issued the revised IAS 39, Financial Instruments: Recognition and Measurement (“IAS 39 revised”). IAS 39 revised is effective January 1, 2005. IAS 39 revised requires a change to the RAS Group’s impairment criteria for equity securities. Under the existing IAS 39, an equity security is considered to be impaired if there is objective evidence that the cost of the equity security may not be recovered. IAS 39 revised requires that a significant or prolonged decline in the fair value of an equity security below cost be considered to be objective evidence of impairment. As a result, the RAS Group will establish new impairment criteria for equity securities to define significant decline or prolonged decline. The RAS Group’s existing accounting policy for impairment criteria is included in Note 2.

Further, IAS 39 revised does not allow an adjusted cost basis to be established upon impairment of an equity security. Rather, each reporting period, if the fair value is less than the original cost basis of the equity security, the security is analyzed for impairment based upon the RAS Group’s impairment criteria. At each reporting date, for equity securities that are determined to be impaired based upon the RAS Group’s impairment criteria, an impairment is recognized for the difference between the fair value less than original cost basis, less any previously recognized impairments. According to the RAS Group’s existing accounting policy, at each reporting period, if the fair value was less than the adjusted cost basis of the equity security, the security was analyzed for impairment based upon the RAS Group’s impairment criteria. At each reporting date, for equity securities that were determined to be impaired based upon the RAS Group’s impairment criteria, an impairment was recognized for the difference between the fair value less the adjusted cost basis.

IAS 39 revised also prohibits reversals of impairment losses on equity securities that are classified as available for sale. According to the RAS Group’s existing accounting policy, if the amount of an impairment previously recorded on an available for sale equity security decreases, the impairment is reversed. IAS 39 revised requires retrospective application of these changes.

In December 2003 and April 2004, the IASB issued improvements to 15 standards. Each of these revised standards is effective on January 1, 2005. As a result of the adoption of IAS 1 revised, the RAS Group will reclassify minority interests in shareholders’ equity into equity in the consolidated balance sheet as of January 1, 2005.

In February 2004, the IASB issued IFRS 2, Share Based Payments (“IFRS 2”). In accordance with IFRS 2, share-based compensation plans are required to be classified as equity settled or cash settled plans. Equity settled plans are measured at fair value on the grant date and recognized as expense in the income statement, with an increase in shareholders’ equity, over the vesting period. Cash settled plans are measured at fair value at each reporting date and recognized as liabilities. Changes in the fair value of cash settled plans are recognized as expense in the income statement. IFRS 2 is effective January 1, 2005.

Notes to the Consolidated Financial Statements—(Continued)

Further, IFRS 2 requires that share-based compensation plans include a best estimate of the amount of number of shares that are expected to vest in determining the amount of expense to be recognized. The RAS Group’s previous accounting policy required the fair value of the shares granted be expensed over the vesting period, until the related shares were forfeited, at which time the expense was reversed.

In March 2004, the IASB issued IFRS 3, Business Combinations (“IFRS 3”). In accordance with IFRS 3, a company must cease the amortization of goodwill and intangible assets with a definite life and rather test for impairment on an annual basis in addition to whenever there is an indication that the carrying value is not recoverable. As a result of the adoption on IFRS 3 on January 1, 2005, the RAS Group will cease amortization of goodwill.

In March 2004, the IASB issued IFRS 4, Insurance Contracts (“IFRS 4”). IFRS 4 represents the completion of phase I and is a transitional standard until the IASB has more fully addressed the recognition and measurement of insurance contracts. IFRS 4 requires that all contracts issued by insurance companies be classified as either insurance contracts or investment contracts. Contracts with significant insurance risk are considered insurance contracts. IFRS 4 permits a company to continue with its previously adopted accounting policies with regards to recognition and measurement of insurance contracts. Contracts issued by insurance companies without significant insurance risk are considered investment contracts. Investment contracts are accounted for in accordance with IAS 39 revised. IFRS 4 is effective on January 1, 2005. As a result of the adoption of IFRS 4, certain contracts will be classified as investment contracts under IFRS 4.

4    Consolidation

In addition to RAS S.p.A., 26 (2003: 27; 2002: 30) Italian and 38 (2003: 32; 2002: 29) foreign enterprises have been consolidated as of December 31, 2004.

CreditRas Vita S.p.A. (“CreditRas”) has been consolidated in all periods presented although RAS own less than a majority of the voting power. RAS S.p.A. controls CreditRas on the basis of a shareholder agreement between the RAS Group subsidiary owning 50% of CreditRas and the other shareholder. Pursuant to this shareholder agreement, the RAS Group has the power to govern the financial and operating policies of CreditRas and the right to appoint the general manager of CreditRas, who has been given unilateral authority over all aspects of the financial and operating policies, including the hiring and termination of staff and the purchase and sale of assets, of CreditRas. In addition, RAS Group employees perform all management functions of CreditRas and all operations are undertaken in RAS Group’s facilities. The RAS Group also develops all insurance products written through CreditRas. Although the RAS Group and the other shareholder each have the right to appoint half of the directors of CreditRas, the rights of the other shareholder are limited to matters specifically reserved to the board of directors and shareholders under Italian law, such as decisions concerning capital increases, amendments to articles and similar matters. The shareholder agreement for CreditRas is subject to automatic renewal and is not terminable prior to its stated terms.

Additionally, there were 14 (2003: 17; 2002: 17) associated enterprises accounted for using the equity method as of December 31, 2004.

Acquisitions

2004 Acquisitions

During March, the RAS Group acquired Banca BNL Investmenti for €102 mn, resulting in goodwill of €93 mn. Banca BNL Investmenti was subsequently merged into RasBank.

During June, the RAS Group acquired BPVi Suisse S.A. (subsequently renamed “RasBank Suisse”) for €11 mn.

2003 Acquisitions

During March, the RAS Group acquired Phenix Compagnie d’Assurances sur la Vie, Lausanne, for €22 mn and Phenix Compagnie d’Assurances, Lausanne, for € 20 mn.

During September, the RAS Group acquired Commerzbank Asset Management Italia (“CAMI”)

Notes to the Consolidated Financial Statements—(Continued)

for €7 mn, resulting in negative goodwill of €3 mn which was immediately recognized in the consolidated income statement. CAMI was subsequently merged into RasBank and Ras Asset Management Sgr.

2002 Acquisitions

During March, Allianz Suisse Versicherungs-Gesellschaft, a subsidiary of the RAS Group, issued share capital representing a 31.32% ownership interest to Allianz AG in exchange for a 100% ownership interest in Berner Versicherungen and its subsidiaries, resulting in goodwill of €36 mn. In addition, the RAS Group acquired Top Versicherungsservice GmbH, resulting in goodwill of €6 mn.

5    Segment Reporting

The RAS Group is organized into four business segments: property-casualty insurance, life/health insurance and banking and asset management. A summary of the business segments is as follows:

Property-Casualty

RAS is the fourth-largest property-casualty insurer in the Italian market as measured by gross premiums written in 2004. The RAS Group operates in all personal and commercial property-casualty lines throughout Italy. RAS distributes property-casualty products and services primarily through an extensive network of general agents, brokers and through Internet and telephone-based direct sales channels. RAS also has property-casualty operations in Switzerland, Austria and Portugal.

Life/Health

RAS is the second-largest life insurer in the Italian market based on statutory premiums in 2004. RAS’s individual life policies are primarily endowment policies but also include annuities and other policies, including capitalization and other products. Consistent with trends in the Italian market generally, RAS’s products include an increasing amount of unit-linked policies, where policyholders participate directly in the performance of policy-related investments, and, after a year of a decreasing number of endowment products, RAS increased its sales of these products in 2004. Sales of unit-linked and equity-linked products sold through banks represented 64.9% of RAS’s total statutory life premiums in Italy, reflecting the importance of this distribution channel. The unit-linked policies include products linked to funds managed by RAS, as well as by third-party investment managers and index-linked products. RAS also has life/health operations in Switzerland, Austria and Portugal.

Banking

The RAS Group’s banking operations are primarily conducted through RASBank and Investitori Sgr.

RASBank is the multichannel bank of the RAS Group. Established in 1990, RASBank underwent a rapid expansion in 2002 through the acquisition of the Dival Ras, Ras Investimenti Sim, Commerzbank Asset Management Italia, BPVi Suisse and Bnl Investimenti network of financial promoters. RASBank offers its 500,000 clients a vast range of banking and financial services through call centers, the Internet and though a network of more than 3,000 financial promoters across the nation.

Investitori Sgr is the RAS Group company created to cater for private banking needs. Established in 2001 to meet the specific requirements of significant investments, Investitori Sgr operates through a network of private bankers, offering its clients an extensive choice of personalized portfolios of stocks and securities together with an exclusive range of investment funds.

Asset Management

The RAS Group’s asset management operations are conducted primarily by RAS Asset Management Sgr. RAS Asset Management Sgr operates in the sector of public funds, funds of funds (fund management) personal and institutional property management and private equity funds.

Notes to the Consolidated Financial Statements—(Continued)

Business Segment Information—Consolidated Balance Sheets

as of December 31, 2004 and 2003

	Property-Casualty		Life/Health
	2004	2003	2004	2003
	€ mn	€ mn	€ mn	€ mn
ASSETS
Intangible assets	112	134	284	279
Investments in associated enterprises	1,097	969	726	690
Investments	10,527	10,045	25,385	23,548
Separate account assets	—	—	351	12,968
Loans and advances to banks	246	171	259	354
Loans and advances to customers	926	898	2,674	2,499
Trading assets	32	35	16,764	34
Cash and cash equivalents	329	349	204	376
Amounts ceded to reinsurers from insurance reserves	881	1,000	814	710
Deferred tax assets	211	309	164	159
Other assets	3,306	3,034	3,089	3,013

Total segment assets	17,667	16,944	50,714	44,630

	Property-Casualty		Life/Health
	2004	2003	2004	2003
	€ mn	€ mn	€ mn	€ mn
EQUITY AND LIABILITIES
Hybrid equity	—	—	65	65
Insurance reserves	10,405	10,139	44,007	25,442
Separate account liabilities	—	—	351	12,968
Liabilities to banks	2	5	97	113
Liabilities to customers	—	—	22	—
Certificated liabilities	5	6	—	1
Trading liabilities	—	—	—	—
Other accrued liabilities	578	603	176	153
Other liabilities	1,253	1,183	1,774	1,827
Deferred tax liabilities	494	483	570	566
Deferred income	33	39	10	17

Total segment liabilities	12,770	12,458	47,072	41,152

Notes to the Consolidated Financial Statements—(Continued)

Personal Financial Services
Banking		Asset Management		Consolidation Adjustments		Group
2004	2003	2004	2003	2004	2003	2004	2003
€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn
93	2	—	—	—	—	489	415
—	12	1	1	(1,237)	(1,162)	587	510
249	315	37	64	(1)	(2)	36,197	33,970
—	—	—	—	—	—	351	12,968
1,350	763	5	48	(2)	(56)	1,858	1,280
630	484	1	3	(131)	(151)	4,100	3,733
249	93	—	—	—	—	17,045	162
697	691	7	10	(202)	(198)	1,035	1,228
—	—	—	—	—	—	1,695	1,710
49	42	2	3	—	—	426	513
961	528	47	51	(129)	(104)	7,274	6,522

4,278	2,930	100	180	(1,702)	(1,673)	71,057	63,011

Banking		Asset Management		Consolidation Adjustments		Group
2004	2003	2004	2003	2004	2003	2004	2003
€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn

—	—	—	—	(20)	(20)	45	45
—	—	—	—	—	—	54,412	35,581
—	—	—	—	—	—	351	12,968
106	27	4	3	(52)	(105)	157	43
2,045	1,542	—	49	(235)	(283)	1,832	1,308
556	469	—	—	(3)	(4)	558	472
136	31	—	—	—	—	136	31
108	93	5	18	—	—	867	867
1,079	620	45	35	(150)	(95)	4,001	3,570
3	4	1	2	—	—	1,068	1,055
—	—	—	1	—	—	43	57

4,033	2,786	55	108	(460)	(507)	63,470	55,997

Shareholders’ equity and minority interests in shareholders’ equity						7,587	7,014

		Total equity and liabilities				71,057	63,011

Notes to the Consolidated Financial Statements—(Continued)

Business Segment Information—Consolidated Income Statements

for the years ended December 31, 2004, 2003 and 2002

	Property-Casualty			Life/Health
	2004	2003	2002	2004	2003	2002
	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn
Premiums earned (net)	5,709	5,539	5,367	1,774	1,867	1,941
Interest and similar income	492	534	567	1,134	1,132	1,126
Income from investments in associated enterprises (net)	172	108	741	102	42	204
Other income from investments	175	246	221	255	326	187
Trading income (net)	5	(44)	(13)	760	(117)	115
Fee and commission income, and income from service activities	62	61	24	17	4	8
Other income	103	128	186	249	324	226

Total income	6,718	6,572	7,093	4,291	3,578	3,807

Insurance benefits (net)	(4,238)	(4,095)	(4,146)	(2,990)	(2,312)	(2,180)
Interest and similar expenses	(3)	(11)	(4)	(24)	(21)	(11)
Other expenses from investments	(95)	(203)	(388)	(115)	(348)	(702)
Loan loss provisions	(3)	(5)	—	—	—	—
Acquisition costs and administrative expenses	(1,311)	(1,373)	(1,334)	(557)	(475)	(569)
Amortization of goodwill	(38)	(40)	(38)	(11)	(9)	(11)
Other expenses	(261)	(294)	(297)	(168)	(147)	(169)

Total expenses	(5,949)	(6,021)	(6,207)	(3,865)	(3,312)	(3,642)

Earnings from ordinary activities before taxes	769	551	886	426	266	165
Taxes	(199)	(230)	(148)	(94)	(74)	15
Minority interests in earnings	(91)	(27)	14	(52)	(32)	14

Net income	479	294	752	280	160	194

Notes to the Consolidated Financial Statements—(Continued)

Personal Financial Services
Banking			Asset Management			Consolidation Adjustments			Group
2004	2003	2002	2004	2003	2002	2004	2003	2002	2004	2003	2002
€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn
—	—	—	—	—	—	—	—	—	7,483	7,406	7,308
55	57	67	1	4	5	(8)	(15)	(23)	1,674	1,712	1,742
—	—	—	—	—	—	(116)	(45)	(30)	158	105	915
—	—	—	—	—	—	—	—	—	430	572	408
11	(12)	3	—	—	—	—	—	—	776	(173)	105
284	224	209	189	186	229	(161)	(152)	(216)	391	323	254
34	24	25	6	—	5	(20)	(18)	7	372	458	449

384	293	304	196	190	239	(305)	(230)	(262)	11,284	10,403	11,181

—	—	—	—	—	—	—	—	—	(7,228)	(6,407)	(6,326)
(37)	(46)	(44)	—	(1)	(2)	6	10	18	(58)	(69)	(43)
(1)	—	—	—	—	(3)	—	—	—	(211)	(551)	(1,093)
(3)	(1)	(1)	—	—	—	—	—	—	(6)	(6)	(1)
(318)	(231)	(225)	(169)	(158)	(207)	177	148	155	(2,178)	(2,089)	(2,180)
—	2	—	—	1	—	—	—	—	(49)	(46)	(49)
(38)	(40)	(26)	(1)	(6)	(17)	24	35	58	(444)	(452)	(451)

(397)	(316)	(296)	(170)	(164)	(229)	207	193	231	(10,174)	(9,620)	(10,143)

(13)	(23)	8	26	26	10	(98)	(37)	(31)	1,110	783	1,038
10	14	(8)	(10)	(10)	(17)	—	—	(2)	(293)	(300)	(160)
—	—	—	—	—	—	1	—	—	(142)	(59)	28

(3)	(9)	—	16	16	(7)	(97)	(37)	(33)	675	424	906

Notes to the Consolidated Financial Statements—(Continued)

Segmental reporting by geographic location

The geographic analysis of the property-casualty insurance segment and the life/health insurance segment of total income and total assets is based on customer domicile. The asset management and banking segments do not have material total income or total assets for customers domiciled outside of Italy.

	Total income			Total assets
As of and for the years ended December 31,	2004	2003	2002	2004	2003
	€ mn	€ mn	€ mn	€ mn	€ mn
Property-casualty
Italy	4,173	4,003	4,557	11,172	10,715
Rest of Europe:
Switzerland	1,335	1,381	1,385	4,208	4,130
Austria	896	887	829	2,200	2,037
Portugal	300	278	257	596	559
Other	134	87	65	998	949

Subtotal	6,838	6,636	7,093	19,174	18,390
Consolidation adjustments(1)	(120)	(64)	—	(1,507)	(1,446)

Total	6,718	6,572	7,093	17,667	16,944

	Total income			Total assets
As of and for the years ended December 31,	2004	2003	2002	2004	2003
	€ mn	€ mn	€ mn	€ mn	€ mn
Life/health
Italy	2,865	2,071	2,166	37,672	31,940
Rest of Europe:
Switzerland	847	985	1,060	9,149	9,115
Austria	504	443	508	3,735	3,430
Portugal	79	79	73	433	420

Subtotal	4,295	3,578	3,807	50,989	44,905
Consolidation adjustments(1)	(4)	—	—	(275)	(275)

Total	4,291	3,578	3,807	50,714	44,630

(1)	Represents elimination of intercompany transactions between RAS Group companies in different geographic regions.

Notes to the Consolidated Financial Statements—(Continued)

6    Intangible assets

As of December 31,	2004	2003
	€ mn	€ mn
Goodwill	264	219
PVFP	147	142
Software(1)	74	49
Other	4	5

Total	489	415

(1)	Includes €53 mn (2003: €22 mn) for software developed in-house and €21 mn (2003: €27 mn) for software purchased from third parties.

Amortization expense of intangible assets is estimated to be €30 mn in 2005, €32 mn in 2006, €31 mn in 2007, €28 mn in 2008 and €23 mn in 2009. The percentage of PVFP as of December 31, 2004 that is expected to be amortized in 2005 is 9.53% (10.55% in 2006, 10.16% in 2007, 8.33% in 2008 and 6.29% in 2009).

Goodwill

For the years ended December 31,	2004	2003
	€ mn	€ mn
Cost as of December 31, previous year	589	592
Accumulated amortization as of December 31, previous year	(370)	(324)

Carrying amount as of December 31, previous year	219	268
Additions	94	(3)
Amortization	(49)	(46)

Carrying amount as of December 31,	264	219
Accumulated amortization as of December 31,	419	370

Cost as of December 31,	683	589

PVFP

For the years ended December 31,	2004	2003
	€ mn	€ mn
Cost as of December 31, previous year	207	219
Accumulated amortization as of December 31, previous year	(65)	(52)

Carrying amount as of December 31, previous year	142	167
Additions	29	—
Foreign currency translation adjustments	1	(9)
Amortization(1)	(25)	(16)

Carrying amount as of December 31,	147	142
Accumulated amortization as of December 31,	90	65

Cost as of December 31,	237	207

(1)	Includes interest accrued on unamortized PVFP of €14 mn (2003: €9 mn).

7    Investments in associated enterprises

As of December 31,	2004	2003
	€ mn	€ mn
Carrying amount	587	510

The carrying amount of investments in associated companies is primarily comprised of the RAS Group’s investments in Mondial Assistance Group and AGF RAS International N.V. RAS has a 50% voting interest in these companies. The AGF Group holds the remaining voting interest. The AGF Group is also a subsidiary of the Allianz Group.

Notes to the Consolidated Financial Statements—(Continued)

Income from investments in associates (net)

For the years ended December 31,	2004	2003	2002
	€ mn	€ mn	€ mn
Income:
Current income	134	80	45
Realized gains from investments in associated enterprises	25	43	885

Subtotal	159	123	930

Expenses:
Impairments	(1)	(8)	—
Realized losses from investments in associated enterprises	—	(10)	(6)
Miscellaneous expenses	—	—	(9)

Subtotal	(1)	(18)	(15)

Total	158	105	915

8    Investments

As of December 31,	2004	2003
	€ mn	€ mn
Securities held-to-maturity	1,843	1,572
Securities available-for-sale	32,449	30,546
Real estate used by third parties	1,806	1,706
Funds held by others under reinsurance contracts assumed	99	146

Total	36,197	33,970

Notes to the Consolidated Financial Statements—(Continued)

Securities held-to-maturity

The following table presents amortized cost, fair value and unrealized gains and losses for securities held-to-maturity:

As of December 31,	2004				2003
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn
Government and government agency bonds:
Switzerland	747	18	—	765	78	—	—	78
Austria	368	9	—	377	386	1	—	387
All other countries	47	—	—	47	320	20	—	340

Subtotal	1,162	27	—	1,189	784	21	—	805
Corporate bonds	678	75	—	753	730	1	—	731
Other	3	—	—	3	58	—	(1)	57

Total	1,843	102	—	1,945	1,572	22	(1)	1,593

Securities available-for-sale

The following table presents amortized cost, fair value and unrealized gains and losses for securities available-for-sale:

As of December 31,	2004				2003
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	€ mn	€ mn	€ mn	€ mn	€mn	€ mn	€ mn	€ mn
Debt securities:
Government and government agency bonds:
Italy	11,901	641	(9)	12,533	11,298	379	(42)	11,635
Switzerland	2,319	88	(3)	2,404	2,005	71	(8)	2,068
Greece	964	57	(1)	1,020	812	25	(5)	832
Austria	892	45	(3)	934	918	41	(6)	953
All other countries	4,408	248	(5)	4,651	4,159	164	(18)	4,305

Subtotal	20,484	1,079	(21)	21,542	19,192	680	(79)	19,793
Corporate bonds	6,432	273	(14)	6,691	6,210	220	(17)	6,413
Other	165	2	—	167	517	14	—	531

Subtotal	27,081	1,354	(35)	28,400	25,919	914	(96)	26,737
Equity securities	2,988	1,088	(27)	4,049	3,102	835	(128)	3,809

Total	30,069	2,442	(62)	32,449	29,021	1,749	(224)	30,546

As of December 31, 2004, the fair value of the shares of Unicredito Italiano S.p.A. held by the RAS Group totaled €1,306 mn.

Notes to the Consolidated Financial Statements—(Continued)

The following table presents proceeds from sales, gross realized gains, and gross realized losses of securities available-for-sale:

For the years ended December 31,	2004	2003	2002
	€ mn	€ mn	€ mn
Proceeds from Sales
Government bonds	7,620	11,604	11,308
Corporate bonds	2,421	2,102	1,817
Equity securities	2,600	2,694	4,620
Other	94	132	78

Total	12,735	16,532	17,823

Gross Realized Gains
Government bonds	120	139	150
Corporate bonds	57	65	30
Equity securities	202	256	183
Other	—	5	1

Total	379	465	364

Gross Realized Losses
Government bonds	(31)	(8)	(25)
Corporate bonds	(13)	(21)	(41)
Equity securities	(112)	(188)	(521)
Other	—	(1)	(1)

Total	(156)	(218)	(588)

Contractual maturities

The amortized cost and estimated fair value of securities available-for-sale and securities held-to-maturity with fixed maturities, by contractual maturity, are as follows:

	Available-for-sale		Held-to-maturity
As of December 31, 2004	Amortized cost	Fair values	Amortized cost	Fair values
	€ mn	€ mn	€ mn	€ mn
Contractual term to maturity:
Due in 1 year or less	1,600	1,614	73	75
Due after 1 year and in less than 5 years	11,278	11,614	575	602
Due after 5 years and in less than 10 years	9,660	10,161	603	641
Due after 10 years	4,543	5,011	592	627

Total	27,081	28,400	1,843	1,945

Actual maturities may deviate from the contractually defined maturities, because certain security issuers have the right to call or repay certain obligations ahead of schedule, with or without redemption or early repayment penalties. Investments that are not due at a single maturity date are, in general, not allocated over various maturity buckets, but are shown within their final contractual maturity dates.

Notes to the Consolidated Financial Statements—(Continued)

Real estate used by third-parties

For the years ended December 31,	2004	2003
	€ mn	€ mn
Cost as of December 31, previous year	2,075	2,085
Accumulated depreciation as of December 31, previous year	(369)	(363)

Carrying amount as of December 31, previous year	1,706	1,722
Additions	128	167
Foreign currency translation adjustments	14	(90)
Disposals	(9)	(69)
Depreciation	(33)	(24)

Carrying amount as of December 31,	1,806	1,706
Accumulated depreciation as of December 31,	403	369

Cost as of December 31,	2,209	2,075

As of December 31, 2004, the fair value of real estate used by third parties was €2,155 mn (2003: €1,933 mn).

9    Loans and advances to banks and customers

As of December 31,	2004		2003
	Loans to banks	Loans to customers	Loans to banks	Loans to customers
	€ mn	€ mn	€ mn	€ mn
Loans to unrelated parties	1,360	1,759	764	2,232
Loans to related parties	—	1,343	—	1,210
Short-term investments and certificates of deposit	498	—	516	—
Other	—	1,003	—	294

Subtotal	1,858	4,105	1,280	3,736
Loan loss allowance	—	(5)	—	(3)

Total	1,858	4,100	1,280	3,733

Loans to related parties

Loans to related parties and interest income from loans to related parties are comprised of the following:

As of or for the year ended December 31,	2004		2003		2002
	Loans to related parties	Interest income	Loans to related parties	Interest income	Interest income
	€ mn	€ mn	€ mn	€ mn	€ mn
Allianz AG	1,283	44	1,147	25	1
Dresdner Bank AG	52	3	59	3	3
Allianz Finance B.V.	4	—	—	—	—
Allianz Finance II, B.V.	4	—	4	—	—

Total	1,343	47	1,210	28	4

Notes to the Consolidated Financial Statements—(Continued)

10    Trading assets

As of December 31,	2004	2003
	€ mn	€ mn
Equity securities(1)	15,309	82
Debt securities(1)	1,597	54
Derivative financial instruments	139	26

Total	17,045	162

(1)	Includes €16,650 mn of assets related to unit linked contracts that do not meet the criteria for classification as separate account assets as of December 31, 2004.

11    Cash and cash equivalents

As of December 31,	2004	2003
	€ mn	€ mn
Balances with banks payable on demand	992	1,218
Balances with central banks(1)	37	3
Checks and cash on hand	6	7

Total	1,035	1,228

(1)	Compulsory deposits on accounts with national central banks under restrictions due to required reserves from the European Central Bank.

12	Amounts ceded to reinsurers from insurance reserves

As of December 31,	2004	2003
	€ mn	€ mn
Unearned premiums	170	168
Aggregate policy reserves	712	588
Reserves for loss and loss adjustment expenses	813	954

Total	1,695	1,710

13    Other assets

As of December 31,	2004	2003
	€ mn	€ mn
Real estate owned by the RAS Group used for its own activities	613	586
Equipment	93	128
Accounts receivable on direct insurance business(1)	1,409	1,511
Accounts receivable on reinsurance business	312	329
Other receivables(2)	1,429	1,196
Other assets	1,418	960
Deferred policy acquisition costs	1,966	1,768
Prepaid expenses	34	44

Total	7,274	6,522

(1)	Includes accounts receivable from policyholders of €851 mn (2003: €882 mn) and from agents and other distributors of €576 mn (2003: €646 mn), net of allowance for doubtful amounts of €18 mn (2003: €17 mn).
(2)	Includes accrued investment income of €577 mn (2003: €561 mn), current income tax receivables of €196 mn (2003: €193 mn) and other tax receivables of €352 mn (2003: €261 mn).

Notes to the Consolidated Financial Statements—(Continued)

Real estate owned by the RAS Group used for its own activities

For the years ended December 31,	2004	2003
	€ mn	€ mn
Cost as of December 31, previous year	695	708
Accumulated depreciation as of December 31, previous year	(109)	(95)

Carrying amount as of December 31, previous year	586	613
Additions	38	5
Changes in the RAS Group of consolidated companies	—	5
Foreign currency translation adjustments	3	(17)
Disposals	—	(6)
Depreciation	(14)	(14)

Carrying amount as of December 31,	613	586
Accumulated depreciation as of December 31,	123	109

Cost as of December 31,	736	695

As of December 31, 2004, the fair value of real estate owned by the RAS Group used for its own activities was €702 mn (2003: €624 mn).

Deferred policy acquisition costs

For the years ended December 31,	2004	2003
	€ mn	€ mn
Property-casualty segment
Carrying amount as of December 31, previous year	435	404
Additions	462	342
Foreign currency translation adjustments	1	(2)
Amortization	(360)	(309)

Carrying amount as of December 31,	538	435

Life/health segment
Carrying amount as of December 31, previous year	1,333	1,092
Additions	272	414
Foreign currency translation adjustments	2	(14)
Amortization	(179)	(159)

Carrying amount as of December 31,	1,428	1,333

Total	1,966	1,768

14    Shareholders’ equity

As of December 31,	2004	2003
	€ mn	€ mn
Issued capital	403	403
Capital reserve	1,846	1,846
Revenue reserves	3,121	2,985
Treasury stock	(5)	(10)
Foreign currency translation adjustments	58	49
Unrealized gains and losses (net)	1,105	834

Total	6,528	6,107

Authorized capital

RAS S.p.A. has authorized capital of €516,456,000 or 860,760,000 total ordinary and savings shares. The ordinary and savings shares of RAS S.p.A. are each entitled to one vote. The savings shares of RAS S.p.A. are entitled to a preferred dividend of €.03 per share. In any year the dividend paid on savings shares does not exceed the preferred dividend amount, the difference is carried forward for two years prior to any dividend payments on ordinary

Notes to the Consolidated Financial Statements—(Continued)

shares. Dividend payments to ordinary and savings shares in excess of the preferred dividend on savings shares are allocated between ordinary and savings shares, with savings shares receiving a total dividend in excess of ordinary shares from a minimum of €.012 per share to a maximum of €.06 per share.

Issued capital

Changes in number of shares outstanding were as follows:

	Shares Outstanding		Treasury Shares
	Ordinary	Savings	Ordinary	Savings
December 31, 2001	719,501,366	9,634,939	845,000	227,000
Employee shares	479,943	—	—	—
Shares repurchased	—	—	6,848,500	98,300
Shares sold	—	—	(93,500)	(4,300)

December 31, 2002	719,981,309	9,634,939	7,600,000	321,000
Employee shares	389,074	—	—	—
Shares repurchased	—	—	42,676,389	7,974,149
Cancellation of treasury shares	(49,483,389)	(8,294,929)	(49,483,389)	(8,294,929)

December 31, 2003	670,886,994	1,340,010	793,000	220
Employee shares	—	—	—	—
Shares repurchased	—	—	2,204,276	—
Shares sold	—	—	(2,497,276)	(220)

December 31, 2004	670,886,994	1,340,010	500,000	—

Dividends paid

During the year ended December 31, 2004, RAS S.p.A. paid a dividend of €.60 per ordinary share (2003: €.44; 2002: €.37). and €.62 per savings share (2003: €.46 ; 2002: €.41).

15    Minority interests in shareholders’ equity

As of December 31,	2004	2003
	€ mn	€ mn
Unrealized gains and losses (net)	62	45
Share of earnings and other equity components	997	862

Total	1,059	907

The primary subsidiaries of the RAS Group included in minority interests in 2004 and 2003 are Allianz Elementar Versicherungs-AG, Vienna, Allianz Elementar Lebensversicherungs-AG, Vienna, CreditRas Vita S.p.A., Milan, Allianz Suisse Versicherungsgesellschaft, Zurich and Allianz Suisse Lebensver-sicherungsgesellschaft, Zurich.

16    Hybrid equity

The perpetual liability was issued in 2003 by CreditRas Vita S.p.A. with a face value of €45 mn and a floating rate (6 months Euribor plus 140 basis points).

17    Insurance reserves

As of December 31,	2004	2003
	€ mn	€ mn
Unearned premiums	2,163	2,135
Aggregate policy reserves	41,261	23,198
Reserves for loss and loss adjustment expenses	9,164	8,968
Reserves for premium refunds	1,615	1,080
Premium deficiency reserves	2	3
Other insurance reserves	207	197

Total	54,412	35,581

Notes to the Consolidated Financial Statements—(Continued)

Aggregate policy reserves

As of December 31,	2004	2003
	€ mn	€ mn
Traditional Participating Insurance Contracts (SFAS 120)	6,438	6,252
Universal-Life Type and Investment Contracts (SFAS 97)(1)	27,088	9,584
Long-duration Insurance Contracts (SFAS 60)	7,735	7,362

Total	41,261	23,198

(1)	Includes €16,650 mn of liabilities related to unit linked contracts that do not meet the criteria for classification as separate account assets during the year ended December 31, 2004.

Participating life business represented approximately 56% and 60% of the RAS Group’s gross insurance in-force as of December 31, 2004 and 2003, respectively. Participating policies represented approximately 44% (2003: 46%) of the gross premiums written and 42% (2003: 45%) of the life premiums earned during the year ended December 31, 2004. Conventional participating reserves were approximately 16% (2003: 28%) of the RAS Group’s consolidated aggregate policy reserves as of December 31, 2004.

Reserves for loss and loss adjustment expenses

As of December 31,	2004	2003
	€ mn	€ mn
Property-Casualty segment	8,030	7,889
Life/Health segment	1,134	1,079

Total	9,164	8,968

Changes in the reserves for loss and loss adjustment expenses for property-casualty segment are as follows:

For the years ended December 31,	2004	2003	2002
	€ mn	€ mn	€ mn
Gross reserves for loss and loss adjustment expenses as of January 1,	7,889	8,024	6,875
Amount ceded to reinsurers	(844)	(935)	(841)

Net reserves for loss and loss adjustment expenses as of January 1,	7,045	7,089	6,034

Loss and loss adjustment expenses incurred (net)
Current year	4,276	4,128	4,048
Prior years(1)	(75)	(42)	89

Subtotal	4,201	4,086	4,137

Claims paid (net)
Current year	(1,728)	(1,663)	(1,648)
Prior years	(2,231)	(2,273)	(2,168)

Subtotal	(3,959)	(3,936)	(3,816)

Foreign currency translation adjustments	27	(195)	92
Change in the group of consolidated companies	—	1	642

Net reserves for loss and loss adjustment expenses as of December 31,	7,314	7,045	7,089
Amount ceded to reinsurers	716	844	935

Gross reserves for loss and loss adjustment expenses as of December 31,	8,030	7,889	8,024

(1)	Prior years’ loss and loss adjustment expenses incurred (net) reflects the changes in estimation charged or credited to the consolidated income statement in each year with respect to the net reserves for loss and loss adjustment expenses established as of the beginning of that year. The RAS Group recorded additional income of €75 mn during the year ended December 31, 2004 (2003: €42 mn and 2002: losses of €89 mn) with respect of losses occurring in prior years. These amounts as percentages of the net balance of the beginning of the year were 1% in 2004 (2003: .6% and 2002: 1.5%).

Notes to the Consolidated Financial Statements—(Continued)

Reserves for premium refunds

For the years ended December 31,	2004	2003	2002
	€ mn	€ mn	€ mn
Amounts already allocated under local statutory or contractual regulations
As of December 31, previous year	185	167	167
Foreign currency translation adjustments	1	(7)	2
Changes in RAS Group consolidated companies	—	2	6
Change	34	23	(8)

As of December 31,	220	185	167

Latent reserves for premiums refunds
As of December 31, previous year	895	857	487
Foreign currency translation adjustments	1	(5)	(14)
Change due to fluctuations in market value	421	161	482
Changes in RAS Group consolidated companies	10	8	(18)
Changes due to valuation differences charged (credited) to income	68	(126)	(80)

As of December 31,	1,395	895	857

Total	1,615	1,080	1,024

18    Liabilities to banks

As of December 31,	2004	2003
	€ mn	€ mn
Payable on demand	100	27
Term deposits and certificates of deposit	6	—
Other	51	16

Total	157	43

As of December 31, 2004, liabilities to banks due within one year totaled €106 mn (2003: €27 mn) and those due after more than one year totaled €51 mn (2003: €16 mn).

19    Liabilities to customers

As of December 31,	2004	2003
	€ mn	€ mn
Savings deposits	8	6
Repurchase agreements and collateral received from securities lending transactions	73	50
Other	1,751	1,252

Total	1,832	1,308

As of December 31, 2004, liabilities to customers due within one year totaled €1,729 mn (2003: €1,181 mn) and those due after more than one year totaled €103 mn (2003: €127 mn).

20    Certificated liabilities

The following table summarizes the contractual maturity dates of the RAS Group’s certificated liabilities as December 31, 2004:

							2004	2003
As of December 31,	2005	2006	2007	2008	2009	Thereafter	Total	Total
	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn
RAS S.p.A.
Senior bonds	42	276	67	161	12	—	558	472

Notes to the Consolidated Financial Statements—(Continued)

21    Other accrued liabilities

As of December 31,	2004	2003
	€mn	€ mn
Liability for defined benefit plans	315	319
Accrued taxes	270	314
Miscellaneous accrued liabilities	282	234

Total	867	867

22    Other liabilities

As of December 31,	2004	2003
	€ mn	€ mn
Funds held under reinsurance business ceded	839	760
Accounts payable for direct insurance business	948	1,063
Accounts payable for reinsurance business	302	290
Other liabilities	1,912	1,457

Total	4,001	3,570

Accounts payable for direct insurance business and accounts payable for reinsurance are due within one year. Of the remaining other liabilities, €1,861 mn (2003: €1,425 mn) are due within one year, and €51 mn (2003: €32 mn) are due after more than one year.

23    Premiums earned (net)

	2004			2003			2002
For the years ended December 31,	Property- Casualty(1)	Life/ Health(1)	Total	Property- Casualty(1)	Life/ Health(1)	Total	Property- Casualty(1)	Life/ Health(1)	Total
	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn
Premiums written
Direct	6,279	1,851	8,130	6,060	1,906	7,966	5,836	2,022	7,858
Assumed	133	18	151	182	69	251	134	46	180

Subtotal	6,412	1,869	8,281	6,242	1,975	8,217	5,970	2,068	8,038
Ceded	(624)	(87)	(711)	(571)	(106)	(677)	(516)	(131)	(647)

Net	5,788	1,782	7,570	5,671	1,869	7,540	5,454	1,937	7,391

Premiums earned
Direct	6,195	1,850	8,045	5,909	1,906	7,815	5,717	2,025	7,742
Assumed	127	18	145	187	70	257	135	46	181

Subtotal	6,322	1,868	8,190	6,096	1,976	8,072	5,852	2,071	7,923
Ceded	(615)	(92)	(707)	(558)	(108)	(666)	(485)	(130)	(615)

Net	5,707	1,776	7,483	5,538	1,868	7,406	5,367	1,941	7,308

(1)	After eliminating intra-RAS Group transactions between segments.

Notes to the Consolidated Financial Statements—(Continued)

24    Interest and similar income

For the years ended December 31,	2004	2003	2002
	€ mn	€ mn	€ mn
Securities held-to-maturity	61	54	26
Securities available-for-sale(1)	1,234	1,328	1,351
Real estate used by third parties	133	127	127
Loans to banks and customers	198	170	183
Other	48	33	55

Total	1,674	1,712	1,742

(1)	Includes dividend income of € 148 mn (2003: €208 mn, 2002: €205 mn).

25    Other income from investments

For the years ended December 31,	2004	2003	2002
	€ mn	€ mn	€ mn
Realized gains from investments:
Securities available-for-sale	379	465	364
Real estate used by third parties	5	8	31

Subtotal	384	473	395

Reversals of impairments from investments:
Securities held-to-maturity	—	1	3
Securities available-for-sale	46	97	10
Real estate used by third parties	—	1	—

Subtotal	46	99	13

Total	430	572	408

26    Trading income (net)

For the years ended December 31,	2004	2003	2002
	€ mn	€ mn	€ mn
Equity securities(1)	865	1	—
Debt securities(1)	(96)	6	3
Derivative financial instruments	16	(114)	82
Other	(9)	(66)	20

Total	776	(173)	105

(1)	Includes €761 mn of income from assets of unit linked contracts that do not meet the criteria for classification as separate account assets during the year ended December 31, 2004.

27    Fee and commission income, and income from service activities

For the years ended December 31, 2005	2004	2003	2002
	€ mn	€ mn	€ mn
Banking fees and commissions	37	47	43
Asset management fees and commissions	325	236	199
Income from service activities	29	40	12

Total	391	323	254

Notes to the Consolidated Financial Statements—(Continued)

28    Insurance benefits (net)

	Gross			Ceded			Net
For the years ended December 31,	2004	2003	2002	2004	2003	2002	2004	2003	2002
	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn
Property-casualty(1):
Claims:
Claims paid	(4,287)	(4,243)	(4,199)	328	307	383	(3,959)	(3,936)	(3,816)
Change in loss reserves	(190)	(61)	(305)	(52)	(89)	(16)	(242)	(150)	(321)

Subtotal	(4,477)	(4,304)	(4,504)	276	218	367	(4,201)	(4,086)	(4,137)
Change in other reserves:
Aggregate policy reserves	(2)	—	(3)	—	—	—	(2)	—	(3)
Other	(10)	36	25	—	(2)	(5)	(10)	34	20

Subtotal	(12)	36	22	—	(2)	(5)	(12)	34	17
Expenses for premium refunds	(24)	(44)	(28)	—	2	3	(24)	(42)	(25)

Subtotal	(4,513)	(4,312)	(4,510)	276	218	365	(4,237)	(4,094)	(4,145)

Life/health(1):
Benefits paid	(1,875)	(2,161)	(1,904)	117	194	171	(1,758)	(1,967)	(1,733)
Change in reserves:
Aggregate policy reserves	(1,031)	(201)	(382)	(22)	(130)	(155)	(1,053)	(331)	(537)
Other	(55)	23	(10)	(14)	(38)	85	(69)	(15)	75

Subtotal	(1,086)	(178)	(392)	(36)	(168)	(70)	(1,122)	(346)	(462)
Expenses for premium refunds	(112)	(2)	10	1	2	4	(111)	—	14

Subtotal	(3,073)	(2,341)	(2,286)	82	28	105	(2,991)	(2,313)	(2,181)

Total	(7,586)	(6,653)	(6,796)	358	246	470	(7,228)	(6,407)	(6,326)

(1)	After eliminating intra-RAS Group transactions between segments.

Notes to the Consolidated Financial Statements—(Continued)

29    Interest and similar expenses

For the years ended December 31,	2004	2003	2002
	€ mn	€ mn	€ mn
Deposits	(26)	(24)	(16)
Certificated liabilities	(6)	(11)	(2)
Other interest expense	(26)	(34)	(25)

Total	(58)	(69)	(43)

30    Other expenses from investments

For the years ended December 31,	2004	2003	2002
	€ mn	€ mn	€ mn
Realized losses from investments:
Securities available-for-sale	(156)	(218)	(588)
Real estate used by third parties	—	—	(3)

Subtotal	(156)	(218)	(591)

Impairments from investments:
Securities held-to-maturity	—	—	(4)
Securities available-for-sale	(22)	(301)	(461)
Real estate used by third parties	—	(8)	(9)
Other investment securities	—	—	(2)

Subtotal	(22)	(309)	(476)
Depreciation on real estate used by third parties	(33)	(24)	(26)

Total	(211)	(551)	(1,093)

Notes to the Consolidated Financial Statements—(Continued)

31    Acquisition costs and administrative expenses

For the years ended December 31,	2004	2003	2002
	€ mn	€ mn	€ mn
Property-casualty(1)
Acquisition costs:
Payments	(1,245)	(1,190)	(1,136)
Less commissions and profit received on reinsurance business ceded	144	85	84
Change in deferred acquisition costs	103	29	24

Subtotal	(998)	(1,076)	(1,028)
Administrative expenses	(278)	(257)	(269)

Underwriting costs (net)	(1,276)	(1,333)	(1,297)
Expenses from service activities	(4)	(4)	—
Expenses for management of investments	(23)	(30)	(33)

Subtotal	(1,303)	(1,367)	(1,330)

Life/health(1)
Acquisition costs:
Payments	(455)	(538)	(487)
Less commissions and profit received on reinsurance business ceded	(13)	11	16
Change in deferred acquisition costs	92	225	70

Total acquisition costs	(376)	(302)	(401)
Administrative expenses	(119)	(126)	(129)

Underwriting costs (net)	(495)	(428)	(530)
Expenses for management of investments	(44)	(28)	(32)

Subtotal	(539)	(456)	(562)

Banking(1)
Personnel expenses	(49)	(36)	(32)
Operating expenses	(81)	(70)	(46)
Fee and commission expenses	(166)	(121)	(100)

Subtotal	(296)	(227)	(178)

Asset management(1)
Personnel expenses	(20)	(26)	(34)
Operating expenses	(9)	(10)	(39)
Fee and commission expenses	(11)	(3)	(37)

Subtotal	(40)	(39)	(110)

Total	(2,178)	(2,089)	(2,180)

(1)	After eliminating intra-RAS Group transactions between segments.

Notes to the Consolidated Financial Statements—(Continued)

Acquisition costs and administrative expenses in property-casualty and life/health segments include the personnel and operating expenses of the insurance business allocated to the functional areas acquisition of insurance policies, administration of insurance policies and management of investments. Other personnel and operating expenses are reported under insurance benefits (net), i.e. claims settlement expenses, and other expenses.

All personnel and operating expenses in banking segment are reported under acquisition costs and administrative expenses.

32    Taxes

Taxes are comprised of the following for the years ended December 31:

For the years ended December 31,	2004	2003	2002
	€ mn	€ mn	€ mn
Current income taxes	(224)	(223)	(475)
Deferred income taxes	(55)	(71)	324

Income tax expense	(279)	(294)	(151)
Other taxes	(14)	(6)	(9)

Total	(293)	(300)	(160)

The following table shows the reconciliation of the RAS Group’s expected income tax charge with income tax expense. The RAS Group’s reconciliation is a summary of the individual company-related reconciliations, which are based on the respective country-specific tax rates after consolidation effects are taken into account. The effective tax rate is determined by dividing income tax expense by earnings from ordinary activities before income taxes.

For the years ended December 31,	2004	2003	2002
	€ mn	€ mn	€ mn
Earnings from ordinary activities before taxes	1,110	783	1,038
Other taxes	(14)	(6)	(9)

Earnings from activities before income taxes	1,096	777	1,029
Expected income tax rate	32.2%	34.0%	38.4%

Expected income tax charge	353	264	395
Municipal trade tax and similar taxes	36	28	41
Net tax exempt income	(80)	(31)	(212)
Amortization of goodwill	12	12	12
Effects of tax losses	5	(4)	(53)
Other tax settlements	(47)	25	(32)

Income tax expense	279	294	151

Effective tax rate	25.5%	37.8%	14.7%

During the year ended December 31, 2004, current income tax expense includes a benefit of €11 mn (2003: €6 mn; 2002: charge of €15 mn) related to prior periods.

During the year ended December 31, 2004, deferred income tax expense includes a charge of €25 mn (2003: €60 mn; 2002: benefit of €211 mn) attributable to the recognition of deferred taxes on temporary differences and income of €15 mn (2003: €26 mn; 2002: charge of €1 mn) related to the change of applicable tax rates due to changes in tax law.

During the year ended December 31, 2004, a deferred tax charge of €5 mn (2003: €- mn; 2002: €2 mn) was recognized due to a devaluation of deferred tax assets on tax losses carried forward and the recognition of deferred tax assets on losses carried forward from earlier periods, for which no deferred taxes had yet been recognized or which had been devalued resulted in income of €- mn (2003: €4 mn; 2002 €55 mn). The above mentioned effects are shown in the reconciliation statement as “effects of tax losses”.

Notes to the Consolidated Financial Statements—(Continued)

Deferred income taxes

Deferred tax assets and liabilities are comprised of the following:

As of December 31,	2004	2003
	€ mn	€ mn
Deferred tax assets
Intangible assets	15	16
Investments	45	107
Trading assets	13	12
Deferred acquisition costs	—	1
Tax losses carried forward	118	186
Other assets	129	125
Insurance reserves	76	19
Pensions and similar reserves	17	22
Other liabilities	23	30

Total deferred tax assets	436	518

Valuation allowance for deferred tax assets on tax losses carried forward	(10)	(5)

Net deferred tax assets	426	513

Deferred tax liabilities
Intangible assets	38	33
Investments	228	291
Trading assets	4	4
Deferred acquisition costs	468	360
Other assets	44	56
Insurance reserves	187	232
Pensions and similar reserves	1	—
Other liabilities	98	79

Total deferred tax liabilities	1,068	1,055

Net deferred tax liability	(642)	(542)

As of December 31, 2004 and 2003, the tax rates used in the calculation of the RAS Group deferred taxes are the applicable national rates, which ranged from 12.5% to 38.25%.

During the year ended December 31, 2004, deferred tax charge included in shareholders’ equity amounted to €70 mn (2003: benefit of €63 mn; 2002: benefit of €105 mn).

Tax losses carried forward

Tax losses carried forward are scheduled according to their expiry periods as follows:

For the years ending December 31,	€ mn
2005	5
2006	3
2007	6
2008	186
2009	270
Unrestricted	67

Total	537

Management of the RAS Group believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize its deferred tax assets.

33    Earnings per share

As the savings shares issued by RAS S.p.A. are considered to be participating in the net income of the RAS Group, basic earnings per share is calculated assuming all net income is distributed according to the terms of the RAS Group’s Articles of Association (see Note 14 for additional information). Basic earnings per ordinary and savings share is the total of the following:

•	Dividends paid per ordinary or savings share; and

•	Undistributed net income per ordinary or savings share (the undistributed net income of the RAS Group allocated to the ordinary or savings shares divided by the weighted-average number of ordinary or savings shares outstanding for the period).

Notes to the Consolidated Financial Statements—(Continued)

As of December 2004, 2003, and 2002, stock options issued by RAS S.p.A. are anti-dilutive; therefore, are not included in diluted earnings per share. The reconciliation of basic and diluted earnings per ordinary and savings share is as follows:

For the years ended December 31,	2004	2003	2002
	€ mn	€ mn	€ mn
Net income	675	424	906
Dividends paid:
Ordinary shares	(402)	(294)	(265)
Savings shares	(1)	(1)	(4)

Subtotal	(403)	(295)	(269)

Undistributed earnings	272	129	637

Allocation of undistributed earnings:
Ordinary shares	271	128	629
Savings shares	1	1	8

Total	272	129	637

Basic earnings per ordinary share:
Weighted-average ordinary shares outstanding	670,240,494	673,455,823	715,518,838

Undistributed earnings per ordinary share	€0.41	€0.19	€0.88
Distributed earnings per ordinary share	€0.60	€0.44	€0.37

Basic earnings per ordinary share	€1.01	€0.63	€1.25

Diluted earnings per ordinary share	€1.01	€0.63	€1.25

Basic earnings per savings share:
Weighted-average savings shares outstanding	1,339,900	2,004,284	9,360,829

Undistributed earnings per savings share	€0.41	€0.19	€0.88
Distributed earnings per savings share	€0.62	€0.46	€0.41

Basic earnings per savings share	€1.03	€0.65	€1.29

Diluted earnings per savings share	€1.03	€0.65	€1.29

34    Litigation

RAS Group companies are involved in legal, regulatory and arbitration proceedings in Italy and a number of foreign jurisdictions, involving claims by and against them, which arise in the ordinary course of their businesses, including in connection with their activities as insurance, banking and asset management companies, employers, investors and taxpayers. It is not feasible to predict or determine the ultimate outcome of the pending or threatened proceedings. RAS’s management does not believe that the outcome of these proceedings, including those discussed below, will have a material adverse effect on the financial position or results of operations of the RAS Group, after consideration of any applicable reserves.

Antitrust Investigation and Related Civil Suits

In August of 2000, the Italian Antitrust Authority (Autorita Garante della Concorrenza e del Mercato) commenced an investigation relating to price-fixing in the insurance industry. Specifically, several insurance companies were alleged to have coordinated their behavior in order to achieve premium increases in the automobile third-party liability business. As a result of this investigation, on July 28, 2000, the Italian Antitrust Authority imposed administrative fines against thirty-eight Italian insurance companies. In February 2002, the Italian Council of State (Consiglio di Stato), Italy’s highest administrative court, upheld the fines imposed on sixteen insurance companies, including RAS and a RAS subsidiary, Allianz Subalpina. Following this

Notes to the Consolidated Financial Statements—(Continued)

ruling, an increasing number of policyholders initiated civil suits against RAS and Allianz Subalpina for reimbursement of a portion of premiums paid, claiming that such premiums were unduly inflated by up to 20% from 1995 to 2000. As of June 30, 2005, 1,558 suits had been brought against Allianz Subalpina, 790 of which had been lost and 203 of which had been won. As of the same date, 11,196 suits have been brought against RAS, of which 4,211 have been lost and 962 of which have been won. As of June 30, 2005, Allianz Subalpina had filed 71 appeals, none of which has been yet decided. As of the same date, RAS had filed 414 appeals, 74 of which it has won.

With the enactment of a new Italian law in 2004 providing emergency measures for equity-based rulings, the number of new suits had lessened as of June 30, 2005, particularly in central and northern Italy. This law requires these lawsuits to be decided on the basis of law rather than principles of equity, with the result that appeals are now heard by Italian civil courts, rather than by the Italian Supreme Court (Corte di Cassazione), Italy’s highest court. As a result of this new legislation, judges are required to ascertain the existence of tangible damages (e.g., a higher premium) as a specific result of the exchange of information alleged by the Italian Antitrust Authority. As of June 30, 2005, the application of this principle has led to pronouncements both in favor and against RAS and Allianz Subalpina, although the decisions against these companies outnumber the decisions in favor of such companies.

Furthermore, on February 4, 2005, the Italian Supreme Court rendered a judgment determining that, starting as of that date, the competent court to hear such suits is the Italian Court of Appeal (Corte di Appello) rather than Italian justices of the peace (Giudice di pace), who are judges performing traditional judicial functions regarding small claims matters and who may base their decisions on principles of equity. This decision saw the number of new suits initiated against RAS and Allianz Subalpina decline compared to prior years. As of June 30, 2005, 96 suits against RAS and six against Allianz Subalpina were pending before the Court of Appeal, where, in the opinion of RAS’s management, outcomes are expected to be based on the technical and legal aspects of each case.

RAS’s management believes that the new Italian law in 2004 and the Supreme Court’s decision in February 2005 should help reduce the RAS Group’s exposure to such legal proceedings.

Tax Inspections

Following receipt of a notice of assessment from the tax authorities of Trieste, Italy in early 2003 in respect of RAS’s 1996 income, a decision was issued in favor of RAS on November 18, 2003 and deposited on December 16, 2003. The tax authorities appealed this decision on February 16, 2005; the President of the Italian Tax Commission adjourned the hearing to April 13, 2005 and asked the Italian Tax Commission (CTU) to appoint an assessor. In addition, on December 15, 2003, RAS received a notice of assessment from the tax authorities of Trieste, Italy in respect of its 1997 and 1998 income. An initial favorable ruling was issued on December 14, 2004, in line with the previous finding with respect to RAS’s 1996 income, except on a minor point due to a clerical error, against which the company will appeal in due course. On June 29, 2004, RAS received an identical notice of assessment in respect of income for the years 1999-2001. The first hearing was held on January 10, 2005. At this hearing, the CTU proposed that an expert should be appointed for the CTU; the appointment was made at the hearing on February 22, 2005.

In all these instances, the disputed amounts are significant, but RAS believes that its conduct has been correct; consequently, it reserves the right to appeal. Nevertheless, it has prudently recorded accruals to the provisions for legal defense fees and any contingent liabilities.

Policies issued before and during World War II

The International Commission on Holocaust Era Insurance Claims (the “ICHEIC”) continues to process requests for compensation in respect of insurance policies issued before and during World War II. Since October 2002, the ICHEIC has been working in collaboration with the Foundation “Remembrance, Responsibility and Future” (the “German Foundation”) and the German Insurance Industry Association (the “GDV”). As of June 30, 2005, RAS had received 49,382 claims/inquiries

Notes to the Consolidated Financial Statements—(Continued)

relating to insurance policies in force between 1920 and 1945. It had examined 47,643 and made offers totaling $13,841,778.81 in respect of 1,155 policies. As of June 30, 2005, the claimants had accepted the offers in respect of 1,047 policies for a total amount of $12,942,555.07. Since May 2003, by virtue of the agreement between the German Foundation, the ICHEIC and the GDV, all payments to claimants are made by the GDV on behalf of the “German Companies”, including RAS (by virtue of its status as a majority-owned subsidiary of Allianz). The GDV makes such payments using funds provided by the German Foundation in accordance with the guidelines of the ICHEIC. Therefore, all claims made against RAS and the Rosy Group companies are covered by the funds of the German Foundation. Allianz AG has made contributions to the German Foundation on behalf of the entire Allianz Group, including RAS Group. There is no obligation to make supplementary payments. But Allianz AG will charge RAS for its relevant portion of the contribution with respect to the claims on which RAS has made offers. The ICHEIC’s auditors (Price WaterhouseCoopers) have completed the so-called “Audit Stage II, Phase I” of this process, which confirmed that RAS processes the ICHEIC claims in full compliance with all the rules and guidelines established by the ICHEIC. The ICHEIC’s auditors have performed the last phase of the audit (Stage II, Phase 2) during summer 2005, by means of an examination of a sample of claims and RAS’s decisions. In any case, as a result of the audit compliance statement obtained at the beginning of 2003, RAS’s decisions on claims are now definitive and may be appealed through recourse to the independent bodies set up by the ICHEIC and the German Foundation. As of June 30, 2005, 349 appeals had been filed against RAS’s decisions, and rulings had been issued on 336 appeals. The rulings found for the company’s initial decision in 194 cases and for the claimants in the other 142 cases, involving formulation of an offer of payment based on mere allegations and purely circumstantial evidence. With regard to U.S. litigation, the legal peace ensured by the German Foundation’s agreement still stands and therefore RAS has no litigation pending at this time.

35    Related party transactions

In addition to the loans disclosed in Note 9, the RAS Group has entered into various types of ordinary course of business relations, including reinsurance, banking and asset management, with both its associates and with the Allianz Group. These transactions are made on terms equivalent to those that prevail in arm’s length transactions. A summary of the effects of these transactions on the RAS Group’s consolidated balance sheets is as follows:

As of December 31,	2004		2003
	Associates	Allianz Group	Associates	Allianz Group
	€ mn	€ mn	€ mn	€ mn
Investments	6	62	7	61
Loans to customers	3	35	—	80
Trading assets	—	32	—	18
Amounts ceded to reinsurers	10	435	7	435
Other assets	3	48	7	53
Insurance reserves	10	88	10	96
Liabilities to customers	—	46	9	75
Other liabilities	12	280	13	73

Notes to the Consolidated Financial Statements—(Continued)

A summary of the effects of these transactions on the RAS Group’s consolidated income statements is as follows:

For the years ended December 31,	2004		2003		2002
	Associates	Allianz Group	Associates	Allianz Group	Associates	Allianz Group
	€ mn	€ mn	€ mn	€ mn	€ mn	€ mn
Premiums earned (net)	(17)	(342)	(14)	(240)	(15)	(195)
Interest and similar income	—	2	—	2	—	3
Trading income	—	—	—	3	—	3
Fee and commission income, and income from service activities	—	6	—	1	—	2
Other income	—	6	—	1	—	1
Insurance benefits (net)	(2)	148	—	130	(3)	127
Interest and similar expenses	—	(1)	—	—	—	(2)
Acquisition costs and administrative expenses	3	98	1	39	3	32
Other expenses	—	—	—	(7)	—	(21)

36    Share Based Compensation

RAS Group Stock Option Plan

The RAS Group has awarded eligible members of senior management with stock purchase options on RAS S.p.A. ordinary shares. Under these plans, options have been granted annually on January 31. Each of these award grants is subject to a vesting period of 18 months to 2 years and the options expire after a period of 6.5 to 7 years after the grant date.

Options may be exercised at any time after the vesting period and before expiration, provided that:

•	at the time of exercise, the RAS S.p.A. share price is at least 20% higher than the average share price in January of the grant year (for the 2001 award grant the hurdle is 10%), and

•	the performance of the RAS S.p.A. share in the year of grant exceeds the Milan Insurance Index (MIBINSH Index) in the same year.

•	The RAS Group’s stock options granted, exercised and expired/forfeited as of December 31, 2004:

Date Granted	Vesting period years	Options granted	Options exercised	Options expired/ forfeited
January 2001	1.5	711,000	123,000	53,000
January 2002	1.5	793,000	723,000	45,000
January 2003	2	850,000	—	49,000
January 2004	2	900,000	—	—

The following table provides the weighted-average fair value of options granted as of the grant date and the assumptions used in calculating their fair value by application of the Black-Scholes option pricing model.

For the years ended December 31,	2004	2003	2002
Weighted-average fair value of options granted	€1.51	€4.68	€5.47
Weighted-average assumptions:
Risk free interest rate	3.3%	3.1%	2.9%
Expected volatility	17.0%	13.5%	13.5%
Dividend yield	6.8%	6.3%	6.6%

Notes to the Consolidated Financial Statements—(Continued)

RAS Group stock option activity during the periods indicated was as follows:

	Number of RAS Options	Weighted Average Exercise Price
Balance as of December 31, 2002	1,481,000	€14.06
Granted	850,000	11.51
Exercised	—	—
Forfeited	(124,000)	13.33

Balance as of December 31, 2003	2,207,000	13.14
Granted	900,000	14.32
Exercised	(846,000)	13.28
Forfeited	—	—

Balance as of December 31, 2004	2,261,000	€13.55

The average remaining period until expiration of the 2,261,000 (2003: 2,207,000) options still outstanding as of December 31, 2004, was 4.9 years (2003: 4.8). As of December 31, 2004, 560,000 (2003: 1,425,000) options were exercisable which had a weighted average exercise price of €15.24 (2003: €14.08).

During the year ended December 31, 2004, the RAS Group recorded compensation expense of €3 mn (2003: €3 mn) related to these stock option awards.

Allianz Group Equity Incentives Plans

In addition to stock options granted under the RAS Group Stock Option Plan, senior management of the RAS Group participate in the Group Equity Incentives Plans (“GEI”) of Allianz AG. The GEI Plans of Allianz AG include Stock Appreciation Rights (“SARs”) and Restricted Stock Units (“RSUs”). Awards of SARs and RSUs by the RAS Group are made consistent with the terms of the GEI Plans of Allianz AG.

SARs

Subsequent to a two-year vesting period, the SARs may be exercised at any time between the 2nd and the 7th anniversary of the effective date of the relevant plan, provided the following performance criteria are met:

•	the price of Allianz AG shares has outperformed the Dow Jones Europe STOXX Price Index (600) at least once for a period of five consecutive stock exchange days during the contractual term of the SAR; and

•	the Allianz AG share price outperforms the reference price by at least 20% at the time when the SAR is exercised.

Under the conditions of the SARs, the RAS Group is required to pay, in cash, the difference between the stock market price of Allianz AG shares on the day the rights are exercised and the reference price, as specified in the respective plan. The maximum difference is capped at 150% of the reference price. SARs not exercised by the last day of a plan will be exercised automatically where the necessary conditions have been met. If these conditions have not been met or a plan participant ceases to be employed, the plan participant’s SARs are forfeited.

The following table presents the vesting period, reference price and number outstanding of the SARs outstanding by grant date:

Grant Date	Vesting period	Reference price	SARs outstanding
April 1999	2 years	€264.23	40,254
April 2000	2 years	332.10	23,094
April 2001	2 years	322.14	30,299
April 2002	2 years	239.80	41,402
May 2003	2 years	65.91	164,108
May 2004	2 years	83.47	153,441

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2004, the SARs outstanding that have vested have not met the second performance criteria noted above (20% increase of the share price).

The total compensation expense related to the SAR plan is calculated as the amount by which the quoted Allianz AG share price exceeds the reference price. The total compensation expense is recognized over the two-year vesting period. As of December 31, 2004, a liability of €5 mn (2003: €2 mn) was recorded in other accrued liabilities related to the SARs. During the year ended December 31, 2004, the RAS Group recognized compensation expense of €3 mn (2003: €2 mn) related to SARs.

The RAS Group has entered into call options on Allianz AG stock to hedge its future obligations under the SARs.

RSUs

The RAS Group will exercise all RSUs on the first stock exchange day that succeeds the five-year vesting period. At the date of exercise, the RAS Group can choose to settle each RSU by one of following:

•	cash payment in the amount of the average closing price of Allianz AG’s share in the ten trading days preceding the exercise date, or

•	issuing one Allianz AG share, or other equivalent equity instruments.

The following table presents the vesting period, grant price and number outstanding of the RSUs outstanding by grant date:

Grant date	Vesting period	Grant Price	RSUs outstanding
May 2003	5 years	€65.91	24,766
May 2004	5 years	83.47	28,817

The total compensation expense related to the RSU plan is calculated as the amount of the quoted Allianz AG share price and is remeasured at each reporting period based on changes in the Allianz AG share price and is accrued over the five-year vesting period. As of December 31, 2004, a liability of €1 mn (2003: €- mn) was recorded in other accrued liabilities related to the RSUs. During the year ended December 31, 2004, the RAS Group recognized compensation expense of €1 mn (2003: €- mn) related to RSUs.

37    Compensation of the Board of Directors

As of December 31, 2004, the Board of Directors of the RAS Group had 18 members (2003: 17). During the year ended December 31, 2004, total compensation paid by the RAS Group to the Board of Directors, including the Chief Executive Officer, was €3,663,847 (2003: €2,084,809; 2002: €1,752,250). In addition, 100,000 (2003: 90,000; 2002: 80,000) stock options to purchase shares of RAS S.p.A. at €14.32 (2003: €11.51; €12.93) were issued to the Chief Executive Officer. The stock options vest after three years (2003: two years; eighteen months). As of December 31, 2004, the RAS Group had 4 General Managers (2003: 5). During the year ended December 31, 2004, total compensation paid by the RAS Group to the General Managers, excluding the Chief Executive Officer, was €3,762,467 (2003: €2,408,618; 2002: €1,886,761). In addition, 150,000 (2003: 162,000; 2002: 145,000) stock options to purchase shares of RAS S.p.A. at €14.32 (2003: €11.51; 2002: €12.93) were issued the General Managers, excluding the Chief Executive Officer. The stock options vest after 3 years (2003: two years; 2002: eighteen months).

Notes to the Consolidated Financial Statements—(Continued)

38	Su mmary of significant differences between the accounting principles used in the preparation of the consolidated financial statements and accounting principles generally accepted in the United States of America

The consolidated financial statements of the RAS Group are presented in accordance with IFRS. IFRS differs in certain respects from US GAAP. The following table represents the reconciliation of the RAS Group’s net income and shareholders’ equity between IFRS and US GAAP for the years ended December 31:

	Net Income			Shareholders’ Equity
	2004	2003	2002	2004	2003
	€ mn	€ mn	€ mn	€ mn	€ mn
Amounts determined in accordance with IFRS	675	424	906	6,528	6,107
Adjustments in respect to:
(a) Goodwill	49	46	49	144	95
(b) Investments	(3)	(34)	(5)	—	—

Effect of US GAAP adjustments before income taxes and minority interests in earnings	46	12	44	144	95
(c) Income taxes	(1)	224	(1)	—	—
(d) Minority interests in earnings	2	(94)	2	—	—

Effect of US GAAP adjustments	47	142	45	144	95

Amount determined in accordance with US GAAP	722	566	951	6,672	6,202

Earnings per ordinary share in accordance with US GAAP:
Basic	€1.08	€.84	€1.31

Diluted	€1.08	€.84	€1.31

Earnings per savings share in accordance with US GAAP:
Basic	€1.10	€.86	€1.35

Diluted	€1.10	€.86	€1.35

Valuation and recognition differences

The following describes the valuation and recognition differences presented in the reconciliation of the RAS Group’s net income and shareholders’ equity between IFRS and US GAAP.

(a) Goodwill

In accordance with US GAAP, goodwill is not subject to amortization; however, it is tested for impairment annually at a reporting unit level, or more frequently based upon facts and circumstances. For years through December 31, 2004, goodwill was amortized over its estimated useful life in accordance with IFRS. Therefore, the reconciliation adjustment to net income represents the reversal of goodwill amortization recorded in accordance with IFRS. The reconciliation adjustment to shareholders’ equity represents the effects of the reversal of accumulated amortization related to goodwill. As of January 1, 2005, goodwill is not subject to amortization in accordance with IFRS.

(b) Investments

In accordance with IFRS, if the amount of the impairment previously recorded on an equity security decreases, the impairment is reversed through net income. Further, if the amount of the impairment previously recorded on a fixed maturity security decreases and the decrease can be objectively related to an event occurring after the impairment, such as an improvement in the debtor’s credit rating, the impairment is reversed through net income. For both

Notes to the Consolidated Financial Statements—(Continued)

equity and fixed maturity securities, such reversals can not result in a carrying amount of a security in excess of the carrying amount prior to the impairment. In accordance with US GAAP, reversals of impairments recorded on equity and debt securities are not permitted. Therefore, the reconciliation adjustment to net income represents the elimination of the reversal of impairments on debt and equity securities, net of policyholder participation.

(c) Income taxes

In accordance with IFRS, the effect on deferred taxes resulting from a change in tax laws or rates is recognized in the income statement except to the extent the change relates to transactions recognized directly in shareholders’ equity. The effect on deferred taxes for transactions originally recognized directly in shareholders’ equity are allocated directly to shareholders’ equity.

In accordance with US GAAP, the effect on deferred taxes of a change in tax laws or rates is recognized in the income statement including the effect for transactions originally recognized directly in shareholders’ equity.

The following table indicates the amounts recognized in US GAAP net income for changes in tax laws and rates related to transactions recognized directly to shareholders’ equity under IFRS:

	2004	2003	2002
	€ mn	€ mn	€ mn
Before elimination of minority interests	—	232	—
After elimination of minority interests	—	128	—

The adjustment concerning the change in tax laws and tax rates during the year ended December 31, 2003, primarily relates a reduction in the federal tax rates within Italy (effective January 1, 2004), as well as a change in tax law whereby all unrealized gains/losses and impairments/reversals of impairments on participations in strategic investments have become exempt from taxation (effective January 1, 2004).

The tax effect of all other US GAAP adjustments, during the years ended December 31, 2004, 2003 and 2002, amounted to tax expense of €1 mn, €8 mn and €1 mn, respectively.

(d) Minority interest in earnings

Represents the minority interest effect of the US GAAP adjustments.

39     Subsequent Events

On May 26, 2005, the RAS S.p.A. paid a dividend of €.80 per ordinary share and €.82 per savings share, totaling €538 mn.

On September 11, 2005, the RAS S.p.A. and Allianz AG announced their intention to merge. All outstanding ordinary and savings shares of RAS S.p.A. will be exchanged for shares of Allianz AG or cash if the merger is approved by the shareholders of RAS S.p.A. and the shareholders of Allianz AG. If approved, the merger is expected to occur in 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

40    Selected subsidiaries

Legal name and location	% owned(1)
Agricola San Felice, S.p.A.	100.0
Allianz Subalpina S.p.A., Turin	97.94
Bernese Assicurazioni Financial S.p.A., Rome	100.0
Bernese Assicurazioni, S.p.A., Rome	99.59
Bernese Vita, S.p.A., Rome	100.0
Borgo San Felice S.r.l., Castednuovo Beradenga	100.0
CreditRas Assicurazioni S.p.A., Milan	50.0
CreditRas Vita S.p.A., Milan	50.0
GENIALLOYD S.p.A., Milan	99.99
Intermediass S.r.l., Milan	100.0
Investitori Holding S.p.A, Milan.	99.75
L’Assicuratrice Italiana Danni S.p.A., Milan	100.0
L’Assicuratrice Italiana Vita S.p.A., Milan	100.0
RAS Asset Management, Milan	100.0
RASBANK S.p.A., Milan	100.0
Rasfin SIM S.p.A., Milan	100.0
RAS Tutela Giudiziaria S.p.A., Milan	100.0
RB Vita S.p.A., Milan	100.0
Allianz Elementar Versicherungs-AG, Vienna	50.10
Allianz Elementar Lebensversicherungs-AG, Vienna	99.00
Allianz Invest, Kapitalanlagegesellschaft mbH, Vienna	100.00
Allianz Investmentbank AG, Vienna	100.00
BAWAG Allianz Mitarbeitervorsorgekasse AG, Vienna	50.00
Opernring-Hof Bau- und Betriebs-AG, Vienna	100.00
Darta Saving Life Assurance Limited, Dublin	100.00
RAS International NV Holding, Amsterdam	100.00
Companhia de Seguros Allianz Portugal SA, Lisbon	64.85
UNIPENSAO, Lisbon	81.40
Alba Allgemeine Versicherungs-Gesellschaft, Basel	100.00
CAP Compagnie d’ Assurance de Protection, Zug	100.00
Allianz Suisse Immobilien AG, Volketswil	100.00
Allianz Suisse Versicherungsgesellschaft, Zurich	69.80
Allianz Suisse Lebensversicherungsgesellschaft, Zurich	99.99

(1)	Percentage includes equity participations held by dependent enterprises in full, even if the RAS Group’s share in the dependent enterprise is under 100%.

SCHEDULE I

RAS GROUP

SUMMARY OF INVESTMENTS(1)

AS OF DECEMBER 31, 2004

	Amortized cost	Fair Value	Amount shown In balance sheet
	€ mn	€ mn	€ mn
Fixed maturities:
Government Bonds:
Italy	11,901	12,533	12,533
Switzerland	3,066	3,169	3,151
Austria	1,260	1,311	1,302
Greece	964	1,020	1,020
All other countries	4,455	4,698	4,698

Subtotal	21,646	22,731	22,704
Corporate Bonds:
Public utilities	190	199	199
All other corporate bonds	6,920	7,245	7,170

Subtotal	7,110	7,444	7,369
Other	168	170	170

Total fixed maturities	28,924	30,345	30,243
Equity securities:
Public utilities	332	380	380
Banks, insurance companies, funds	1,590	2,446	2,446
Industrial, miscellaneous and all other	1,066	1,223	1,223

Total equity securities	2,988	4,049	4,049
Loans and advances to banks and customers:
Loans	5,337	5,337	5,337
Short-term investments	442	442	442
Policy loans	124	124	124
Certificates of deposit	55	55	55

Total loans and advances to banks and customers	5,958	5,958	5,958
Trading assets	17,045	17,045	17,045
Real estate	1,806	2,155	1,806
Other	99	99	99

Total	56,820	59,651	59,200

(1)	Includes investments, loans and advances to banks, loans and advances to customers and trading assets.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The laws of Germany make no explicit indemnification of management or supervisory boards members. We have provided insurance for the indemnification of our management and supervisory board members against civil liabilities, including liabilities under the Securities Act, which they may incur in connection with their activities of behalf of Allianz.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits pursuant to Item 601 of Regulation S-K:

2.1	Merger Plan (To be provided by pre-effective amendment)

3.1	Form of Articles of Association of Allianz SE (To be provided by pre-effective amendment)

5.1	Opinion of Dr. Peter Hemeling, in his capacity as General Counsel to Allianz, as to the validity of the securities being registered (To be provided by pre-effective amendment)

10	Form of Services Agreement of Members of the Management Board of Allianz AG (Incorporated by reference to Exhibit 4.9 of Allianz’s Annual Report on Form 20-F for the year ended December 31, 2004)

23.1	Consent of Dr. Peter Hemeling (Included in Exhibit 5.1)

23.2	Consent of KPMG Deutsche Treuhand-Gesellschaft AG Wirtschaftspruefungsgesellschaft as to the financial statements of Allianz

23.3	Consent of KPMG Deutsche Treuhand-Gesellschaft AG Wirtschaftspruefungsgesellschaft as to the financial statements of RAS

(b)	Not applicable.

(c)	Merger valuation auditors’ reports pursuant to Item 4(b) of Form F-4 (To be provided by pre-effective amendment)

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Exchange Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Allianz AG has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Munich, Germany, on September 30, 2005.

Allianz AG

By:	/s/ Michael Diekmann
Name: Michael Diekmann Title: Chairman of the Management Board

By:	/s/ Dr. Helmut Perlet
Name: Dr. Helmut Perlet Title: Member of the Management Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 30, 2005.

Signature	Capacity

/s/ Michael Diekmann Michael Diekmann	Chairman of the Management Board (Principal Executive Officer)

/s/ Dr. Paul Achleitner Dr. Paul Achleitner	Member of the Management Board

/s/ Dr. Helmut Perlet Dr. Helmut Perlet	Member of the Management Board (Principal Financial Officer and Principal Accounting Officer)

/s/ Detlev Bremkamp Detlev Bremkamp	Member of the Management Board

/s/ Jan R. Carendi Jan R. Carendi	Member of the Management Board

/s/ Dr. Joachim Faber Dr. Joachim Faber	Member of the Management Board

/s/ Dr. Reiner Hagemann Dr. Reiner Hagemann	Member of the Management Board

/s/ Dr. Gerhard Rupprecht Dr. Gerhard Rupprecht	Member of the Management Board

/s/ Dr. Herbert Walter Dr. Herbert Walter	Member of the Management Board

/s/ Dr. Werner Zedelius Dr. Werner Zedelius	Member of the Management Board

SIGNATURE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed the registration statement or amendment, solely in the capacity of the duly authorized representative of Allianz AG in the United States, in Novato, California, on September 30, 2005.

Allianz of America Corporation

By:	/s/ Peter Huehne
Name: Peter Huehne Title: Chief Financial Officer of Allianz of America Corporation

EXHIBIT INDEX

Number	Description of Exhibit

2.1	Merger Plan (To be provided by pre-effective amendment)

3.1	Form of Articles of Association of Allianz SE (To be provided by pre-effective amendment)

5.1	Opinion of Dr. Peter Hemeling, in his capacity as General Counsel to Allianz, as to the validity of the securities being registered (To be provided by pre-effective amendment)

10	Form of Services Agreement of Members of the Management Board of Allianz AG (Incorporated by reference to Exhibit 4.9 of Allianz’s Annual Report on Form 20-F for the year ended December 31, 2004).

23.1	Consent of Dr. Peter Hemeling (Included in Exhibit 5.1)

23.2	Consent of KPMG Deutsche Treuhand-Gesellschaft AG Wirtschaftspruefungsgesellschaft as to the financial statements of Allianz

23.3	Consent of KPMG Deutsche Treuhand-Gesellschaft AG Wirtschaftspruefungsgesellschaft as to the financial statements of RAS.

99.1	Merger valuation auditors’ reports pursuant to Item 4(b) of Form F-4 (To be provided by pre-effective amendment)